EXHIBIT 10(b)
CREDIT AGREEMENT
among
CORE MOLDING TECHNOLOGIES, INC.
and
CORECOMPOSITES DE MEXICO, S. DE R.L. DE C.V.
as Borrowers
THE LENDERS NAMED HEREIN
as Lenders
and
KEYBANK NATIONAL ASSOCIATION
as Lead Arranger, Sole Book Runner and Administrative Agent

dated as of
December 9, 2008

i

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Swing Line Note
Exhibit C	Form of Term Note
Exhibit D	Form of Capex Note

TABLE OF CONTENTS

Page
Exhibit E	Form of Mexican Note
Exhibit F	Form of Notice of Loan
Exhibit G	Form of Mexican Project Draw Request
Exhibit H	Form of Compliance Certificate
Exhibit I	Form of Assignment and Acceptance Agreement
Exhibit J	Form of Request for Extension
Exhibit K	Initial Budget
Exhibit L	Soft and Hard Cost Requisition Form

Schedule 1	Commitments of Lenders
Schedule 2	Guarantors of Payment
Schedule 2.2	Existing Letters of Credit
Schedule 3(a)	Domestic Real Property
Schedule 3(b)	Mexican Real Property
Schedule 4	Pledged Notes
Schedule 5	Pledged Securities
Schedule 5.8	Indebtedness
Schedule 5.9	Liens
Schedule 5.11	Permitted Foreign Subsidiary Loans and Investments
Schedule 6.1	Corporate Existence; Subsidiaries; Foreign Qualification
Schedule 6.4	Litigation and Administrative Proceedings
Schedule 6.5	Real Estate Owned by the Companies
Schedule 6.9	Locations
Schedule 6.11	Employee Benefits Plans
Schedule 6.16	Material Agreements
Schedule 6.17	Intellectual Property
Schedule 6.18	Insurance
Schedule 6.19	Deposit Accounts

v

     This CREDIT AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective as of the 9th day of December, 2008 among:
     (a) CORE MOLDING TECHNOLOGIES, INC., a Delaware corporation (“Core Molding”);
     (b) CORECOMPOSITES DE MEXICO, S. DE R.L. DE C.V., a sociedad de responsabilidad limitada de capital variable organized under the laws of Mexico (“Core Mexico” and, together with Core Molding, collectively, “Borrowers” and, individually, each a “Borrower”);
     (c) the lenders listed on Schedule 1 hereto and each other Eligible Transferee, as hereinafter defined, that from time to time becomes a party hereto pursuant to Section 11.10 hereof (collectively, the “Lenders” and, individually, each a “Lender”); and
     (d) KEYBANK NATIONAL ASSOCIATION, as the lead arranger, sole book runner and administrative agent for the Lenders under this Agreement (“Agent”).
WITNESSETH:
     WHEREAS, Borrowers, Agent and the Lenders desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to Borrowers upon the terms and subject to the conditions hereinafter set forth;
     NOW, THEREFORE, it is mutually agreed as follows:
ARTICLE I. DEFINITIONS
     Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Account” means all accounts, as defined in the U.C.C.
     “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business or division of any Person (other than a Company), (b) the acquisition of in excess of fifty percent (50%) of the outstanding capital stock (or other equity interest) of any Person (other than a Company), or (c) the acquisition of another Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.
     “Administrative Borrower” means Core Molding.

     “Advantage” means any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender in respect of the Obligations, if such payment results in that Lender having less than its pro rata share (based upon its Commitment Percentage) of the Obligations then outstanding.
     “Affiliate” means any Person, directly or indirectly, controlling, controlled by or under common control with a Company and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.
     “Agent” means that term as defined in the first paragraph hereof.
     “Agent Fee Letter” means the Agent Fee Letter between Core Molding and Agent, dated as of the Closing Date, as the same may from time to time be amended, restated or otherwise modified.
     “Agreement” means that term as defined in the first paragraph hereof.
     “Applicable Commitment Fee Rate” means:
     (a) for the period from the Closing Date through March 31, 2009, seven and one-half (7.50) basis points; and
     (b) commencing with the Consolidated financial statements of Core Molding for the fiscal quarter ending December 31, 2008, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio as set forth in the Compliance Certificate for such fiscal period, shall be used to establish the number of basis points that will go into effect on April 1, 2009 and thereafter, as set forth in each successive Compliance Certificate, as provided below:

Leverage Ratio	Applicable Commitment Fee Rate
Greater than 1.75 to 1.00	12.50 basis points
Less than or equal to 1.75 to 1.00	7.50 basis points
After April 1, 2009, changes to the Applicable Commitment Fee Rate shall be effective on the first day of each fiscal quarter following the date upon which Agent should have received pursuant to Section 5.3(a) hereof, the Consolidated financial statements of Core Molding (provided that, if the internal financial statements required by Section 5.3(a) hereof are not consistent with the audited financial statements required by Section 5.3(b) hereof, the Applicable Commitment Fee Rate shall be retroactively adjusted upon receipt of the audited statements). The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VII and VIII hereof. Notwithstanding anything herein to the contrary, (i) during any period when Borrowers shall have failed to timely deliver the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance

Certificate pursuant to Section 5.3(c) hereof, until such time as the appropriate Consolidated financial statements and Compliance Certificate are delivered, the Applicable Commitment Fee Rate shall be the highest rate per annum indicated in the above pricing grid regardless of the Leverage Ratio at such time, and (ii) in the event that any financial information or certification provided to Agent in the Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement or the Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Commitment Fee Rate for any period (an “Applicable Commitment Fee Period”) than the Applicable Commitment Fee Rate applied for such Applicable Commitment Fee Period, then (A) Borrowers shall immediately deliver to Agent a corrected Compliance Certificate for such Applicable Commitment Fee Period, (B) the Applicable Commitment Fee Rate shall be determined based on such corrected Compliance Certificate, and (C) Borrowers shall immediately pay to Agent the accrued additional fees owing as a result of such increased Applicable Commitment Fee Rate for such Applicable Commitment Fee Period.
     “Applicable Margin” means:
     (a) for the period from the Closing Date through March 31, 2009, (i) one hundred seventy-five (175.00) basis points for Eurodollar Loans, (ii) one hundred seventy-five (175.00) basis points for Daily LIBOR Loans, and (iii) zero (0.00) basis points for Base Rate Loans; and
     (b) commencing with the Consolidated financial statements of Core Molding for the fiscal quarter ending December 31, 2008, the number of basis points (depending upon whether Loans are Eurodollar Loans, Daily LIBOR Loans or Base Rate Loans) set forth in the following matrix, based upon the result of the computation of the Leverage Ratio as set forth in the Compliance Certificate for such fiscal period, shall be used to establish the number of basis points that will go into effect on April 1, 2009 and, thereafter, as set forth in each successive Compliance Certificate, as provided below:

	Applicable Basis	Applicable Basis	Applicable Basis
	Points for Daily	Points for	Points for
Leverage Ratio	LIBOR Loans	Eurodollar Loans	Base Rate Loans
Greater than 2.25 to 1.00	200.00	200.00	0.00
Less than or equal to 2.25 to 1.00	175.00	175.00	0.00
After April 1, 2009, changes to the Applicable Margin shall be effective on the first day of each fiscal quarter following the date upon which Agent should have received, pursuant to Section 5.3(a) hereof, the Consolidated financial statements of Core Molding (provided that, if the internal financial statements required by Section 5.3(a) hereof are not consistent with the audited financial statements required by Section 5.3(b) hereof, the Applicable Margin shall be retroactively adjusted upon receipt of the audited statements). The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VII and VIII hereof. Notwithstanding anything herein to the contrary, (i) during any period when Borrowers shall have failed to timely deliver the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the appropriate Consolidated financial statements and Compliance Certificate are delivered, the Applicable Margin shall be the highest rate per annum indicated in the above pricing grid for Loans of that type regardless of the Leverage Ratio at such time, and (ii) in the event that any financial information or certification provided to Agent in the Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement or the Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Margin Period”) than the Applicable Margin applied for such Applicable Margin Period, then (A) Borrowers shall immediately deliver to Agent a corrected Compliance Certificate for such Applicable Margin Period, (B) the Applicable Margin shall be determined based on such corrected Compliance Certificate, and (C) Borrowers shall immediately pay to Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Margin Period.
     “Assignment Agreement” means an Assignment and Acceptance Agreement in the form of the attached Exhibit I.
     “Authorized Officer” means a Financial Officer or other individual authorized by a Financial Officer in writing (with a copy to Agent) to handle certain administrative matters in connection with this Agreement.
     “Bailee’s Waiver” means a bailee’s waiver, in form and substance satisfactory to Agent, delivered by a Company in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.
     “Bank Product Agreements” means those certain cash management service and other agreements entered into from time to time between a Company and Agent or a Lender (or an affiliate of a Lender) in connection with any of the Bank Products.
     “Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by a Company to Agent or any Lender (or an affiliate of a Lender) pursuant to or evidenced by the Bank Product Agreements.
     “Bank Products” means any service or facility extended to a Company by Agent or any Lender (or an affiliate of a Lender) including (a) credit cards and credit card processing services, (b) debit and purchase cards, (c) ACH transactions, and (d) cash management, including controlled disbursement, accounts or services.
     “Base Rate” means:
     (a) other than as set forth in subsection (b) below, a rate per annum equal to the greater of (i) the Prime Rate, or (ii) one-half of one percent (.50%) in excess of the Federal Funds Effective Rate; and

     (b) with respect to the Mexican Loan, a rate per annum equal to the prime rate reported in The Wall Street Journal (or the average prime rate if a high and a low prime rate are reported therein).
Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.
     “Base Rate Loan” means a Revolving Loan described in Section 2.2(a) hereof, a portion of the Term Loan described in Section 2.3 hereof, a Capex Draw Loan described in Section 2.4(a) hereof, a portion of the Capex Term Loan described in Section 2.4(b) hereof, or the Mexican Loan described in Section 2.5 hereof, that shall be denominated in Dollars and on which Borrowers shall pay interest at a rate based on the Derived Base Rate.
     “Borrower” means that term as defined in the first paragraph hereof.
     “Borrowers” means that term as defined in the first paragraph hereof.
     “Budget” means the budget for the Mexican Project, specifying all costs and expenses of every kind and nature whatever to be incurred by Borrowers in connection with the Mexican Project prior to the Project Completion Date.
     “Business Day” means any day that is not a Saturday, a Sunday or another day of the year on which national banks are authorized or required to close in Cleveland, Ohio, and, in addition, if the applicable Business Day relates to a Eurodollar Loan, a day of the year on which dealings in deposits are carried on in the London interbank Eurodollar market.
     “Capex Commitment” means the Capex Draw Commitment and the Capex Term Loan Commitment.
     “Capex Conversion Date” means May 31, 2009.
     “Capex Draw Commitment” means the obligation hereunder of the Lenders, during the applicable Commitment Period, to make Capex Draw Loans, up to an aggregate principal amount outstanding at any time equal to the Maximum Capex Draw Amount.
     “Capex Draw Exposure” means, at any time, the aggregate principal amount of all Capex Draw Loans outstanding.
     “Capex Draw Loan” means a Loan granted to Core Molding by the Lenders in accordance with Section 2.4(a) hereof.
     “Capex Loan” means a Capex Draw Loan or the Capex Term Loan.
     “Capex Note” means a Capex Note, in the form of the attached Exhibit D, executed and delivered pursuant to Section 2.8(d) hereof.

     “Capex Term Loan” means the Loan granted to Core Molding in an original principal amount equal to the aggregate principal amount of all Capex Draw Loans outstanding on the Capex Conversion Date, in accordance with Section 2.4(b) hereof.
     “Capex Term Loan Commitment” means the obligation hereunder of the Lenders to make the Capex Term Loan.
     “Capex Term Loan First Payment Date” means the first day of the first full calendar month after the Capex Conversion Date.
     “Capex Term Loan Payment Amount” means an amount equal to the original principal amount of the Capex Term Loan divided by eighty-four (84).
     “Capital Distribution” means a payment made, liability incurred or other consideration given by a Company to any Person that is not a Company, for the purchase, acquisition, redemption, repurchase, payment or retirement of any capital stock or other equity interest of such Company or as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of such Company) in respect of such Company’s capital stock or other equity interest.
     “Capital Expenditure Modification Date” means the later of (a) December 31, 2010, and (b) the date that the aggregate principal amount of the Mexican Loan outstanding is equal to or less than Two Million Dollars ($2,000,000).
     “Capitalized Lease Obligations” means obligations of the Companies for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.
     “Change in Control” means (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as then in effect) or of record, on or after the Closing Date, by any Person or group (within the meaning of Sections 13d and 14d of the Securities Exchange Act of 1934, as then in effect), of shares representing more than thirty-five percent (35%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of Core Molding; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors or other governing body of Core Molding by Persons who were neither (i) nominated by the board of directors or other governing body of Core Molding nor (ii) appointed by directors so nominated; (c) if Core Molding shall cease to own, directly or indirectly, one hundred percent (100%) (provided that such ownership may exclude a nominal amount of shares required by law to be held by another Person) of the outstanding capital stock of Core Mexico; or (d) the occurrence of a change in control, or other term of similar import used therein, as defined in any Material Indebtedness Agreement.

     “Change Order” means any request for changes in the Plans and Specifications (other than minor field changes involving no extra cost).
     “Closing Date” means the effective date of this Agreement as set forth in the first paragraph of this Agreement.
     “Closing Fee Letter” means the Closing Fee Letter between Core Molding and Agent, dated as of the Closing Date.
     “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.
     “Commitment” means the obligation hereunder of the Lenders, during the applicable Commitment Periods, (a) to make Revolving Loans and to participate in the issuance of Letters of Credit and Swing Loans pursuant to the Revolving Credit Commitment, (b) to make the Term Loan pursuant to the Term Loan Commitment, (c) to make Capex Loans pursuant to the Capex Commitment, (d) to make the Mexican Loan pursuant to the Mexican Loan Commitment, and (e) to participate in the issuance of the IDRB Letter of Credit, up to the Total Commitment Amount.
     “Commitment Percentage” means, for each Lender, the percentage set forth opposite such Lender’s name under the column headed “Commitment Percentage”, as listed in Schedule 1 hereto (taking into account any assignments pursuant to Section 11.10 hereof).
     “Commitment Period” means (a) with respect to the Revolving Credit Commitment, the period from the Closing Date to April 30, 2010, (b) with respect to the Capex Draw Commitment, the period from the Closing Date to the Capex Conversion Date, (c) with respect to the Mexican Loan Commitment, the period from the Closing Date to the Mexican Line Conversion Date, and (d) with respect to the IDRB Letter of Credit Commitment, the period from the Closing Date to April 17, 2013, or, in the case of each (a), (b), (c) and (d), such earlier date on which the Commitment shall have been terminated pursuant to Article VIII hereof.
     “Companies” means all Borrowers and all Subsidiaries of all Borrowers.
     “Company” means a Borrower or a Subsidiary of a Borrower.
     “Compliance Certificate” means a Compliance Certificate in the form of the attached Exhibit H.
     “Confidential Information” means all confidential or proprietary information about the Companies that has been furnished by any Company to Agent or any Lender, whether furnished before or after the Closing Date and regardless of the manner in which it is furnished, but does not include any such information that (a) is or becomes generally available to the public other than as a result of a disclosure by Agent or such Lender not permitted by this Agreement, (b) was available to Agent or such Lender on a nonconfidential basis prior to its disclosure to Agent or such Lender, or (c) becomes available to Agent or such Lender on a nonconfidential basis from a Person other than a Company.

     “Consideration” means, in connection with an Acquisition, the aggregate consideration paid or to be paid, including borrowed funds, cash, deferred payments, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid or to be paid for such Acquisition.
     “Consolidated” means the resultant consolidation of the financial statements of Core Molding and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.14 hereof.
     “Consolidated Capital Expenditures” means, for any period, the amount of capital expenditures of Core Molding (specifically including any software development costs that are capitalized), as determined on a Consolidated basis and in accordance with GAAP.
     “Consolidated Depreciation and Amortization Charges” means, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of Core Molding for such period, as determined on a Consolidated basis and in accordance with GAAP.
     “Consolidated EBITDA” means, for any period, as determined on a Consolidated basis and in accordance with GAAP, (a) Consolidated Net Earnings for such period plus, without duplication, the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, (iii) Consolidated Depreciation and Amortization Charges, and (iv) reasonable non-recurring non-cash losses not incurred in the ordinary course of business; minus, (b) to the extent included in Consolidated Net Earnings for such period, non-recurring gains not incurred in the ordinary course of business.
     “Consolidated Fixed Charges” means, for any period, on a Consolidated basis and in accordance with GAAP, the aggregate, without duplication, of (a) Consolidated Interest Expense (including, without limitation, the “imputed interest” portion of Capitalized Lease Obligations, synthetic leases and asset securitizations, if any), (b) Consolidated Income Tax Expense, (c) scheduled principal payments of long-term Consolidated Funded Indebtedness (other than scheduled principal payments of the Mexican Loan that were prepaid by Core Molding or any of its Subsidiaries one year (or longer) prior to the due date of such principal payment), (d) Capital Distributions, and (e) Consolidated Unfunded Capital Expenditures; provided that, for the purposes of calculating the Fixed Charge Coverage Ratio, on and after the Capital Expenditure Modification Date, Consolidated Unfunded Capital Expenditures shall be deemed to be Two Million Dollars ($2,000,000) for the most recently completed four fiscal quarters of Core Molding.
     “Consolidated Funded Indebtedness” means, at any date, all Indebtedness (including, but not limited to, current, long-term and Subordinated Indebtedness, if any) of Core Molding, as determined on a Consolidated basis and in accordance with GAAP.

     “Consolidated Income Tax Expense” means, for any period, all provisions for taxes based on the gross or net income of Core Molding (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), and all franchise taxes of Core Molding, as determined on a Consolidated basis and in accordance with GAAP.
     “Consolidated Interest Expense” means, for any period, the interest expense of Core Molding for such period, as determined on a Consolidated basis and in accordance with GAAP.
     “Consolidated Net Earnings” means, for any period, the net income (loss) of Core Molding for such period, as determined on a Consolidated basis and in accordance with GAAP.
     “Consolidated Net Worth” means, at any date, the stockholders’ equity of Core Molding, determined as of such date on a Consolidated basis and in accordance with GAAP.
     “Consolidated Unfunded Capital Expenditures” means, for any period, all additions to fixed assets of the Companies not funded with (a) long-term Indebtedness or (b) Capitalized Lease Obligations.
     “Construction” means the construction and equipping of the Improvements in accordance with the Plans and Specifications, and the installation of all personal property, fixtures and equipment required for the operation of the Mexican Project.
     “Construction Contract” means the agreement, dated as of August 27, 2008, between Core Mexico and the Construction Contractor to build the Mexican Project.
     “Construction Contractor” means AS Construcciones de Norte, S.A. de C.V., a company organized and existing under the laws of Mexico.
     “Construction Schedule” means a schedule, satisfactory to Agent and the Consultant, establishing a timetable for completion of the Construction, and showing, on a monthly basis, the anticipated progress of the Construction, and also showing that the Improvements can be completed on or before the Project Completion Date.
     “Consultant” means an independent consulting architect, inspector and/or engineer, designated by Agent, in Agent’s sole discretion. As of the Closing Date, the Consultant is Dennis Heindel of Property Solutions Inc.
     “Control Agreement” means each Deposit Account Control Agreement among a Credit Party, Agent and a depository institution, dated on or after the Closing Date, as the same may from time to time be amended, restated or otherwise modified.
     “Controlled Group” means a Company and each Person required to be aggregated with a Company under Code Section 414(b), (c), (m) or (o).
     “Core Mexico” means that term as defined in the first paragraph hereof.

     “Core Molding” means that term as defined in the first paragraph hereof.
     “Credit Event” means the making by the Lenders of a Loan, the conversion by the Lenders of a Base Rate Loan to a Daily LIBOR Loan or a Eurodollar Loan, the conversion by the Lenders of a Daily LIBOR Loan to a Eurodollar Loan, the continuation by the Lenders of a Eurodollar Loan after the end of the applicable Interest Period, the making by the Swing Line Lender of a Swing Loan, or the issuance (or amendment or renewal) by the Fronting Lender of a Letter of Credit or the IDRB Letter of Credit.
     “Credit Party” means a Borrower and any Subsidiary or other Affiliate that is a Guarantor of Payment.
     “Daily Interest Period” means, with respect to a Daily LIBOR Loan, the period commencing on the date such Daily LIBOR Loan is made and ending on the next day, with successive Daily Interest Periods automatically commencing daily thereafter.
     “Daily LIBOR Loan” means a Revolving Loan described in Section 2.2(a) hereof, or the Mexican Loan described in Section 2.5 hereof, that shall be denominated in Dollars and on which Borrowers shall pay interest at a rate based on the Derived Daily LIBOR Rate.
     “Daily LIBOR Rate” means, for any Daily Interest Period:
     (a) with respect to a Daily LIBOR Loan that is a Revolving Loan or a Swing Loan, a rate per annum equal to the greater of (i) the per annum rate of interest (rounded upwards, if necessary, to the nearest 1/16th of 1%) at which, determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Daily Interest Period, Dollar deposits in immediately available funds in an amount comparable to such Loan and with a maturity of one day are offered to the prime banks by leading banks in the London interbank market, and (ii) one percent (1%); and
     (b) with respect to a Daily LIBOR Loan that is the Mexican Loan, a rate per annum equal to the greater of (i) the per annum the rate of interest, as of approximately 11:00 A.M. (London time) two Business Days prior to such date as the rate in the London interbank market for Dollar deposits in immediately available funds in an amount comparable to such Loan and with a maturity of one day are offered to the prime banks by leading banks in the London interbank market, and (ii) one percent (1%).
     “Default” means an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by the Required Lenders (or, if applicable, all of the Lenders) in writing.
     “Default Rate” means (a) with respect to any Loan or other Obligation, a rate per annum equal to three percent (3%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to three percent (3%) in excess of the Base Rate from time to time in effect (or in excess of the Derived Base Rate if the Applicable Margin is a positive number at the time of the calculation of the Default Rate).
     “Deficiency Deposit” means that term as defined in Section 12.5 hereof.
     “Deposit Account” means (a) a deposit account, as defined in the U.C.C., (b) any other deposit account, and (c) any demand, time, savings, checking, passbook or similar account maintained with a bank, savings and loan association, credit union or similar organization.
     “Derived Base Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Base Rate Loans plus the Base Rate.
     “Derived Daily LIBOR Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Daily LIBOR Loans plus the Daily LIBOR Rate.
     “Derived Eurodollar Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Eurodollar Loans plus the Eurodollar Rate.
     “Derived Swing Loan Rate” means a rate per annum equal to the Derived Daily LIBOR Rate; provided that, if the Daily LIBOR Rate shall be unavailable for any reason or the Swing Line Lender shall be unable to determine the Daily LIBOR Rate on any day, the Derived Swing Loan Rate shall equal the Derived Base Rate from time to time in effect.
     “Dollar” or the $ sign means lawful money of the United States of America.
     “Domestic Guarantor of Payment” means each of the Companies designated a “Domestic Guarantor of Payment” on Schedule 2 hereto, each of which is executing and delivering a Guaranty of Payment on the Closing Date, and any other Domestic Subsidiary that shall deliver a Guaranty of Payment to Agent subsequent to the Closing Date.
     “Domestic Mortgage” means (a) each Existing IDRB Mortgage, (b) each Leasehold Mortgage, and (c) each Open-End Mortgage, Assignment of Leases and Rents and Security Agreement (or deed of trust or comparable document), dated on or after the Closing Date, relating to the Domestic Real Property, executed and delivered by Core Molding or a Domestic Guarantor of Payment, to further secure the Obligations, as the same may from time to time be amended, restated or otherwise modified.
     “Domestic Real Property” means each parcel of the real estate owned by a Core Molding or a Domestic Guarantor of Payment, as set forth on Schedule 3(a) hereto, together with all improvements and buildings thereon and all appurtenances, easements or other rights thereto belonging, and being defined collectively as the “Property” in each of the Domestic Mortgages.
     “Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

     “Dormant Subsidiary” means a Company that (a) is not a Credit Party, (b) has aggregate assets of less than One Hundred Thousand Dollars ($100,000), and (c) has no direct or indirect Subsidiaries with aggregate assets for such Company and all such Subsidiaries of more than One Hundred Thousand Dollars ($100,000).
     “Eligible Transferee” means a commercial bank, financial institution or other “accredited investor” (as defined in SEC Regulation D) that is not (a) a Borrower, a Subsidiary or an Affiliate, or (b) a competitor (or any affiliate of a competitor) of a Company or of an Affiliate.
     “Environmental Laws” means all provisions of law (including the common law), statutes, ordinances, codes, rules, guidelines, policies, procedures, orders in council, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by a Governmental Authority or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning environmental health or safety and protection of, or regulation of the handling, or the discharge or release of, substances and Hazardous Material into, the environment. With respect to Core Mexico, the term “Environmental Laws” shall also include, without limitation, Mexico’s Ley General del Equilibrio Ecológico y la Protección al Ambiente, Mexico’s Ley de Aguas Nacionales, Mexico’s Ley General para la Prevención y Gestión Integral de los Residuos, Mexico’s Ley General de Salud, and their respective regulations, as well as Mexico’s Reglamento Federal de Seguridad, Higiene y Medio Ambiente en el Trabajo, and Mexican official norms (“normas oficiales mexicanas”), as each of the foregoing have been amended or supplemented or may be amended or supplemented from time to time.
     “Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.
     “Equipment” means all equipment, as defined in the U.C.C.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.
     “ERISA Event” means (a) the existence of a condition or event with respect to an ERISA Plan that presents a significant risk of the imposition of an excise tax or any other material liability on a Company or of the imposition of a Lien on the assets of a Company; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that, in either case, could result in a material liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which PBGC Form 10 or Form 10 Advance notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k) and such failure exposes or could expose a Company to a material liability; (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any material requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of a material claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of any material liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B other than limited payment in connection with severance benefits or with respect to senior executives of a Company.
     “ERISA Plan” means an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.
     “Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Eurodollar” means a Dollar denominated deposit in a bank or branch outside of the United States.
     “Eurodollar Loan” means a Capex Draw Loan described in Section 2.4(a) hereof, or a portion of the Capex Term Loan described in Section 2.4(b) hereof, that shall be denominated in Dollars and on which Core Molding shall pay interest at a rate based on the Derived Eurodollar Rate.
     “Eurodollar Rate” means, with respect to a Eurodollar Loan, for any Interest Period, a rate per annum equal to the quotient obtained by dividing (a) the rate of interest, determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as listed on British Bankers Association Interest Rate LIBOR 01 or 02 as provided by Reuters or Bloomberg (or, if for any reason such rate is unavailable from Reuters or Bloomberg, from any other similar company or service that provides rate quotations comparable to those currently provided by Reuters or Bloomberg) as the rate in the London interbank market for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period, provided that, in the event that such rate quotation is not available for any reason, then the Eurodollar Rate shall be the average of the per annum rates at which deposits in immediately available funds in Dollars for the relevant Interest Period and in the amount of the Eurodollar Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to Agent (or an affiliate of Agent, in Agent’s discretion) by prime banks in any Eurodollar market reasonably selected by Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two Business Days prior to the beginning of the relevant Interest Period pertaining to such Eurodollar Loan; by (b) 1.00 minus the Reserve Percentage.
     “Event of Default” means an event or condition that shall constitute an event of default as defined in Article VII hereof.
     “Excluded Taxes” means, in the case of Agent and each Lender, taxes imposed on or measured by its overall net income or branch profits, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which Agent or such Lender, as the case may be, is organized or in which its principal office is located, or, in the case of any Lender, in which its applicable lending office is located.
     “Existing IDRB Mortgage” means each Open-End Mortgage, Assignment of Leases and Rents and Security Agreement (or deed of trust or comparable document), dated prior to the Closing Date, relating to the Domestic Real Property, executed and delivered by Core Molding to further secure the obligations of Core Molding under the IDRB Documents, as each may have been amended and as the same may from time to time be further amended, restated or otherwise modified.
     “Existing Letter of Credit” means that term as defined in Section 2.2(b)(vii) hereof.
     “Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.
     “Financial Officer” means any of the following officers: chief executive officer, president, chief financial officer or treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of Core Molding.
     “Fixed Charge Coverage Ratio” means, as determined for the most recently completed four fiscal quarters of Core Molding, on a Consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated EBITDA to (b) Consolidated Fixed Charges.
     “Foreign Benefit Plan” means each material plan, fund, program or policy established under the law of a jurisdiction other than the United States (or a state or local government thereof), whether formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which one or more Companies have any liability with respect to any employee or former employee, but excluding any Foreign Pension Plan.

     “Foreign Guarantor of Payment” means each of the Companies set forth on Schedule 2 hereto that shall have been designated a “Foreign Guarantor of Payment”, that are each executing and delivering a Guaranty of Payment, or any other Foreign Subsidiary that shall execute and deliver a Guaranty of Payment to Agent subsequent to the Closing Date.
     “Foreign Pension Plan” means a pension plan required to be registered under the law of a jurisdiction other than the United States (or a state or local government thereof), that is maintained or contributed to by one or more Companies for their employees or former employees.
     “Foreign Subsidiary” means a Subsidiary that is organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.
     “Fronting Lender” means, as to any Letter of Credit transaction hereunder, Agent as issuer of the Letter of Credit, or, in the event that Agent either shall be unable to issue or shall agree that another Lender may issue, a Letter of Credit, such other Lender as shall agree to issue the Letter of Credit in its own name, but in each instance on behalf of the Lenders hereunder.
     “GAAP” means generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of Core Molding, except with respect to Core Mexico, in which case, “GAAP” means, as may be applicable depending on the date of applicability thereof, (a) the generally accepted accounting principles issued by the Mexican Institute of Public Accountants (Instituto Mexicano de Contadores Públicos) applied in a consistent basis using the same policies, procedures, judgments, assumption, estimates, methodologies and calculations by the Companies to each period covered thereby, or (b) the Financial Information Norms (Normas de Información Financiera) issued by the Mexican Council for the Research and Development of Financial Information Norms (Normas de Información Financiera publicadas por el Consejo Mexicano para la Investigación y Desarrollo de Normas de Información Financiera, A.C.).
     “Governmental Approvals” mean, collectively, all consents, licenses and permits, and all other authorizations or approvals required from any Governmental Authority for the Construction in accordance with the Plans and Specifications.
     “Governmental Authority” means any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency, department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization exercising such functions.
     “Guaranteed Obligations” means that term as defined in Section 10.1 hereof.
     “Guarantor” means a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.
     “Guarantor of Payment” means a Domestic Guarantor of Payment or Foreign Guarantor of Payment, or any other Person that shall execute and deliver a Guaranty of Payment to Agent subsequent to the Closing Date.
     “Guaranty of Payment” means each Guaranty of Payment executed and delivered on or after the Closing Date in connection with this Agreement by the Guarantors of Payment, as the same may from time to time be amended, restated or otherwise modified.
     “Hazardous Material” means petroleum and petroleum products, and compounds containing them, including, without limitation, gasoline, diesel fuel and oil, toxic, corrosive, infectious, carcinogenic, mutagenic, explosive and flammable materials, substances, or wastes, or any constituents thereof, radioactive materials, polychlorinated biphenyls and compounds containing them, lead and lead-based paint, asbestos or asbestos-containing materials in any form that is or could become friable, urea formaldehyde foam insulation, radon gas, and any substance, material or waste (whether solid, liquid or gas) which is or becomes regulated by or under any Environmental Law.
     “Hedge Agreement” means any (a) hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device entered into by a Company with any Person in connection with any Indebtedness of such Company, or (b) currency swap agreement, forward currency purchase agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by a Company with any Person.
     “IDRB Bonds” means the South Carolina Jobs-Economic Development Authority Multi-Mode Variable Rate Industrial Development Revenue Bonds, Series 1998 (Core Materials Corporation Project).
     “IDRB Documents” means the IDRB Letter of Credit, the Indenture, and any other document executed by Core Molding in connection with the issuance and sale of the IDRB Bonds.
     “IDRB Letter of Credit” means that certain Irrevocable Transferrable Letter of Credit No. S98/95374 that was issued on or about May 7, 1998 in favor of The Huntington National Bank, as trustee, by KeyBank for the benefit of Core Molding, including amendments thereto, if any, in the amount, as of the Closing Date, of IDRB Letter of Credit Commitment, which letter of credit matures on April 17, 2013, as such letter of credit may from time to time be amended or replaced.
     “IDRB Letter of Credit Commitment” means the obligation hereunder of the Fronting Lender, on behalf of the Lenders, to honor draws with respect to the IDRB Letter of Credit to

Core Molding in the aggregate undrawn Dollar amount of Three Million Three Hundred Thirty-Two Thousand Four Hundred Ninety-Three and 15/100 Dollars ($3,332,493.15).
     “IDRB Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of the IDRB Letter of Credit, and (b) the aggregate of the draws made on the IDRB Letter of Credit that have not been reimbursed by Core Molding.
     “Improvements” means the improvements described in the Plans and Specifications, offsite improvements and any existing improvements not to be demolished.
     “In-Balance” means such term as defined in Section 12.5 hereof.
     “Indebtedness” means, for any Company, without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance, (e) all net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device or any Hedge Agreement, (f) all synthetic leases, (g) all Capitalized Lease Obligations, (h) all obligations of such Company with respect to asset securitization financing programs to the extent that there is recourse against such Company or such Company is liable (contingent or otherwise) under any such program, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (j) all indebtedness of the types referred to in subparts (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Company is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to such Company, (k) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements, and (l) any guaranty of any obligation described in subparts (a) through (k) hereof.
     “Indenture” means that certain Trust Indenture between South Carolina Job-Economic Development Authority and The Huntington National Bank, as trustee, dated as of April 1, 1998.
     “Intellectual Property Security Agreement” means an Intellectual Property Security Agreement executed and delivered on or after the Closing Date by Core Molding or a Domestic Guarantor of Payment, wherein such Borrower or Guarantor of Payment, as the case may be, has granted to Agent, for the benefit of the Lenders, a security interest in all intellectual property owned by such Borrower or Domestic Guarantor of Payment, as the same may from time to time be amended, restated or otherwise modified.
     “Interest Adjustment Date” means the last day of each Interest Period.
     “Interest Period” means, with respect to a Eurodollar Loan, the period commencing on the date such Eurodollar Loan is made and ending on the last day of such period, as selected by Administrative Borrower pursuant to the provisions hereof, and thereafter (unless such

Eurodollar Loan is converted to a Base Rate Loan) each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by Administrative Borrower pursuant to the provisions hereof. The duration of each Interest Period for a Eurodollar Loan shall be one month, as Administrative Borrower may select upon notice, as set forth in Section 2.9 hereof; provided that, if Administrative Borrower shall fail to so select the duration of any Interest Period for a Eurodollar Loan at least three Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, Borrowers shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period.
     “Inventory” means all inventory, as defined in the U.C.C.
     “KeyBank” means KeyBank National Association, and its successors and assigns.
     “Landlord’s Waiver” means a landlord’s waiver or mortgagee’s waiver, each in form and substance satisfactory to Agent, delivered by a Company in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.
     “Lease” means that certain Lease Purchase Agreement between Cherokee County, South Carolina, as lessor, and Core Molding, as lessee, dated as of December 1, 1998, and recorded December 31, 1998 at Deed Book 41, Page 171 of Cherokee County, South Carolina Records, and re-recorded February 11, 1999 at Deed Book 45, Page 4 of Cherokee County, South Carolina Records.
     “Leasehold Mortgage” means each Leasehold Mortgage, Assignment of Leases and Rents and Fixture Filing (or comparable document), dated on or after the Closing Date, relating to the Lease, executed and delivered by Core Molding, to further secure the Obligations, as the same may from time to time be amended, restated or otherwise modified.
     “Lender” means that term as defined in the first paragraph hereof and, as the context requires, shall include the Fronting Lender and the Swing Line Lender.
     “Letter of Credit” means a commercial documentary letter of credit or standby letter of credit that shall be issued by the Fronting Lender for the account of Core Molding or a Domestic Guarantor of Payment, including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) one year after its date of issuance (provided that such Letter of Credit may provide for the renewal thereof for additional one year periods), or (b) thirty (30) days prior to the last day of the Commitment Period for the Revolving Credit Commitment.
     “Letter of Credit Commitment” means the commitment of the Fronting Lender, on behalf of the Lenders, to issue Letters of Credit in an aggregate face amount of up to One Hundred Thousand Dollars ($100,000).
     “Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all issued and outstanding Letters of Credit, and (b) the aggregate of the draws made on Letters of Credit that have not been reimbursed by Core Molding or converted to a Revolving Loan pursuant to Section 2.2(b)(v) hereof.
     “Leverage Ratio” means, as determined on a Consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated Funded Indebtedness (as determined on the last day of the most recently completed fiscal quarter of Core Molding), to (b) Consolidated EBITDA (for the most recently completed four fiscal quarters of Core Molding).
     “Lien” means any mortgage, deed of trust, security interest, security trust (fideicomiso de garantía), lien (statutory or other), charge, assignment, hypothecation, encumbrance on, pledge or deposit of, or conditional sale, leasing (other than operating leases), sale with a right of redemption or other title retention agreement, any capitalized lease with respect to any property (real or personal) or asset, and any device (including, without limitation, a foreign trust or joint venture) established for the purpose of setting aside funds to facilitate payments to any Person or group of Persons.
     “Loan” means (a) a Revolving Loan, a Swing Loan, the Term Loan or a Capex Loan granted to Core Molding by the Lenders in accordance with Section 2.2(a), 2.2(c), 2.3 or 2.4 hereof, or (b) the Mexican Loan granted to Core Mexico by the Lenders in accordance with Section 2.5 hereof.
     “Loan Documents” means, collectively, this Agreement, each Note, each Guaranty of Payment, all documentation relating to each Letter of Credit, the IDRB Documents, each Security Document, the Agent Fee Letter and the Closing Fee Letter, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.
     “Major Subcontract” means any subcontract between the Construction Contractor and any subcontractor or material supplier that provides for an aggregate contract price equal to or greater than Five Hundred Thousand Dollars ($500,000).
     “Major Subcontractor” means any subcontractor under a Major Subcontract.
     “Management Fees” means management, consulting or other similar fees paid by any Company to any Affiliate of any Company.
     “Mandatory Prepayment” means that term as defined in Section 2.14(e) hereof.
     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of any Borrower, (b) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Companies taken as a whole, (c) the rights and remedies of Agent or the Lenders under any Loan Document, (d) the ability of any Credit Party to perform its obligations under any Loan Document to which it is a party, or (e) the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

     “Material Indebtedness Agreement” means any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with any Indebtedness of any Company or the Companies equal to or in excess of the amount of Five Hundred Thousand Dollars ($500,000).
     “Material Recovery Determination Notice” means that term as defined in Section 2.14(e) hereof.
     “Material Recovery Event” means (a) any casualty loss in respect of assets of a Company covered by casualty insurance, and (b) any compulsory transfer or taking under threat of compulsory transfer of any asset of a Company by any Governmental Authority; provided that, in the case of either (a) or (b), the proceeds received by the Companies from such loss, transfer or taking exceeds One Hundred Thousand Dollars ($100,000).
     “Maximum Amount” means, for each Lender, the amount set forth opposite such Lender’s name under the column headed “Maximum Amount” as set forth on Schedule 1 hereto, subject to decreases determined pursuant to Section 2.12(e) hereof, and assignments of interests pursuant to Section 11.10 hereof; provided that the Maximum Amount for the Swing Line Lender shall exclude the Swing Line Commitment (other than its pro rata share), and the Maximum Amount of the Fronting Lender shall exclude the Letter of Credit Commitment (other than its pro rata share).
     “Maximum Capex Draw Amount” means Twelve Million Dollars ($12,000,000).
     “Maximum Mexican Draw Amount” means Eight Million Dollars ($8,000,000).
     “Maximum Rate” means that term as defined in Section 2.7(i) hereof.
     “Maximum Revolving Amount” means Eight Million Dollars ($8,000,000), as such amount may be reduced pursuant to Section 2.12(e) hereof.
     “Mexican Draw Disbursement” means a disbursement to Core Mexico by the Lenders in accordance with Section 2.5(a) hereof.
     “Mexican Draw Exposure” means, at any time, the aggregate principal amount of all Mexican Draw Disbursements outstanding.
     “Mexican Line Conversion Date” means May 31, 2009.
     “Mexican Loan” means the Loan granted to Core Mexico in the original principal amount of Eight Million Dollars ($8,000,000), to be disbursed to Core Mexico pursuant to Section 2.9(b) hereof prior to the Mexican Line Conversion Date, in accordance with Section 2.5 hereof.
     “Mexican Loan Commitment” means the obligation hereunder of the Lenders to make the Mexican Loan.

     “Mexican Mortgage” means the Mexican law First Priority and Ranking Mortgage (or comparable document), dated on or after the Closing Date, relating to the Mexican Real Property and the Mexican Project, executed and delivered by Core Mexico to secure the Mexican Note, as the same may from time to time be amended, restated or otherwise modified.
     “Mexican Note” means the Mexican Note of Core Mexico (which qualifies as pagaré under Mexican law) and payable to KeyBank, in the form of the attached Exhibit E, executed and delivered pursuant to Section 2.6(e) hereof.
     “Mexican Project” means the land acquisition and construction of a manufacturing plant in Matamoros, Mexico, at the location set forth on Schedule 3(b) hereto, including the Improvements, all rights, privileges, easements and hereditaments relating or appertaining thereto, and all personal property, fixtures and equipment required or beneficial for the operation thereof.
     “Mexican Project Draw Request” means a Mexican Project Draw Request in the form of the attached Exhibit G.
     “Mexican Project Loan Opening” means the first disbursement of the proceeds of the Capex Loans or the Mexican Loan.
     “Mexican Real Property” means the real estate owned by Core Mexico, as set forth on Schedule 3(b) hereto, together with all improvements and buildings thereon and all appurtenances, easements or other rights thereto belonging, and being defined collectively as the “Property” in the Mexican Mortgage.
     “Mexican Security Agreement” means the Mexican law “pledge without transfer of possession” in form and substance satisfactory to Agent, whereby a first priority pledge is created over any and all existing and future chattels, tangible and intangible assets, personal property, rights, proceeds located in Mexico and Mexican registered intellectual property of Core Molding and Core Composites Corporation, as the case may be, to secure any and all Secured Obligations.
     “Mexican Stock Pledge Agreement” means a Mexican law equity interest pledge agreement, relating to the equity interests property of Core Molding or a Domestic Guarantor of Payment representing sixty-five percent (65%) of the equity capital of Core Mexico, executed by Core Molding or a Domestic Guarantor of Payment, as the same may from time to time amended, restated or otherwise modified.
     “Moody’s” means Moody’s Investors Service, Inc., and any successor to such company.
     “Mortgage” means a Domestic Mortgage or the Mexican Mortgage.
     “Multiemployer Plan” means a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

     “Non-Credit Party” means a Company that is not a Credit Party.
     “Non-Credit Party Exposure” means the aggregate amount, incurred on or after the Closing Date, of loans by a Credit Party to, investments by a Credit Party in, guaranties by a Credit Party of Indebtedness of, and Letters of Credit issued to or for the benefit of, a Foreign Subsidiary that is a Non-Credit Party.
     “Non-U.S. Lender” means that term as defined in Section 3.2(d) hereof.
     “Note” means a Revolving Credit Note, the Swing Line Note, the Term Note, a Capex Note, or the Mexican Note, or any other promissory note delivered pursuant to this Agreement.
     “Notice of Loan” means a Notice of Loan in the form of the attached Exhibit F.
     “Obligations” means, collectively, (a) all Indebtedness and other obligations now owing or hereafter incurred by one or more Borrowers to Agent, the Swing Line Lender, the Fronting Lender, or any Lender (or any affiliate thereof) pursuant to this Agreement and the other Loan Documents, and includes the principal of and interest on all Loans and all obligations pursuant to Letters of Credit and the IDRB Letter of Credit; (b) each renewal, extension, consolidation or refinancing of any of the foregoing, in whole or in part; (c) the commitment and other fees, and any prepayment fees payable pursuant to this Agreement or any other Loan Documents; (d) all fees and charges in connection with the Letters of Credit; (e) every other liability, now or hereafter owing to Agent or any Lender by any Company pursuant to this Agreement or any other Loan Document; and (f) all Related Expenses.
     “Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, its estatutos sociales and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise, ad valorem or property taxes, goods and services taxes, harmonized sales taxes and other sales taxes, use taxes, value added taxes, charges or similar taxes or levies arising from any payment made hereunder or from the execution, delivery, registration, recording or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Participant” means that term as defined in Section 11.11 hereof.
     “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.
     “PBGC” means the Pension Benefit Guaranty Corporation, and its successor.
     “Pension Plan” means an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).

     “Permitted Exceptions” means those matters listed on Schedule B to the Title Policy to which title to the Mexican Project may be subject at the Mexican Project Loan Opening, and thereafter such other title exceptions as Agent may reasonably approve in writing.
     “Permitted Foreign Subsidiary Loans and Investments” means:
     (a) the investments by Core Molding or a Domestic Subsidiary in a Foreign Subsidiary, existing as of the Closing Date and set forth on Schedule 5.11 hereto;
     (b) the loans by Core Molding or a Domestic Subsidiary to a Foreign Subsidiary, in such amounts existing as of the Closing Date and set forth on Schedule 5.11 hereto (and any extension, renewal or refinancing thereof but, only to the extent that the principal amount thereof does not increase after the Closing Date);
     (c) any investment by a Foreign Subsidiary in, or loan from a Foreign Subsidiary to, or guaranty from a Foreign Subsidiary of Indebtedness of, a Company that is a Credit Party;
     (d) any investment or loan by Core Molding or a Domestic Subsidiary in or to, or guaranty from Core Molding or a Domestic Subsidiary of Indebtedness of, Core Mexico, made after the Closing Date, up to the aggregate amount of (i) at any time for the period commencing with the Closing Date through December 31, 2009, Twelve Million Dollars ($12,000,000), and (ii) at any time for the period during any fiscal year commencing after December 31, 2009, the sum of (A) Twelve Million Dollars ($12,000,000) plus (B) Three Million Dollars ($3,000,000) for each fiscal year commencing after December 31, 2009;
     (e) any Non-Credit Party Exposure incurred after the Closing Date, up to the aggregate amount of Five Hundred Thousand Dollars ($500,000) for such Non-Credit Party, so long as the Non-Credit Party Exposure and loans by all Credit Parties to all Non-Credit Parties incurred pursuant to this subpart (e) does not exceed the aggregate amount of Five Hundred Thousand Dollars ($500,000) at any time outstanding; and
     (f) any investment by a Foreign Subsidiary that is a Non-Credit Party in, or loan by a Foreign Subsidiary that is a Non-Credit Party to, a Company.
     “Permitted Investment” means:
     (a) the investments of a Company in the stock (or other debt or equity instruments) of a Person (other than a Company) existing as of the Closing Date and as set forth on Schedule 5.11 hereto; and
     (b) an investment of a Company in the stock (or other debt or equity instruments) of a Person (other than a Company), so long as (i) the Company making the investment is a Credit Party; and (ii) the aggregate amount of all such investments of all

Companies made after the Closing Date does not exceed, at any time, an aggregate amount (as determined when each such investment is made) of Five Hundred Thousand Dollars ($500,000).
     “Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, unlimited liability company, institution, trust, estate, Governmental Authority or any other entity.
     “Plans and Specifications” means the reasonably detailed plans and specifications for the Improvements, as approved by Agent, and as modified hereafter with Agent’s prior written approval or as otherwise expressly permitted by this Agreement.
     “Pledge Agreement” means each of the Pledge Agreements, relating to the Pledged Securities, executed and delivered by a Borrower or a Guarantor of Payment, as applicable, in favor of Agent, for the benefit of the Lenders, dated as of the Closing Date, and any other Pledge Agreement executed by any other Domestic Subsidiary on or after the Closing Date, as any of the foregoing may from time to time be amended, restated or otherwise modified.
     “Pledged Securities” means all of the shares of capital stock or other equity interest of a Subsidiary of Core Molding, whether now owned or hereafter acquired or created, and all proceeds thereof; provided that Pledged Securities that secure Secured Obligations of Core Molding shall only include up to sixty-five percent (65%) of the shares of voting capital stock or other voting equity interest of any first-tier Foreign Subsidiary and shall not include any Foreign Subsidiary other than a first-tier Foreign Subsidiary. Schedule 5 hereto lists, as of the Closing Date, all of the Pledged Securities.
     “Prime Rate” means the interest rate established from time to time by Agent as Agent’s prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.
     “Processor’s Waiver” means a processor’s waiver, in form and substance reasonably satisfactory to Agent, delivered by a Company in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.
     “Project Completion Date” means May 31, 2009, subject to extension pursuant to Section 5.28(a) hereof.
     “Register” means that term as described in Section 11.10(i) hereof.
     “Regularly Scheduled Payment Date” means the first day of each calendar month.
     “Reimbursement Agreement” means that certain Reimbursement Agreement, dated as of the 1st day of April, 1998, as amended and restated on the date hereof, by and between Core Molding and KeyBank, as the same may from time to time be further amended, restated or otherwise modified or replaced.

     “Related Expenses” means any and all costs, liabilities and expenses (including, without limitation, losses, damages, penalties, claims, actions, reasonable attorneys’ fees, legal expenses, judgments, suits and disbursements) (a) incurred by Agent, or imposed upon or asserted against Agent or any Lender, in any attempt by Agent and the Lenders to (i) obtain, preserve, perfect or enforce any Loan Document or any security interest evidenced by any Loan Document; (ii) obtain payment, performance or observance of any and all of the Obligations; or (iii) maintain, insure, audit, collect, preserve, repossess or dispose of any of the collateral securing the Obligations or any part thereof, including, without limitation, costs and expenses for appraisals, assessments and audits of any Company or any such collateral; or (b) incidental or related to (a) above, including, without limitation, interest thereupon from the date incurred, imposed or asserted until paid at the Default Rate.
     “Related Writing” means each Loan Document and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by any Credit Party, or any of its officers, to Agent or the Lenders pursuant to or otherwise in connection with this Agreement.
     “Reportable Event” means any of the events described in Section 4043 of ERISA except where notice is waived by the PBGC.
     “Request for Extension” means a notice, substantially in the form of the attached Exhibit J.
     “Required Lenders” means the holders of more than fifty percent (50%) of the sum of (a) (i) during the Commitment Period applicable to the Revolving Credit Commitment, the Maximum Revolving Amount, or (ii) after such Commitment Period, the Revolving Credit Exposure; (b) the principal outstanding under the Term Loan, (c) (A) during the Commitment Period applicable to the Capex Draw Commitment, the Maximum Capex Draw Amount, or (B) after such Commitment Period, the principal outstanding under the Capex Term Loan Commitment; (d) (1) during the Commitment Period applicable to the Mexican Loan Commitment, the Maximum Mexican Draw Amount, or (2) after such Commitment Period, the principal outstanding under the Mexican Loan Commitment; and (e) the IDRB Letter of Credit Exposure.
     “Required Permits” mean each building permit, environmental permit, utility permit, land use permit and any other permit, approval or license issued by any Governmental Authority that are required in connection with the Construction or operation of the Mexican Project.
     “Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination or policy statement or interpretation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property.
     “Reserve Percentage” means, for any day, that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or

any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.
     “Restricted Payment” means, with respect to any Company, (a) any Capital Distribution, (b) any amount paid by such Company in repayment, redemption, retirement or repurchase, directly or indirectly, of any Subordinated Indebtedness, or (c) any amount paid by such Company in respect of Management Fees or other similar arrangement with any equity holder (other than a Company) of a Company or Affiliate.
     “Revolving Credit Commitment” means the obligation hereunder, during the applicable Commitment Periods, of (a) the Lenders to make Revolving Loans, (b) the Fronting Lender to issue and the Lenders to participate in, Letters of Credit pursuant to the Letter of Credit Commitment, and (c) the Swing Line Lender to make, and the Lenders to participate in, Swing Loans pursuant to the Swing Line Commitment; up to an aggregate principal amount outstanding at any time equal to the Maximum Revolving Amount.
     “Revolving Credit Exposure” means, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, (b) the Swing Line Exposure, and (c) the Letter of Credit Exposure.
     “Revolving Credit Note” means a Revolving Credit Note, in the form of the attached Exhibit A, executed and delivered pursuant to Section 2.8(a) hereof.
     “Revolving Loan” means a Loan made to Core Molding by the Lenders in accordance with Section 2.2(a) hereof.
     “SEC” means the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.
     “Secured Obligations” means, collectively, (a) the Obligations, (b) all obligations and liabilities of the Companies owing to Lenders under Hedge Agreements, and (c) the Bank Product Obligations owing to Lenders under Bank Product Agreements.
     “Security Agreement” means each Security Agreement, executed and delivered by a Borrower or Guarantor of Payment in favor of Agent, for the benefit of the Lenders, dated as of the Closing Date, and any other Security Agreement executed after the Closing Date, as the same may from time to time be amended, restated or otherwise modified.
     “Security Documents” means each Security Agreement, each Pledge Agreement, each Intellectual Property Security Agreement, each Mortgage, each Landlord’s Waiver, each Bailee’s Waiver, each Control Agreement, each Mexican Stock Pledge Agreement, each Mexican Security Agreement, each U.C.C. Financing Statement or similar filing as to a jurisdiction located outside of the United States of America filed in connection herewith or perfecting any interest created in any of the foregoing documents, and any other document pursuant to which any Lien is granted by a Company or any other Person to Agent, for the benefit of the Lenders, as security for the Secured Obligations, or any part thereof, and each other agreement executed in connection with any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.
     “Soil Report” means a soil test report prepared by a licensed engineer reasonably satisfactory to Agent, indicating to the reasonable satisfaction of Agent that the soil and subsurface conditions underlying the Mexican Project will support the Improvements.
     “Standard & Poor’s” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., and any successor to such company.
     “Subordinated” means, as applied to Indebtedness, Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to Agent and the Required Lenders) in favor of the prior payment in full of the Obligations.
     “Subsidiary” means (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by a Borrower or by one or more other subsidiaries of such Borrower or by such Borrower and one or more subsidiaries of such Borrower, (b) a partnership, limited liability company or unlimited liability company of which a Borrower, one or more other subsidiaries of such Borrower or such Borrower and one or more subsidiaries of such Borrower, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership, limited liability company or unlimited liability company, or (c) any other Person (other than a corporation, partnership, limited liability company or unlimited liability company) in which a Borrower, one or more other subsidiaries of such Borrower or such Borrower and one or more subsidiaries of such Borrower, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person. Unless otherwise specified, references to Subsidiary shall mean a Subsidiary of Core Molding.
     “Swing Line Commitment” means the commitment of the Swing Line Lender to make Swing Loans to Core Molding up to the aggregate amount at any time outstanding of One Million Dollars ($1,000,000).
     “Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Loans outstanding.
     “Swing Line Lender” means KeyBank, as holder of the Swing Line Commitment.
     “Swing Line Note” means the Swing Line Note, in the form of the attached Exhibit B, executed and delivered pursuant to Section 2.8(b) hereof.

     “Swing Loan” means a loan that shall be denominated in Dollars granted to Core Molding by the Swing Line Lender under the Swing Line Commitment, in accordance with Section 2.2(c) hereof.
     “Swing Loan Maturity Date” means the last day of the Commitment Period applicable to the Revolving Credit Commitment.
     “Taxes” means any and all present or future taxes of any kind, including but not limited to, levies, imposts, duties, surtaxes, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (together with any interest, penalties, fines, additions to taxes or similar liabilities with respect thereto) other than Excluded Taxes.
     “Term Loan” means the Loan granted to Core Molding by the Lenders in accordance with Section 2.3 hereof.
     “Term Loan Commitment” means the obligation hereunder of the Lenders to make the Term Loan in the original principal amount of Two Million Six Hundred Seventy-Eight Thousand Five Hundred Sixty-Three Dollars ($2,678,563).
     “Term Note” means a Term Note, in the form of the attached Exhibit C executed and delivered pursuant to Section 2.8(c) hereof.
     “Total Commitment Amount” means the principal amount of Thirty-Four Million Eleven Thousand Fifty-Six and 15/100 Dollars ($34,011,056.15), or such lesser amount as shall be determined pursuant to Section 2.12(e) hereof.
     “U.C.C.” means the Uniform Commercial Code, as in effect from time to time in the State of Ohio.
     “U.C.C. Financing Statement” means a financing statement filed or to be filed in accordance with the Uniform Commercial Code, as in effect from time to time, in the relevant state or states.
     “Unavoidable Delay” means any delay in the construction of the Mexican Project, caused by natural disaster, fire, earthquake, floods, explosion, extraordinary adverse weather conditions, inability to procure or a general shortage of labor, equipment, facilities, energy, materials or supplies in the open market, failure of transportation, strikes or lockouts for which Borrowers have notified Agent and the Lenders in writing.
     “Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.
     “Waterfall” means that term as described in Section 8.8(b)(ii) hereof.
     “Welfare Plan” means an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).
     Section 1.2. Accounting Terms. Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.
     Section 1.3. Terms Generally. The foregoing definitions shall be applicable to the singular and plural forms of the foregoing defined terms.
ARTICLE II. AMOUNT AND TERMS OF CREDIT
     Section 2.1. Amount and Nature of Credit.
     (a) Subject to the terms and conditions of this Agreement, the Lenders, during the applicable Commitment Periods and to the extent hereinafter provided, shall make Loans to Borrowers, participate in Swing Loans made by the Swing Line Lender to Core Molding and issue or participate in Letters of Credit and the IDRB Letter of Credit at the request of Administrative Borrower, in such aggregate amount as Borrowers shall request pursuant to the Commitment; provided that in no event shall the aggregate principal amount of all Loans, Letters of Credit and the IDRB Letter of Credit outstanding under this Agreement be in excess of the Total Commitment Amount.
     (b) Each Lender, for itself and not one for any other, agrees to make Loans, participate in Swing Loans, and issue or participate in Letters of Credit and the IDRB Letter of Credit, during the applicable Commitment Periods, on such basis that, immediately after the completion of any borrowing by Borrowers or the issuance of a Letter of Credit or the IDRB Letter of Credit:
     (i) the aggregate outstanding principal amount of Loans made by such Lender (other than Swing Loans made by the Swing Line Lender), when combined with such Lender’s pro rata share, if any, of the Letter of Credit Exposure and the Swing Line Exposure, shall not be in excess of the Maximum Amount for such Lender; and
     (ii) the aggregate outstanding principal amount of Loans (other than Swing Loans) made by such Lender shall represent that percentage of the aggregate principal amount then outstanding on all Loans (other than Swing Loans) that shall be such Lender’s Commitment Percentage.

Each borrowing (other than Swing Loans which shall be risk participated on a pro rata basis) from the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders.
     (c) The Loans may be made as Revolving Loans as described in Section 2.2(a) hereof, as the Term Loan as described in Section 2.3 hereof, as Capex Draw Loans as described in Section 2.4(a) hereof, as the Capex Term Loan as described in Section 2.4(b) hereof, as the Mexican Loan as described in Section 2.5 hereof, and as Swing Loans as described in Section 2.2(c) hereof, and Letters of Credit may be issued in accordance with Section 2.2(b) hereof and the IDRB Letter of Credit has been issued in accordance with Section 2.6 hereof.
     Section 2.2. Revolving Credit.
     (a) Revolving Loans. Subject to the terms and conditions of this Agreement, during the Commitment Period applicable to the Revolving Credit Commitment, the Lenders shall make a Revolving Loan or Revolving Loans to Core Molding in such amount or amounts as Administrative Borrower, through an Authorized Officer, may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Maximum Revolving Amount, when such Revolving Loans are combined with the Letter of Credit Exposure and the Swing Line Exposure. Core Molding shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period applicable to the Revolving Credit Commitment, by means of any combination of Base Rate Loans or Daily LIBOR Loans. Subject to the provisions of this Agreement, Borrowers shall be entitled under this Section 2.2(a) to borrow funds, repay the same in whole or in part and re-borrow hereunder at any time and from time to time during the Commitment Period applicable to the Revolving Credit Commitment.
     (b) Letters of Credit.
     (i) Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period applicable to the Revolving Credit Commitment, the Fronting Lender shall, in its own name, on behalf of the Lenders, issue such Letters of Credit for the account of Core Molding or a Domestic Guarantor of Payment, as Administrative Borrower may from time to time request. Administrative Borrower shall not request any Letter of Credit (and the Fronting Lender shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (A) the Letter of Credit Exposure would exceed the Letter of Credit Commitment, or (B) the Revolving Credit Exposure would exceed the Maximum Revolving Amount. The issuance of each Letter of Credit shall confer upon each Lender the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such Lender’s Commitment Percentage.
     (ii) Request for Letter of Credit. Each request for a Letter of Credit shall be delivered to Agent (and to the Fronting Lender, if the Fronting Lender is a Lender other than Agent) by an Authorized Officer not later than 11:00 A.M. (U.S. Eastern time) three Business Days prior to the date of the proposed issuance of the Letter of Credit. Each such request shall be in a form acceptable to Agent (and the Fronting Lender, if the Fronting Lender is a Lender other than Agent) and shall specify the face amount thereof, whether such Letter of Credit is a commercial documentary or a standby Letter of Credit, the account party, the beneficiary, the requested date of issuance, amendment, renewal or extension, the expiry date thereof, and the nature of the transaction or obligation to be supported thereby. Concurrently with each such request, Administrative Borrower, and any Domestic Guarantor of Payment for whose account the Letter of Credit is to be issued, shall execute and deliver to the Fronting Lender an appropriate application and agreement, being in the standard form of the Fronting Lender for such letters of credit, as amended to conform to the provisions of this Agreement if required by Agent. Agent shall give the Fronting Lender and each Lender notice of each such request for a Letter of Credit.
     (iii) Commercial Documentary Letters of Credit. With respect to each Letter of Credit that shall be a commercial documentary letter of credit and the drafts thereunder, whether issued for the account of Core Molding or any Domestic Guarantor of Payment, Core Molding agrees to pay to Agent issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and any other fees as are generally charged by Agent from time to time.
     (iv) Standby Letters of Credit. With respect to each Letter of Credit that shall be a standby letter of credit and the drafts thereunder, if any, whether issued for the account of Core Molding or any Domestic Guarantor of Payment, Core Molding agrees to pay to Agent issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and any other fees as are generally charged by Agent from time to time.
     (v) Refunding of Letters of Credit with Revolving Loans. Whenever a Letter of Credit shall be drawn, Core Molding shall immediately reimburse the Fronting Lender for the amount drawn. In the event that the amount drawn shall not have been reimbursed by Borrowers on the date of the drawing of such Letter of Credit, at the sole option of Agent (and the Fronting Lender, if the Fronting Lender is a Lender other than Agent), Core Molding shall be deemed to have requested a Revolving Loan, subject to the provisions of Sections 2.2(a) and 2.9 hereof (other than the requirement set forth in Section 2.9(d) hereof), in the amount drawn. Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of Agent and such Lender). Each Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Lender acknowledges and agrees that its obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(b)(v) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the Fronting Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Core Molding irrevocably authorizes and instructs Agent to apply the proceeds of any borrowing pursuant to this

Section 2.2(b)(v) to reimburse, in full (other than the Fronting Lender’s pro rata share of such borrowing), the Fronting Lender for the amount drawn on such Letter of Credit. Each such Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to Core Molding hereunder. Each Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.
     (vi) Participation in Letters of Credit. If, for any reason, Agent (and the Fronting Lender if the Fronting Lender is a Lender other than Agent) shall be unable to or, in the opinion of Agent, it shall be impracticable to, convert any Letter of Credit to a Revolving Loan pursuant to the preceding subsection, Agent (and the Fronting Lender if the Fronting Lender is a Lender other than Agent) shall have the right to request that each Lender fund a participation in the amount due with respect to such Letter of Credit, and Agent shall promptly notify each Lender thereof (by facsimile or telephone, confirmed in writing). Upon such notice, but without further action, the Fronting Lender hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from the Fronting Lender, an undivided participation interest in the amount due with respect to such Letter of Credit in an amount equal to such Lender’s Commitment Percentage of the principal amount due with respect to such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the account of the Fronting Lender, such Lender’s ratable share of the amount due with respect to such Letter of Credit (determined in accordance with such Lender’s Commitment Percentage). Each Lender acknowledges and agrees that its obligation to acquire participations in the amount due under any Letter of Credit that is drawn but not reimbursed by Core Molding pursuant to this subsection (vi) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Each Lender shall comply with its obligation under this subsection (vi) by wire transfer of immediately available funds, in the same manner as provided in Section 2.9 hereof with respect to Revolving Loans. Each Lender is hereby authorized to record on its records such Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit. In addition, each Lender agrees to risk participate in the Existing Letters of Credit as provided in subsection (vii) below.
     (vii) Existing Letters of Credit. Schedule 2.2 hereto contains a description of all letters of credit outstanding on, and to continue in effect after, the Closing Date. Each such letter of credit issued by a bank that is or becomes a Lender under this Agreement on the Closing Date (each, an “Existing Letter of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement, issued, for purposes of Section 2.2(b)(v) hereof, on the Closing Date. Core Molding, Agent and the Lenders hereby agree that, from and after such date, the terms of this Agreement shall apply to the Existing Letters of Credit, superseding any other agreement theretofore applicable to them to the extent inconsistent with the terms hereof.
     (c) Swing Loans.
     (i) Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period applicable to the Revolving Credit Commitment, the Swing Line Lender shall make a Swing Loan or Swing Loans to Core Molding in such amount or amounts as Administrative Borrower, through an Authorized Officer, may from time to time request; provided that Administrative Borrower shall not request any Swing Loan if, after giving effect thereto, (A) the Revolving Credit Exposure would exceed the Revolving Credit Commitment, or (B) the Swing Line Exposure would exceed the Swing Line Commitment. Each Swing Loan shall be due and payable on the Swing Loan Maturity Date. Each Swing Loan shall be made in Dollars.
     (ii) Refunding of Swing Loans. If the Swing Line Lender so elects, by giving notice to Administrative Borrower and the Lenders, Core Molding agrees that the Swing Line Lender shall have the right, in its sole discretion, to require that any Swing Loan be refinanced as a Revolving Loan. Such Revolving Loan shall be a Base Rate Loan unless otherwise requested by and available to Core Molding hereunder. Upon receipt of such notice by Core Molding and the Lenders, Core Molding shall be deemed, on such day, to have requested a Revolving Loan in the principal amount of the Swing Loan in accordance with Sections 2.2(a) and 2.9 hereof (other than the requirement set forth in Section 2.9(d) hereof). Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of Agent and such Lender). Each Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Lender acknowledges and agrees that such Lender’s obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(c)(ii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the Swing Line Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Core Molding irrevocably authorizes and instructs Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(c)(ii) to repay in full such Swing Loan. Each Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Lender’s pro rata share of the amounts paid to refund such Swing Loan.
     (iii) Participation in Swing Loans. If, for any reason, Agent is unable to or, in the opinion of Agent, it is impracticable to, convert any Swing Loan to a Revolving Loan pursuant to the preceding Section 2.2(c)(ii), then on any day that a Swing Loan is outstanding (whether before or after the maturity thereof), Agent shall have the right to request that each Lender purchase a participation in such Swing Loan, and Agent shall promptly notify each Lender thereof (by facsimile or telephone, confirmed in writing). Upon such notice, but without further action, the Swing Line Lender hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from the Swing Line Lender, an undivided participation interest in such Swing Loan in an amount equal to such Lender’s Commitment Percentage of the principal amount of such Swing Loan. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the benefit of the Swing Line Lender, such Lender’s ratable share of such Swing Loan (determined in accordance with such Lender’s Commitment Percentage). Each Lender acknowledges and agrees that its obligation to acquire participations in Swing Loans pursuant to this Section 2.2(c)(iii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Each Lender shall comply with its obligation under this Section 2.2(c)(iii) by wire transfer of immediately available funds, in the same manner as provided in Section 2.9 hereof with respect to Revolving Loans to be made by such Lender.
     Section 2.3. Term Loan. Subject to the terms and conditions of this Agreement, the Lenders shall make the Term Loan to Core Molding on the Closing Date, in the amount of the Term Loan Commitment. The Term Loan shall be payable in twenty-four (24) consecutive monthly installments of One Hundred Seven Thousand One Hundred Forty-Three Dollars ($107,143) each, commencing January 1, 2009, and continuing on each Regularly Scheduled Payment Date thereafter, with the balance thereof payable in full on January 1, 2011. Administrative Borrower shall notify Agent, in accordance with the notice provisions of Section 2.9 hereof, whether the Term Loan will be a Base Rate Loan or one or more Eurodollar Loans. The Term Loan may be a mixture of a Base Rate Loan and Eurodollar Loans.
     Section 2.4. Capex Commitment.
     (a) Capex Draw Loans. Subject to the terms and conditions of this Agreement, during the Commitment Period applicable to the Capex Draw Commitment, the Lenders shall make a Capex Draw Loan or Capex Draw Loans to Core Molding in such amount or amounts as Administrative Borrower, through an Authorized Officer, may from time to time request, but in the aggregate principal amount not exceeding at any time the Capex Draw Commitment. Core Molding shall have the option, subject to the terms and conditions set forth herein, to borrow Capex Draw Loans, maturing on the last day of the Commitment Period applicable to the Capex Draw Commitment, by means of any combination of Base Rate Loans or Eurodollar Loans. Once Capex Draw Loans are made, such Capex Draw Loans may not be repaid and re-borrowed.
     (b) Capex Term Loan. On the Capex Conversion Date, all Capex Draw Loans outstanding on such date shall be refinanced by the Lenders with the Capex Term Loan. On the Capex Conversion Date, the Capex Draw Commitment shall be automatically terminated, and, on and after the Capex Conversion Date, Capex Draw Loans shall no longer be available. The

Capex Term Loan shall be payable in eighty-three (83) consecutive monthly installments in an amount equal to the Capex Term Loan Payment Amount, commencing on the Capex Term Loan First Payment Date and continuing on each Regularly Scheduled Payment Date thereafter, with the balance thereof payable in full on the date that is eighty-four (84) months after the Capex Term Loan First Payment Date. The Capex Term Loan may be a mixture of a Base Rate Loan and Eurodollar Loans.
     Section 2.5. Mexican Loan Commitment.
     (a) Mexican Loan. Subject to the terms and conditions of this Agreement, during the Mexican Loan Commitment Period, KeyBank shall make the Mexican Loan to Core Mexico through multiple Mexican Draw Disbursements to Core Mexico. Administrative Borrower, through an Authorized Officer, shall request the disbursements in accordance with Section 2.9(b) hereof, up to the amount of the Mexican Loan Commitment. The Mexican Loan shall be payable in yearly installments commencing January 31, 2010 and continuing on January 31 of each calendar year thereafter in the following amounts, with the remaining principal balance to be paid in full on January 31, 2014:

Payment Date	Payment Amount
January 31, 2010	$1,600,000
January 31, 2011	$1,600,000
January 31, 2012	$1,600,000
January 31, 2013	$1,600,000
January 31, 2014	$1,600,000
The Mexican Loan shall be a Daily LIBOR Loan (or, if required pursuant to Article III hereof, a Base Rate Loan).
     (b) Funded Participation in Mexican Loan. Each Lender shall participate in the Mexican Loan to the extent of its Commitment Percentage. Each Lender shall fund its participation on the date of each Mexican Draw Disbursement.
     Section 2.6. IDRB Letter of Credit.
     (a) Generally. Prior to the Closing Date, KeyBank issued the IDRB Letter of Credit for the account of Core Molding. Subject to the terms and conditions of this Agreement, the IDRB Letter of Credit is part of the Commitment; in the amount of the IDRB Letter of Credit Commitment, and the Fronting Lender shall have the obligations of KeyBank under the IDRB Letter of Credit. The inclusion of the IDRB Letter of Credit in this Agreement shall cause the IDRB Letter of Credit to be risk participated by the Lenders and shall confer upon each Lender the benefits and liabilities of a participation consisting of an undivided pro rata interest in the IDRB Letter of Credit to the extent of such Lender’s Commitment Percentage.
     (b) Funding of IDRB Letter of Credit by the Lenders. Agent shall have the right to request that each Lender fund the participation in the amount due with respect to the IDRB Letter of Credit, and Agent shall promptly notify each Lender thereof (by facsimile or telephone, confirmed in writing). Upon such notice, but without further action, the Fronting Lender hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from the Fronting Lender, an undivided participation interest in the amount due with respect to the IDRB Letter of Credit in an amount equal to such Lender’s Commitment Percentage of the principal amount due with respect to the IDRB Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the account of the Fronting Lender, such Lender’s ratable share of the amount due with respect to the IDRB Letter of Credit (determined in accordance with such Lender’s Commitment Percentage). Each Lender acknowledges and agrees that its obligation to acquire participations in the amount due under the IDRB Letter of Credit that is drawn but not reimbursed by Core Molding pursuant to this subsection (b) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this subsection (b) by wire transfer of immediately available funds, in the same manner as provided in Section 2.9 hereof with respect to Revolving Loans. Each Lender is hereby authorized to record on its records such Lender’s pro rata share of the amounts paid and not reimbursed on the IDRB Letter of Credit.
     (c) IDRB Letter of Credit Fees. With respect to the IDRB Letter of Credit, Core Molding agrees to:
     (i) pay to Agent, for the pro rata benefit of the Lenders, a non-refundable letter of credit fee from the Closing Date through the last day of the Commitment Period applicable to the IDRB Letter of Credit, which shall be paid monthly in arrears, on each Regularly Scheduled Payment Date, at a rate per annum equal to (A) seventy-five (75.00) basis points, multiplied by (B) the IDRB Letter of Credit Commitment, as such amount is reduced on a quarterly basis in accordance with the terms of the IDRB Documents;
     (ii) pay to Agent, for the benefit of certain Lenders, as determined by Agent (including pursuant to any Assignment Agreement executed by and between KeyBank and such Lender), an additional non-refundable letter of credit fee from the Closing Date through the last day of the Commitment Period applicable to the IDRB Letter of Credit, which additional fee shall be paid monthly in arrears, on each Regularly Scheduled Payment Date, at a rate per annum equal to (A) fifty (50.00) basis points, multiplied by (B) twenty-nine and forty one-hundredths percent (29.40%), multiplied by (C) the IDRB Letter of Credit Commitment, as such amount is reduced on a quarterly basis in accordance with the terms of the IDRB Documents; and

     (iii) pay to Agent, for the benefit of the Fronting Lender, such other issuance, amendment, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time, as they may be set forth in the Reimbursement Agreement.
     (d) Reimbursement of IDRB Letter of Credit. Whenever the IDRB Letter of Credit shall be drawn, the amount drawn shall be reimbursed by Core Molding in accordance with the terms of the Reimbursement Agreement.
     Section 2.7. Interest.
     (a) Revolving Loans.
     (i) Base Rate Loan. Core Molding shall pay interest on the unpaid principal amount of a Revolving Loan that is a Base Rate Loan outstanding from time to time, from the date thereof until paid at the Derived Base Rate from time to time in effect. Interest on such Base Rate Loan shall be payable, commencing January 1, 2009, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.
     (ii) Daily LIBOR Loans. Core Molding shall pay interest on the unpaid principal amount of each Revolving Loan that is a Daily LIBOR Loan outstanding from time to time, from the date thereof until paid, at the Derived Daily LIBOR Rate from time to time in effect. Interest on such Daily LIBOR Loan shall be payable, commencing January 1, 2009, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.
     (b) Swing Loans. Core Molding shall pay interest to Agent, for the sole benefit of the Swing Line Lender (and any Lender that shall have purchased a participation in such Swing Loan), on the unpaid principal amount of each Swing Loan outstanding from time to time, from the date thereof until paid, at the Derived Swing Loan Rate from time to time in effect. Interest on Swing Loans shall be payable on each Regularly Scheduled Payment Date. Each Swing Loan shall bear interest for a minimum of one day.
     (c) Term Loan.
     (i) Base Rate Loan. With respect to any portion of the Term Loan that is a Base Rate Loan, Core Molding shall pay interest on the unpaid principal amount thereof outstanding from time to time from the date thereof until paid, commencing January 1, 2009, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof, at the Derived Base Rate from time to time in effect.
     (ii) Eurodollar Loans. With respect to any portion of the Term Loan that is a Eurodollar Loan, Core Molding shall pay interest on the unpaid principal amount of such Eurodollar Loan outstanding from time to time, fixed in advance on the first day of the

Interest Period applicable thereto through the last day of the Interest Period applicable thereto, at a rate per annum equal to two hundred (200.00) basis points in excess of the Eurodollar Rate). Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period. Notwithstanding anything in this Agreement to the contrary, all Eurodollar Loans that are a portion of the Term Loan shall have an Interest Period of one month.
     (d) Capex Draw Loans.
     (i) Base Rate Loan. Core Molding shall pay interest on the unpaid principal amount of a Capex Draw Loan that is a Base Rate Loan outstanding from time to time, from the date thereof until paid at the Derived Base Rate from time to time in effect. Interest on such Base Rate Loan shall be payable, commencing January 1, 2009, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.
     (ii) Eurodollar Loans. Core Molding shall pay interest on the unpaid principal amount of each Capex Draw Loan that is a Eurodollar Loan outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin for Eurodollar Loans), at the Derived Eurodollar Rate. Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period.
     (e) Capex Term Loan.
     (i) Base Rate Loan. With respect to any portion of the Capex Term Loan that is a Base Rate Loan, Core Molding shall pay interest on the unpaid principal amount thereof outstanding from time to time, from the date thereof until paid, commencing on the first Regularly Scheduled Payment Date following the Capex Conversion Date, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof, at the Derived Base Rate from time to time in effect.
     (ii) Eurodollar Loans. With respect to any portion of the Capex Term Loan that is a Eurodollar Loan, Core Molding shall pay interest on the unpaid principal amount of such Eurodollar Loan outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin for Eurodollar Loans), at the Derived Eurodollar Rate. Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period.
     (f) Mexican Loan. Core Mexico shall pay interest on the unpaid principal amount of the Mexican Loan outstanding from time to time, from the date thereof until paid, at the Derived Daily LIBOR Rate from time to time in effect. Interest on the Mexican Loan shall be payable, commencing January 1, 2009, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof; provided that the Mexican Loan shall bear interest at the Derived Base Rate if required by Article III hereof.

     (g) Additional Interest.
     (i) Core Molding hereby agrees to pay to Agent, for the benefit of the Lenders as set forth below, additional interest of fifty (50.00) basis points, to be added to the applicable interest rate payable to such Lenders by Core Molding under subsections (a), (c), (d) and (e) above, on twenty-nine and forty one-hundredths percent (29.40%) of each of the facilities referenced in the foregoing subsections. Such additional interest shall be payable to Agent, for the benefit of KeyBank and each other Lender that shall be entitled thereto, as determined by Agent (including pursuant to any Assignment Agreement executed by and between KeyBank and such Lender).
     (ii) Core Mexico hereby agrees to pay to KeyBank additional interest of fifty (50.00) basis points, to be added to the applicable interest rate payable by Core Mexico under subsection (f) above, on twenty-nine and forty one-hundredths percent (29.40%) of the Mexican Loan. Such additional interest shall be payable to KeyBank, for the benefit of KeyBank and each other Lender that shall be entitled thereto, as determined by KeyBank (including pursuant to any Assignment Agreement executed by and between KeyBank and such Lender).
     (h) Default Rate. Anything herein to the contrary notwithstanding, if an Event of Default shall occur, upon the election of the Required Lenders (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, (ii) the fee for the aggregate undrawn amount of all issued and outstanding Letters of Credit shall be increased by three percent (3%) in excess of the rate otherwise applicable thereto, and (iii) in the case of any other amount not paid when due from Borrowers hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate; provided that during an Event of Default under Section 7.1 (except as to the Mexican Note), 7.13(a) or 7.14 hereof, the applicable Default Rate shall apply without any election or action on the part of Agent or any Lender.
     (i) Limitation on Interest.
     (i) Generally. In no event shall the rate of interest hereunder exceed the maximum rate allowable by law. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded the applicable Borrower. In determining whether the interest contracted for, charged, or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (A) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (B) exclude voluntary prepayments and the effects thereof, and (C) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

     (ii) Foreign Jurisdiction Interest. If any provision of this Agreement or any other Loan Document would obligate Core Mexico to make any payment of interest or other amount payable to (including for the account of) any Lender in an amount, or calculated at a rate, that would be prohibited by law or would result in a receipt by such Lender of interest at a criminal rate then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (A) first, by reducing the amount or rate of interest required to be paid to such Lender under this Article II; and (B) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Lender that would constitute interest for purposes of the applicable statute. Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if a Lender shall have received an amount in excess of the maximum amount permitted by such statute, then the Lender shall pay an amount equal to such excess to Core Mexico. Any amount or rate of interest referred to in this Article II with respect to the foreign extensions of credit shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that such extensions of credit remain outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the Commitment Period and, in the event of a dispute, a certificate of an actuary appointed by Agent shall be conclusive for the purposes of such determination.
     Section 2.8. Evidence of Indebtedness.
     (a) Revolving Loans. Upon the request of a Lender, to evidence the obligation of Core Molding to repay the Revolving Loans made by such Lender and to pay interest thereon, Core Molding shall execute a Revolving Credit Note, payable to the order of such Lender in the principal amount equal to its Commitment Percentage of the Revolving Credit Commitment, or, if less, the aggregate unpaid principal amount of Revolving Loans made by such Lender; provided that the failure of a Lender to request a Revolving Credit Note shall in no way detract from Core Molding’s obligations to such Lender hereunder.
     (b) Swing Loans. Upon the request of the Swing Line Lender, to evidence the obligation of Core Molding to repay the Swing Loans and to pay interest thereon, Core Molding shall execute a Swing Line Note, payable to the order of the Swing Line Lender in the principal amount of the Swing Line Commitment, or, if less, the aggregate unpaid principal amount of Swing Loans made by the Swing Line Lender; provided that the failure of the Swing Line Lender to request a Swing Line Note shall in no way detract from Core Molding’s obligations to the Swing Line Lender hereunder.
     (c) Term Loan. Upon the request of a Lender, to evidence the obligation of Borrower to repay the portion of the Term Loan made by such Lender and to pay interest thereon, Borrower shall execute a Term Note, payable to the order of such Lender in the principal amount equal to its Commitment Percentage of its Term Loan Commitment; provided that the failure of a Lender to request a Term Note shall in no way detract from Borrower’s obligations to such Lender hereunder.
     (d) Capex Loans. Upon the request of a Lender, to evidence the obligation of Core Molding to repay the Capex Loans made by such Lender and to pay interest thereon, Core Molding shall execute a Capex Note, payable to the order of such Lender in the principal amount of its Commitment Percentage of the Capex Commitment; provided that the failure of a Lender to request a Capex Note shall in no way detract from Core Molding’s obligations to such Lender hereunder.
     (e) Mexican Loan. The obligation of Core Mexico to repay the Mexican Loan and to pay interest thereon shall be evidenced by the Mexican Note. The Mexican Note shall be payable to the order of KeyBank, and each Lender shall have an undivided funded risk participation in the Mexican Note. The Mexican Note shall be in the amount of the Mexican Loan Commitment.
     Section 2.9. Notice of Credit Event; Funding of Loans.
     (a) Notice of Credit Event.
     (i) Generally. Administrative Borrower, through an Authorized Officer, shall provide to Agent a Notice of Loan prior to (A) 11:00 A.M. (U.S. Eastern time) on the proposed date of borrowing of, or conversion of a Loan to, a Base Rate Loan, (B) 11:00 A.M. (U.S. Eastern time) on the proposed date of borrowing of, or conversion of a Loan to, a Daily LIBOR Loan, (C) 11:00 A.M. (U.S. Eastern time) three Business Days prior to the proposed date of borrowing of, continuation of, or conversion of a Loan to, a Eurodollar Loan, and (D) 2:00 P.M. (U.S. Eastern time) on the proposed date of borrowing of a Swing Loan, or such other time to which the Swing Line Lender may agree. Borrowers shall comply with the notice provisions set forth in Section 2.2(b) hereof with respect to Letters of Credit.
     (ii) Capex Loans and Mexican Draw Disbursements. In addition to the requirements set forth in subpart (i) above, with respect to the borrowing of a Capex Loan or the disbursement of a Mexican Draw Disbursement, (A) the appropriate Borrower, through an Authorized Officer of such Borrower, shall provide to Agent a Mexican Project Draw Request, to be in form and substance satisfactory to Agent, prior to 2:00 P.M. (U.S. Eastern time) ten days prior to the proposed date of borrowing (or, with respect to the borrowing of a Capex Loan on the Closing Date, on the date of the proposed borrowing), and (B) Borrowers shall comply with the provisions of Article XII hereof.
     (b) Funding of Loans. Agent shall notify each Lender of the date, amount and Interest Period (if applicable) promptly upon the receipt of a Notice of Loan or a Mexican Project Draw Request, and, in any event, by 2:00 P.M. (U.S. Eastern time) on the date such Notice of Loan is received. On the date that the Credit Event set forth in such Notice of Loan is to occur (or, with respect to a Mexican Project Draw Request, the date that all requirements for such Loan have been satisfied), each such Lender shall provide to Agent, not later than 3:00 P.M. (U.S. Eastern time), the amount in Dollars, in federal or other immediately available funds, required of it. If Agent shall elect to advance the proceeds of such Loan prior to receiving funds from such Lender, Agent shall have the right, upon prior notice to Administrative Borrower, to debit any account of Core Molding or otherwise receive such amount from the appropriate Borrower, promptly after demand, in the event that such Lender shall fail to reimburse Agent in accordance with this subsection. Agent shall also have the right to receive interest from such Lender at the Federal Funds Effective Rate in the event that such Lender shall fail to provide its portion of the Loan on the date requested and Agent shall elect to provide such funds.
     (c) Conversion and Continuation of Loans.
     (i) At the request of Administrative Borrower to Agent, subject to Section 2.7 hereof and the notice and other provisions of this Section 2.9, the Lenders shall convert a Base Rate Loan to one or more Eurodollar Loans at any time and shall convert a Eurodollar Loan to a Base Rate Loan on any Interest Adjustment Date applicable thereto.
     (ii) At the request of Administrative Borrower to Agent, subject to the notice and other provisions of this Section 2.9, the appropriate Lenders shall continue one or more Eurodollar Loans as of the end of the applicable Interest Period as a new Eurodollar Loan with a new Interest Period.
     (d) Minimum Amount for Loans. Each request for:
     (i) a Base Rate Loan (other than a Capex Draw Loan or a Mexican Draw Disbursement that is a Base Rate Loan) shall be in an amount of not less than One Hundred Thousand Dollars ($100,000), increased by increments of Fifty Thousand Dollars ($50,000);
     (ii) a Daily LIBOR Loan (other than a Mexican Draw Disbursement that is Daily LIBOR Loan) shall be in an amount of not less than One Hundred Thousand Dollars ($100,000), increased by increments of Fifty Thousand Dollars ($50,000);
     (iii) a Eurodollar Loan (other than a Capex Draw Loan that is a Eurodollar Loan) shall be in an amount of not less than One Million Dollars ($1,000,000), increased by increments of One Hundred Thousand Dollars ($100,000); and
     (iv) a Swing Loan may be in any amount as may be agreed to by the Swing Line Lender.
     (e) Interest Periods. Borrowers shall not request that Eurodollar Loans be outstanding for more than four different Interest Periods at the same time.

     Section 2.10. Payment on Loans and Other Obligations.
     (a) Payments Generally. Each payment made hereunder by a Credit Party shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.
     (b) Payments from Borrowers. All payments (including prepayments) to Agent of the principal of or interest on each Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by Borrowers under this Agreement, shall be made in Dollars. All payments described in this subsection (b) shall be remitted to Agent, at the address of Agent for notices referred to in Section 11.4 hereof (or at such other office or account as designated in writing by Agent to Administrative Borrower) for the account of the Lenders (or the Fronting Lender or the Swing Line Lender, as appropriate) not later than 11:00 A.M. (U.S. Eastern time) on the due date thereof in immediately available funds. Any such payments received by Agent after 11:00 A.M. (U.S. Eastern time) shall be deemed to have been made and received on the next Business Day.
     (c) Payments to Lenders. Upon Agent’s receipt of payments hereunder, Agent shall immediately distribute to each Lender (except with respect to Swing Loans, which shall be paid to the Swing Line Lender and any Lender that has funded a participation in such Swing Loan, or, with respect to Letters of Credit or the IDRB Letter of Credit, certain of which payments shall be paid to the Fronting Lender) their respective ratable shares, if any, of the amount of principal, interest, and commitment and other fees received by Agent for the account of such Lender. Payments received by Agent shall be delivered to the Lenders in immediately available funds. Each Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans, Daily LIBOR Loans, Eurodollar Loans and Swing Loans, Letters of Credit and the IDRB Letter of Credit, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of Borrowers under this Agreement or any Note. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans, the Letters of Credit and the IDRB Letter of Credit set forth on the records of Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to each Lender.
     (d) Timing of Payments. Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided that, with respect to a Eurodollar Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.
     Section 2.11. Prepayment.
     (a) Right to Prepay.

     (i) Borrowers shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender and any Lender that has funded a participation in such Swing Loan), all or any part of the principal amount of the Loans, as designated by the appropriate Borrower. Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and any amount payable under Article III hereof with respect to the amount being prepaid. Prepayments of Base Rate Loans and Daily LIBOR Loans shall be without any premium or penalty. Each prepayment of the Term Loan, the Capex Term Loan or the Mexican Loan shall be applied to the principal installments thereof in the inverse order of their respective maturities.
     (ii) Core Molding shall have the right, at any time or from time to time, to prepay, for the benefit of the Swing Line Lender (and any Lender that has funded a participation in such Swing Loan), all or any part of the principal amount of the Swing Loans then outstanding, as designated by Administrative Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment.
     (b) Notice of Prepayment. Administrative Borrower shall give Agent irrevocable written notice of prepayment of a Base Rate Loan or a Daily LIBOR Loan or Swing Loan by no later than 11:00 A.M. (U.S. Eastern time) on the Business Day on which such prepayment is to be made and written notice of the prepayment of any Eurodollar Loan not later than 1:00 P.M. (U.S. Eastern time) three Business Days before the Business Day on which such prepayment is to be made. Swing Loans may be prepaid without advance notice if prepaid through a “sweep” cash management arrangement with Agent.
     (c) Minimum Amount. Each prepayment of a Eurodollar Loan shall be in the principal amount of not less than One Million Dollars ($1,000,000), or, if less, the principal amount of such Eurodollar Loan, or, with respect to a Swing Loan, the principal amount of such Swing Loan, except in the case of a mandatory payment pursuant to Section 2.14 hereof or Article III hereof.
     Section 2.12. Commitment and Other Fees; Reduction of Revolving Credit Commitment.
     (a) Commitment Fee. Core Molding shall pay to Agent, for the ratable account of the Lenders, as a consideration for the Revolving Credit Commitment, a commitment fee from the Closing Date to and including the last day of the Commitment Period applicable to the Revolving Credit Commitment, payable quarterly, at a rate per annum equal to (i) the Applicable Commitment Fee Rate in effect on the payment date, multiplied by (ii) (A) the average daily Maximum Revolving Amount in effect during such quarter, minus (B) the average daily Revolving Credit Exposure (exclusive of the Swing Line Exposure) during such quarter. The commitment fee shall be payable in arrears, on January 1, 2009 and continuing on the first day of each April, July, October and January thereafter, and on the last day of the Commitment Period applicable to the Revolving Credit Commitment.

     (b) Agent Fee. Core Molding shall pay to Agent, for its sole benefit, the fees set forth in the Agent Fee Letter.
     (c) Collateral Audit and Appraisal Fees. Core Molding shall reimburse Agent, for its sole benefit, for all out-of-pocket expenses relating to (i) collateral field audits, (ii) fixed asset appraisals, and (iii) any other collateral assessment expenses, that may be conducted by or on behalf of Agent. Core Molding shall promptly reimburse Agent for all reasonable and documented costs and expenses incurred in connection with (A) collateral field audits (which, other than during the continuance of an Event of Default, shall be conducted no more frequently than four times per year), (B) inventory appraisals (which, other than during the continuance of an Event of Default, shall be conducted no more frequently than two times per year), and (C) any other collateral assessment that may be conducted from time to time by or on behalf of Agent, the scope and frequency of which shall be in Agent’s sole discretion.
     (d) Authorization to Debit Account. Core Molding hereby agrees that Agent has the right to debit from any deposit account of Core Molding, amounts owing to Agent by any Borrower under this Agreement and the Loan Documents for payment of fees and expenses incurred in connection therewith.
     (e) Optional Reduction of Revolving Credit Commitment. Core Molding may at any time and from time to time permanently reduce in whole or ratably in part the Maximum Revolving Amount to an amount not less than the then existing Revolving Credit Exposure, by giving Agent not fewer than five Business Days’ (or thirty (30) days if the Commitment is to be reduced or terminated in its entirety) written notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Lenders, of not less than One Million Dollars ($1,000,000), increased in increments of Five Hundred Thousand Dollars ($500,000) Agent shall promptly notify each Lender of the date of each such reduction and such Lender’s proportionate share thereof. After each such partial reduction, the commitment fees payable hereunder shall be calculated upon the Maximum Revolving Amount as so reduced. If Borrowers reduce in whole the Revolving Credit Commitment, on the effective date of such reduction (the appropriate Borrowers having prepaid in full the unpaid principal balance, if any, of the Loans, together with all interest (if any) and commitment and other fees accrued and unpaid with respect thereto, and provided that no Letter of Credit Exposure or Swing Line Exposure shall exist), all of the Revolving Credit Notes shall be delivered to Agent marked “Canceled” and Agent shall redeliver such Revolving Credit Notes to Administrative Borrower. Each reduction in the Maximum Revolving Amount shall result in an equal reduction in the Total Commitment Amount. Any partial reduction in the Maximum Revolving Amount shall be effective during the remainder of the Commitment Period.
     Section 2.13. Computation of Interest and Fees. Interest on Loans, Letter of Credit fees, Related Expenses, and commitment and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed.
     Section 2.14. Mandatory Payments.

     (a) Revolving Credit Exposure. If, at any time, the Revolving Credit Exposure shall exceed the Revolving Credit Commitment, Core Molding shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Revolving Loans sufficient to bring the Revolving Credit Exposure within the Revolving Credit Commitment.
     (b) Swing Line Exposure. If, at any time, the Swing Line Exposure shall exceed the Swing Line Commitment, Core Molding shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Swing Loans sufficient to bring the Swing Line Exposure within the Swing Line Commitment.
     (c) Capex Draw Exposure. If, at any time, the Capex Draw Exposure shall exceed the Capex Draw Commitment, Core Molding shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Capex Draw Loans sufficient to bring the Capex Draw Exposure within the Capex Draw Commitment.
     (d) Mexican Draw Exposure. If, at any time, the Mexican Draw Exposure shall exceed the Mexican Loan Commitment, Core Mexico shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Mexican Draw Disbursements sufficient to bring the Mexican Draw Exposure within the Mexican Loan Commitment.
     (e) Mandatory Prepayments. Borrowers shall make Mandatory Prepayments (each a “Mandatory Prepayment”) in accordance with the following provisions:
     (i) Additional Indebtedness. If, at any time, any of the Companies shall incur Consolidated Funded Indebtedness for borrowed money (including Capitalized Lease Obligations and letters of credit) other than Indebtedness permitted pursuant to Section 5.8(a) through (g) hereof (which other Indebtedness shall not be incurred without the prior written consent of Agent and the Required Lenders), Core Molding (if such Company is Core Molding or a Domestic Subsidiary) or Core Mexico (if such Company is a Foreign Subsidiary) shall make a Mandatory Prepayment, on the date that such Consolidated Funded Indebtedness is incurred, in an amount equal to one hundred percent (100%) of the net cash proceeds of such Consolidated Funded Indebtedness.
     (ii) Sale of Assets. Upon the sale or other disposition of any assets by a Company (permitted pursuant to Section 5.12 hereof) to any Person other than in the ordinary course of business, and to the extent the proceeds of such sale or other disposition are in excess of One Hundred Thousand Dollars ($100,000) during any fiscal year of Core Molding and are not to be reinvested in fixed assets or other similar assets within one hundred eighty (180) days of such sale or other disposition, Core Molding or a Domestic Subsidiary, or Core Mexico (if such Company is a Foreign Subsidiary) shall make a Mandatory Prepayment, on the date of such sale or other disposition, in an amount equal to one hundred percent (100%) of the proceeds of such disposition net of amounts required to pay taxes and reasonable costs applicable to the disposition.

     (iii) Additional Equity. Within thirty (30) days after any equity offering (other than the offering or exercise of stock options or other equity awards pursuant to management incentive plans) by Core Molding (which shall be only with the prior written consent of Agent and the Required Lenders), Core Molding shall make a Mandatory Prepayment in an amount equal to seventy-five percent (75%) of the net cash proceeds of such equity offering.
     (iv) Material Recovery Event. Within ten days after the occurrence of a Material Recovery Event, Administrative Borrower shall furnish to Agent written notice thereof. Within sixty (60) days after such Material Recovery Event, Administrative Borrower shall notify Agent of Administrative Borrower’s determination as to whether or not to replace, rebuild or restore the affected property (a “Material Recovery Determination Notice”). If Administrative Borrower decides not to replace, rebuild or restore such property or if Administrative Borrower has not delivered the Material Recovery Determination Notice within sixty (60) days after such Material Recovery Event, then the proceeds of insurance paid in connection with such Material Recovery Event shall be paid as a Mandatory Prepayment. If Administrative Borrower decides to replace, rebuild or restore such property, then any such replacement, rebuilding or restoration must be (A) commenced within six months of the date of the Material Recovery Event, and (B) substantially completed within twelve (12) months of such commencement date, with such net proceeds and other funds available to the appropriate Companies. Any amounts of such insurance proceeds not applied to the costs of replacement or restoration shall be applied as a Mandatory Prepayment.
     (f) Application of Mandatory Prepayments. Each Mandatory Prepayment required to be made pursuant to Section 2.14(e) hereof shall be applied as follows:
     (i) if such Mandatory Prepayment is payable by Core Molding, (A) first, to the Term Loan (to the payments of principal in the inverse order of maturities), with such payment first to be applied to the outstanding Base Rate Loans and then to the outstanding Eurodollar Loans, (B) second, as applicable, to the Capex Draw Loans and the Capex Term Loan (to the payments of principal in the inverse order of maturities), with such payment first to be applied to the outstanding Base Rate Loans and then to the outstanding Eurodollar Loans, and (C) third, to Revolving Loans, with such payment first to be applied to the outstanding Base Rate Loans and then to the outstanding Daily LIBOR Loans; and
     (ii) if such Mandatory Prepayment is payable by Core Mexico, to the Mexican Loan;
provided that, in each case, if the outstanding principal amount of any Eurodollar Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.9(d) hereof as a result of such prepayment, then such Eurodollar Loan shall be converted into a Base Rate Loan on the date of such prepayment. Any prepayment of a Eurodollar Loan pursuant to this Section 2.14 shall be subject to the prepayment provisions set forth in Article III hereof.

     Section 2.15. Liability of Borrowers.
     (a) Liability. Each Borrower hereby authorizes Administrative Borrower to request Loans or Letters of Credit hereunder. Core Molding acknowledges and agrees that Agent and the Lenders are entering into this Agreement at the request of Core Molding and with the understanding that Core Molding is and shall remain fully liable for payment in full of the Obligations (including the Obligations of Core Mexico through Article X hereof) and any other amount payable under this Agreement and the other Loan Documents. Core Molding agrees that it is receiving or will receive a direct pecuniary benefit for the each Loan made and each Letter of Credit and the IDRB Letter of Credit issued hereunder.
     (b) Appointment of Administrative Borrower. Each Borrower hereby irrevocably appoints Administrative Borrower as the borrowing agent and attorney-in-fact for all Borrowers, which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes Administrative Borrower to (i) provide Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement, (ii) take such action as Administrative Borrower deems appropriate on its behalf to obtain Loans and Letters of Credit, and (iii) exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.
     (c) Waivers of Each Borrower. In the event that any obligation of any Borrower under this Agreement is deemed to be an agreement by such Borrower to answer for the debt or default of another Credit Party or as an hypothecation of property as security therefor, each Borrower represents and warrants that (i) no representation has been made to such Borrower as to the creditworthiness of such other Credit Party, and (ii) such Borrower has established adequate means of obtaining from such other Credit Party on a continuing basis, financial or other information pertaining to such other Credit Party’s financial condition. Each Borrower expressly waives, except as expressly required under this Agreement, diligence, demand, presentment, protest and notice of every kind and nature whatsoever, consents to the taking by Agent and the Lenders of any additional security of another Credit Party for the obligations secured hereby, or the alteration or release in any manner of any security of another Credit Party now or hereafter held in connection with the Obligations, and consents that Agent, the Lenders and any other Credit Party may deal with each other in connection with such obligations or otherwise, or alter any contracts now or hereafter existing between them, in any manner whatsoever, including without limitation the renewal, extension, acceleration or changes in time for payment of any such obligations or in the terms or conditions of any security held. Agent and the Lenders are hereby expressly given the right, at their option, to proceed in the enforcement of any of the Obligations independently of any other remedy or security they may at any time hold in connection with such obligations secured and it shall not be necessary for Agent and the Lenders to proceed upon or against or exhaust any other security or remedy before proceeding to enforce their rights against such Borrower. Each Borrower further waives any right of subrogation, reimbursement, exoneration, contribution, indemnification, setoff or other recourse in respect of sums paid to Agent and the Lenders by any other Credit Party.

     (d) Liability of Foreign Borrowers. Anything herein to the contrary notwithstanding, Core Mexico shall not at any time be liable for the Indebtedness of Core Molding under this Agreement (exclusive of Indebtedness of Core Mexico that is guaranteed by Core Molding under this Agreement).
     Section 2.16. Extension of Commitment. Contemporaneously with the delivery of the financial statements required pursuant to Section 5.3(b) hereof (beginning with the financial statements for the fiscal year of Core Molding ending December 31, 2009), Administrative Borrower may deliver a Request for Extension, requesting that the Lenders extend the maturity of the Revolving Credit Commitment for an additional year. Each such extension shall require the unanimous written consent of all of the Lenders and shall be upon such terms and conditions as may be agreed to by Agent, Borrowers and the Lenders. Core Molding shall pay any attorneys’ fees or other expenses of Agent in connection with the documentation of any such extension, as well as such other fees as may be agreed upon between Borrowers and Agent.
ARTICLE III. ADDITIONAL PROVISIONS RELATING TO
EURODOLLAR LOANS; INCREASED CAPITAL; TAXES
     Section 3.1. Requirements of Law.
     (a) If, after the Closing Date, (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority, or (ii) the compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:
     (A) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, the IDRB Letter of Credit, any Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes and Excluded Taxes which are governed by Section 3.2 hereof);
     (B) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or
     (C) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit or the IDRB Letter of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Core Molding (and Core Mexico, with respect to the Mexican Loan) shall pay to such Lender, promptly after receipt of a written request therefor, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection (a), such Lender shall promptly notify Administrative Borrower (with a copy to Agent) of the event by reason of which it has become so entitled.
     (b) If any Lender shall have determined that, after the Closing Date, the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof by a Governmental Authority or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, or under or in respect of any Letter of Credit or the IDRB Letter of Credit, to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender or such corporation with respect to capital adequacy), then from time to time, upon submission by such Lender to Administrative Borrower (with a copy to Agent) of a written request therefor (which shall include the method for calculating such amount and reasonable detail regarding such calculation), Core Molding (and Core Mexico, with respect to the Mexican Loan) shall promptly pay or cause to be paid to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
     (c) A certificate as to any additional amounts payable pursuant to this Section 3.1 submitted by any Lender to Administrative Borrower, together with a reasonably detailed calculation and description of such amounts contemplated by this Section 3.1 (with a copy to Agent) shall be rebuttably presumptive evidence of the amounts so payable. In determining any such additional amounts, such Lender may use any method of averaging and attribution that it (in its reasonable credit judgment) shall deem applicable. The obligations of Borrowers pursuant to this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
     Section 3.2. Taxes.
     (a) All payments made by any Credit Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of any Taxes or Other Taxes. If any Taxes or Other Taxes are required to be deducted or withheld from any amounts payable to Agent or any Lender hereunder, the amounts so payable to Agent or such Lender shall be increased by such additional amounts to the extent necessary to yield to Agent or such Lender (after deducting, withholding and payment of all Taxes and Other Taxes, and including any of the foregoing levied on such additional amounts) interest or any such other amounts payable hereunder at the rates or in the amounts specified in the Loan Documents that Agent or such Lender would have received had no such deduction or withholding been required.
     (b) Whenever any Taxes or Other Taxes are required to be withheld and paid by a Credit Party, such Credit Party shall timely withhold and pay such taxes to the relevant Governmental Authorities. As promptly as possible thereafter, Administrative Borrower shall send to Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Credit Party showing payment thereof or other evidence of payment reasonably acceptable to Agent or such Lender. If such Credit Party shall fail to pay any Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to Agent the required receipts or other required documentary evidence, such Credit Party and Core Molding shall indemnify Agent and the appropriate Lenders on demand for any incremental Taxes or Other Taxes paid or payable by Agent or such Lender as a result of any such failure.
     (c) If any Lender shall be so indemnified by a Credit Party, such Lender shall use reasonable efforts to obtain the benefits of any refund, deduction or credit for any taxes or other amounts with respect to the amount paid by such Credit Party and shall reimburse such Credit Party to the extent, but only to the extent, that such Lender shall receive a refund with respect to the amount paid by such Credit Party or an effective net reduction in taxes or other governmental charges (including any taxes imposed on or measured by the total net income of such Lender) of the United States or any state or subdivision or any other Governmental Authority thereof by virtue of any such deduction or credit, after first giving effect to all other deductions and credits otherwise available to such Lender. If, at the time any audit of such Lender’s income tax return is completed, such Lender determines, based on such audit, that it shall not have been entitled to the full amount of any refund reimbursed to such Credit Party as aforesaid or that its net income taxes shall not have been reduced by a credit or deduction for the full amount reimbursed to such Credit Party as aforesaid, such Credit Party, upon request of such Lender, shall promptly pay to such Lender the amount so refunded to which such Lender shall not have been so entitled, or the amount by which the net income taxes of such Lender shall not have been so reduced, as the case may be.
     (d) Each Lender that is not (i) a citizen or resident of the United States of America, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or (iii) an estate or trust that is subject to federal income taxation regardless of the source of its income (any such Person, a “Non-U.S. Lender”) shall deliver to Administrative Borrower and Agent two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement with respect to such interest and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Credit Parties under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement or such other Loan Document. In addition, each Non-U.S. Lender shall deliver such forms or appropriate replacements promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify Administrative Borrower at any time it determines that such Lender is no longer in a position to provide any previously delivered certificate to Administrative Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this subsection (d), a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection (d) that such Non-U.S. Lender is not legally able to deliver.

     (e) The agreements in this Section 3.2 shall survive the termination of the Loan Documents and the payment of the Loans and all other amounts payable hereunder.
     (f) Borrowers hereby acknowledge that Agent and the Lenders are subject to withholding tax liabilities with respect to the Mexican Loan that, pursuant to this Section 3.2, are payable by Borrowers. Borrowers hereby agree not to contest their obligation to pay such tax liabilities.
     Section 3.3. Funding Losses. Core Molding (and Core Mexico, with respect to the Mexican Loan) agree to indemnify each Lender, promptly after receipt of a written request therefor, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by a Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by a Borrower in making any prepayment of or conversion from Eurodollar Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of a Eurodollar Loan on a day that is not the last day of an Interest Period applicable thereto, or (d) any conversion of a Eurodollar Loan to a Base Rate Loan or a Daily LIBOR Loan on a day that is not the last day of an Interest Period applicable thereto. Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest (with no additional premium or penalty thereon) that would have accrued on the amounts so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the appropriate London interbank market, along with any administration fee charged by such Lender. A certificate as to any amounts payable pursuant to this Section 3.3 submitted to Administrative Borrower, together with a reasonably detailed calculation and description of such amounts (with a copy to Agent) by any Lender shall be rebuttably presumptive evidence of the amount so payable. The obligations of Borrowers pursuant to this Section 3.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
     Section 3.4. Eurodollar Rate or Daily LIBOR Rate Lending Unlawful; Inability to Determine Rate.
     (a) If any Lender shall determine (which determination shall, upon notice thereof to Administrative Borrower and Agent, be conclusive and binding on Borrowers) that, after the Closing Date, (i) the introduction of or any change in or in the interpretation of any law makes it unlawful, or (ii) any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert (if permitted pursuant to this Agreement) any Loan into, a Eurodollar Loan or a Daily LIBOR Loan, the obligations of such Lender to make, continue or convert any such Eurodollar Loan or Daily LIBOR Loan shall, upon such determination, be suspended until such Lender shall notify Agent that the circumstances causing such suspension no longer exist, and all outstanding Eurodollar Loans and Daily LIBOR Loans payable to such Lender shall automatically convert (if conversion is permitted under this Agreement) into a Base Rate Loan, or be repaid (if no conversion is permitted) at the end of the then current Interest Periods with respect thereto or sooner, if required by law or such assertion.
     (b) If Agent or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate or the Daily LIBOR Rate with respect to a proposed Daily LIBOR Loan, for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or the Daily LIBOR Rate with respect to a proposed Daily LIBOR Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, Agent will promptly so notify Administrative Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain such Eurodollar Loan shall be suspended until Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Administrative Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such Eurodollar Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.
     Section 3.5. Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of such Lender’s Loans in any manner such Lender deems to be appropriate; it being understood, however, that, for the purposes of this Agreement, all determinations hereunder shall be made as if such Lender had actually funded and maintained each Eurodollar Loan during the applicable Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.
     Section 3.6. Failure of Lender to Obtain Lower Withholding Tax Status. If any Lender fails (a) both (i) to be registered with the Ministry of Finance and Public Credit of Mexico (“Hacienda”) as a foreign financial institution for purposes of Article 195-I of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) or any successor provision, and (ii) to be a resident (or to have the principal offices of such party be a resident, if such party lends through a branch or agency) for tax purposes, of a country with which Mexico has entered into a treaty that is in effect for the avoidance of double taxation to the extent that such registration or residency continues to be a legal requirement for the application of a reduced withholding tax rate on Mexican sourced interest income, or (b) to use its reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested by such Company to maintain (or, if relevant, reestablish) the registration referred to in subpart (a)(i) above, if the making of such filing would not, in the reasonable judgment of such party, be disadvantageous to such party, then Administrative Borrower may, at its sole expense and effort, upon notice to such Lender and, in consultation with Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.10 hereof), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Administrative Borrower shall have received the prior written consent of Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, the IDRB Letter of Credit, Swing Line Loans and the Mexican Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Administrative Borrower (in the case of all other amounts), and (iii) such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Administrative Borrower to require such assignment and delegation cease to apply.
ARTICLE IV. CONDITIONS PRECEDENT
     Section 4.1. Conditions to Each Credit Event. The obligation of the Lenders, the Fronting Lender and the Swing Line Lender to participate in any Credit Event shall be conditioned, in the case of each Credit Event, upon the following:
     (a) all conditions precedent as listed in Section 4.2 hereof required to be satisfied prior to the first Credit Event shall have been satisfied prior to or as of the first Credit Event;
     (b) Administrative Borrower shall have submitted a Notice of Loan (or with respect to a Letter of Credit, complied with the provisions of Section 2.2(b)(ii) hereof) and otherwise complied with Section 2.9 hereof;
     (c) no Default or Event of Default shall then exist or immediately after such Credit Event would exist; and
     (d) each of the representations and warranties contained in Article VI hereof shall be true in all material respects as if made on and as of the date of such Credit Event, except to the extent that any thereof expressly relate to an earlier date.
Each request by Administrative Borrower or any other Borrower for a Credit Event shall be deemed to be a representation and warranty by Borrowers as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (c) and (d) above.
     Section 4.2. Conditions to the First Credit Event. Borrowers shall cause the following conditions to be satisfied on or prior to the Closing Date. The obligation of the Lenders, the Fronting Lender and the Swing Line Lender to participate in the first Credit Event is subject to Borrowers satisfying each of the following conditions prior to or concurrently with such Credit Event:
     (a) Notes as Requested. (i) Core Molding shall have executed and delivered to (A) each Lender requesting a Revolving Credit Note such Lender’s Revolving Credit Note, (B) each Lender requesting a Term Note such Lender’s Term Note, (C) each Lender requesting a Capex Note such Lender’s Capex Note, and (D) the Swing Line Lender the Swing Line Note, if

requested by the Swing Line Lender, and (ii) Core Mexico shall have executed and delivered to KeyBank the Mexican Note.
     (b) Guaranties of Payment. Each Guarantor of Payment shall have executed and delivered to Agent a Guaranty of Payment, in form and substance satisfactory to Agent.
     (c) Security Agreements. Core Molding and each Domestic Guarantor of Payment shall have executed and delivered to Agent, for the benefit of the Lenders, a Security Agreement and such other documents or instruments, as may be required by Agent to create or perfect the Liens of Agent, for the benefit of the Lenders, in the assets of such Company, all to be in form and substance satisfactory to Agent.
     (d) Mexican Security Agreements. Core Molding and each Domestic Guarantor of Payment with assets in Mexico shall have executed and delivered to Agent, for the benefit of the Lenders, a Mexican Security Agreement, and such other documents or instruments as may be required by Agent to create or perfect the Liens of Agent, for the benefit of the Lenders, in the assets of such Company, all to be in form and substance satisfactory to Agent.
     (e) Pledge Agreements. Core Molding and each Domestic Guarantor of Payment that has a Subsidiary shall have (i) executed and delivered to Agent, for the benefit of the Lenders, a Pledge Agreement, in form and substance satisfactory to Agent and the Lenders, with respect to the Pledged Securities, (ii) executed and delivered to Agent, for the benefit of the Lenders, appropriate transfer powers for each of the Pledged Securities, (iii) delivered to Agent, for the benefit of the Lenders, the Pledged Securities, and (iv) delivered to Agent any other documentation (including legal opinions from foreign counsel) reasonably required by Agent regarding the perfection of such Pledged Securities.
     (f) Mexican Stock Pledge Agreements. Core Molding and each Domestic Guarantor of Payment that owns an equity interest in Core Mexico shall have (i) executed and delivered to Agent, for the benefit of the Lenders, a Mexican Stock Pledge Agreement, in form and substance satisfactory to Agent and the Lenders, with respect to the Pledged Securities referenced therein, and (ii) delivered to Agent any other documentation (including legal opinions from foreign counsel) reasonably required by Agent regarding the perfection of such Pledged Securities.
     (g) Control Agreements. Borrowers shall have delivered to Agent an executed Control Agreement, in form and substance reasonably satisfactory to Agent, for each Deposit Account maintained by a Borrower or a Domestic Guarantor of Payment; provided that Core Mexico shall not be required to deliver a Control Agreement for any Deposit Account, so long as the aggregate amount of all Deposit Accounts of Core Mexico that are not subject to a Control Agreement does not exceed Fifty Thousand Dollars ($50,000).
     (h) Domestic Real Estate Matters. With respect to each parcel of the Domestic Real Property owned by Core Molding or any Domestic Guarantor of Payment, Borrowers shall have delivered to Agent:

     (i) an updated Loan Policy of title insurance reasonably acceptable to Agent issued to Agent, for the benefit of the Lenders, by a title company acceptable to Agent, in an amount equal to the lesser of the Total Commitment Amount or the appraised value of the Domestic Real Property insuring the applicable Mortgage to be a valid, first-priority lien in the Domestic Real Property, free and clear of all defects and encumbrances except such matters of record as accepted by Agent, in its sole discretion, and shown as Permitted Encumbrances in “Exhibit B” to such Mortgage;
     (ii) evidence to Agent’s satisfaction in its sole discretion that no portion of such Domestic Real Property is located in a Special Flood Hazard Area or is otherwise classified as Class A or Class BX on the Flood Maps maintained by the Federal Emergency Management Agency; and
     (iii) two fully executed originals of the Mortgage with respect to such Domestic Real Property.
     (i) Mexican Real Property Matters. With respect to the Mexican Real Property, Borrowers shall have delivered to Agent:
     (i) a copy of a no-lien certificate on the land of the Mexican Project issued by the corresponding Public Registry of Property and eligible as “avis pre-preventivo” for the Mexican Loan Commitment hereunder and copy of the corporate file (“folio o matricula mercantile”) of Core Mexico showing no Liens involving Core Mexico or its assets, each in form and substance satisfactory to Agent; and
     (ii) a notarized copy (“copias certificada”) of the Mexican Mortgage deed (“escritura pública de hipoteca”) issued by a local Mexican notary public.
     (j) Reimbursement Agreement. Core Molding shall have executed and delivered to Agent the Reimbursement Agreement, in form and substance satisfactory to Agent.
     (k) Lien Searches. With respect to the property located in the United States owned or leased by each Borrower and Guarantor of Payment, and any other property securing the Obligations located in the United States, Borrowers shall have caused to be delivered to Agent (i) the results of Uniform Commercial Code lien searches, satisfactory to Agent and the Lenders, (ii) the results of federal and state tax lien and judicial lien searches, satisfactory to Agent and the Lenders, and (iii) Uniform Commercial Code termination statements reflecting termination of all U.C.C. Financing Statements previously filed by any Person and not expressly permitted pursuant to Section 5.9 hereof. With respect to the property located in Mexico owned or leased by each Borrower and Guarantor of Payment, Borrowers shall have caused to be delivered to Agent a corporate certificate from the applicable local commerce registry listing any filings and Liens (“folio mercantil” or “matrícula mercantil”) on such Borrower or Guarantor of Payment.
     (l) Officer’s Certificate, Resolutions, Organizational Documents. Each Credit Party shall have delivered to Agent an officer’s certificate (or comparable domestic or foreign documents) certifying the names of the officers of such Credit Party authorized to sign the Loan

Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic or foreign documents) of such Credit Party evidencing approval of the execution and delivery of the Loan Documents and the execution of other Related Writings to which such Credit Party is a party, and (ii) the Organizational Documents of such Credit Party.
     (m) Good Standing and Full Force and Effect Certificates. Borrowers shall have delivered to Agent a good standing certificate or full force and effect certificate (or comparable document, if neither certificate is available in the applicable jurisdiction), as the case may be, for each Credit Party, issued on or about the Closing Date by the Secretary of State in the state or states where such Credit Party is incorporated or formed or qualified as a foreign entity.
     (n) Legal Opinion. Borrowers shall have delivered to Agent an opinion of counsel for each Credit Party, in form and substance satisfactory to Agent and the Lenders.
     (o) Insurance Certificate. Borrowers shall have delivered to Agent evidence of insurance on ACORD 25 and 27 or 28 form, or on “insurance endorsement certificates” with respect to the Mexican insurance policies, in each case satisfactory to Agent and the Lenders, of adequate real property, personal property and liability insurance of each Company, with Agent, on behalf of the Lenders, listed as mortgagee, Lender’s loss payee and additional insured, as appropriate.
     (p) Pro-Forma Projections. Borrowers shall have delivered to Agent annual pro-forma projections of financial statements (which report shall include balance sheets and statements of income (loss) and cash-flow) of Borrowers for the fiscal year ending December 31, 2008, prepared on a Consolidated and consolidating basis, in accordance with GAAP, and in form and substance satisfactory to Agent.
     (q) Collateral Audit and Equipment Appraisals. Borrowers shall have delivered to Agent the results of a collateral field audit and an appraisal of Borrowers’ equipment and machinery, each in form and substance satisfactory to Agent.
     (r) Advertising Permission Letter. Borrowers shall have delivered to Agent an advertising permission letter, authorizing Agent to publicize the transaction and specifically to use the names of Borrowers in connection with “tombstone” advertisements in one or more publications selected by Agent.
     (s) Agent Fee Letter and Other Fees. Core Molding shall have (i) executed and delivered to Agent, the Agent Fee Letter and paid to Agent, for its sole account, the fees stated therein, and (ii) paid all legal fees and expenses of Agent in connection with the preparation and negotiation of the Loan Documents.
     (t) Existing Loan Agreement. Borrowers shall have terminated the Loan Agreement (and any documents executed in connection therewith (other than any document related to the IDRB Letter of Credit)), dated as of December 30, 2003, as amended, between Core Molding and KeyBank, which terminations shall be deemed to have occurred upon payment in full of all of the Indebtedness outstanding thereunder.
     (u) Closing Certificate. Borrowers shall have delivered to Agent and the Lenders an officer’s certificate certifying that, as of the Closing Date, (i) all conditions precedent set forth in this Article IV have been satisfied, (ii) no Default or Event of Default exists nor immediately after the first Credit Event will exist, and (iii) each of the representations and warranties contained in Article VI hereof are true and correct as of the Closing Date.
     (v) Letter of Direction. Borrowers shall have delivered to Agent a letter of direction authorizing Agent, on behalf of the Lenders, to disburse the proceeds of the Loans, which letter of direction includes the authorization to transfer funds under this Agreement and the wire instructions that set forth the locations to which such funds shall be sent.
     (w) No Material Adverse Change. No material adverse change, in the opinion of Agent, shall have occurred in the financial condition, operations or prospects of the Companies since June 30, 2008.
     (x) Registrations in Mexico. Agent shall have received evidence, in form and substance satisfactory to Agent, that (i) the Second Preemptive Notice with respect to the Mexican Mortgage has been filed for registration before the appropriate Public Registry of Property and Commerce, and (ii) the pledge pursuant to each Mexican Stock Pledge Agreement has been duly registered in the members or shareholders registry of Core Mexico.
     (y) Miscellaneous. Borrowers shall have provided to Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by Agent or the Lenders.
     Section 4.3. Post-Closing Conditions. On or before the dates specified in this Section 4.3, unless otherwise agreed to by Agent in writing, Borrowers shall satisfy each of the items specified below:
     (a) Landlords’ Waivers, Mortgagees’ Waivers and Processors’ Waivers. No later than December 19, 2008, Borrowers shall have delivered (i) a Landlord’s Waiver and a mortgagee’s waiver, if applicable, each in form and substance satisfactory to Agent, for each location of Core Molding or a Domestic Guarantor of Payment where any of the collateral securing any part of the Obligations is located, unless such location is owned by the Company that owns the collateral located there, and (ii) a Processor’s Waiver for each location where Core Molding or a Domestic Guarantor of Payment maintains any inventory with a processor, together with filed U.C.C. Financing Statements, in form and substance satisfactory to Agent; provided that Borrowers shall not be required to deliver a Landlord’s Waiver, mortgagee’s waiver or Processor’s Waiver, as applicable, with respect to a location, so long as the aggregate fair market value of all of the assets of the Companies located at all locations (referenced in this Section 4.3(a)) that are not subject to a Landlord’s Waiver, mortgagee’s waiver or Processor’s Waiver, as applicable, does not exceed Two Hundred Fifty Thousand Dollars ($250,000).

     (b) Registrations in Mexico.
     (i) No later than January 9, 2009, Agent shall have received evidence from Borrowers, in form and substance satisfactory to Agent, that all registration fees for the filing of the Mexican Mortgage and the Mexican Security Agreement have been paid and the Mexican Mortgage and the Mexican Security Agreement have been filed (in each case as a first priority Lien) for registration before the corresponding Public Registry of Property and Commerce, respectively.
     (ii) Within thirty (30) days after the Mexican Mortgage and the Mexican Security Agreement are filed for registration pursuant to Section 4.3(c)(i) hereof, Agent shall have received from Borrowers the first transcript of the public deed formalizing the Mexican Mortgage and the notarized Mexican Security Agreement, duly recorded on the corresponding Public Registry of Property and Commerce, respectively.
     (c) Schedule of Values for Mexican Project. No later than December 19, 2008, Borrowers shall have delivered to Agent a schedule of values, with respect to the Mexican Project, including a trade payment breakdown, setting forth a description of all contracts entered into by one or more Borrowers and/or the Construction Contractor for the design, engineering, construction and equipping of the Improvements.
     (d) Title Insurance for the Mexican Real Property. No later than December 19, 2008, with respect to the Mexican Real Property, Borrowers shall have delivered to Agent copies of the title insurance, in form and substance satisfactory to Agent, obtained by Core Mexico on the acquisition of the land for the Mexican Project and original insurance certificate appointing Agent, for the benefit of the Lenders, as first loss payee thereunder.
ARTICLE V. COVENANTS
     Section 5.1. Insurance. Each Company shall at all times maintain insurance upon its inventory, equipment and other personal and real property in such form, written by such companies, in such amounts, for such periods, and against such risks as is reasonable and standard for other companies engaged in similar businesses as those of the Companies, with provisions satisfactory to Agent for, with respect to Credit Parties, payment of all losses thereunder to Agent, for the benefit of the Lenders, and such Company as their interests may appear (with lender’s loss payable endorsement in favor of Agent, for the benefit of the Lenders), and, if required by Agent, Core Molding shall deposit the policies with Agent. Any such policies of insurance shall provide for no fewer than thirty (30) days prior written notice of cancellation to Agent and the Lenders. Any sums received by Agent, for the benefit of the Lenders, in payment of insurance losses, returns, or unearned premiums under the policies shall be applied as set forth in Section 2.14(f) hereof. Agent is hereby authorized to act as attorney-in-fact for the Companies in obtaining, adjusting, settling and canceling such insurance and indorsing any drafts. In the event of failure to provide such insurance as herein provided, Agent may, at its option, provide such insurance and the appropriate Borrower shall pay to Agent, upon demand, the cost thereof. Should such Borrower fail to pay such sum to Agent upon demand, interest shall accrue thereon, from the date of demand until paid in full, at the Default Rate. Within ten days of Agent’s written request, Borrowers shall furnish to Agent such information about the insurance of the Companies as Agent may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to Agent and certified by a Financial Officer.
     Section 5.2. Money Obligations. Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) in the case of Core Molding, all of its material wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206-207) or any comparable provisions, including those under foreign laws with respect to employee source deductions, obligations and employer obligations to its employees; and (c) all of its other material obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate provisions have been established in accordance with GAAP) before such payment becomes overdue.
     Section 5.3. Financial Statements and Information.
     (a) Quarterly Financials. Borrowers shall deliver to Agent and the Lenders, within fifty (50) days after the end of each quarterly period of each fiscal year of Core Molding, balance sheets of the Companies as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated and consolidating basis, in accordance with GAAP, and in form and detail satisfactory to Agent and the Lenders and certified by a Financial Officer.
     (b) Annual Audit Report. Borrowers shall deliver to Agent and the Lenders, within ninety-five (95) days after the end of each fiscal year of Core Molding, an annual audit report of the Companies for that year prepared on a Consolidated and consolidating basis, in accordance with GAAP, and in form and detail satisfactory to Agent and the Lenders and certified by an unqualified opinion of an independent public accountant satisfactory to Agent, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period.
     (c) Compliance Certificate. Borrowers shall deliver to Agent and the Lenders, concurrently with the delivery of the financial statements set forth in subsections (a) and (b) above, a Compliance Certificate.
     (d) Management Report. Borrowers shall deliver to Agent and the Lenders, concurrently with the delivery of the quarterly and annual financial statements set forth in subsections (a) and (b) above, a copy of the summary report or summary letter prepared with respect to any management report, letter or similar writing furnished to the Companies by the accountants in respect of the Companies’ systems, operations, financial condition or properties.

     (e) Pro-Forma Projections. Borrowers shall deliver to Agent and the Lenders, within ninety-five (95) days after the end of each fiscal year of Core Molding, annual pro-forma projections of the Companies for the then current fiscal year and the next two succeeding fiscal years, to be in form reasonably acceptable to Agent.
     (f) Shareholder and SEC Documents. Borrowers shall deliver to Agent and the Lenders, as soon as available, copies of all notices, reports, definitive proxy or other statements and other documents sent by Borrowers to their shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they are issued, or sent by Borrowers (in final form) to any securities exchange or over the counter authority or system, or to the SEC or any similar federal agency having regulatory jurisdiction over the issuance of any Borrower’s securities.
     (g) Financial Information of Companies. Borrowers shall deliver to Agent and the Lenders, within ten days of the written request of Agent or any Lender, such other information about the financial condition, properties and operations of any Company, or relating to the Mexican Project, as Agent or such Lender may from time to time reasonably request, which information shall be submitted in form and detail reasonably satisfactory to Agent or such Lender and certified by a Financial Officer of the Company or Companies in question.
     Section 5.4. Financial Records. Each Company shall at all times maintain true and complete records and books of account, including, without limiting the generality of the foregoing, appropriate provisions for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon notice to such Company) permit Agent or any Lender, or any representative of Agent or such Lender, to examine such Company’s books and records and to make excerpts therefrom and transcripts thereof.
     Section 5.5. Franchises; Change in Business.
     (a) Each Company (other than a Dormant Subsidiary) shall preserve and maintain at all times its existence, and its rights and franchises necessary for its business, except as otherwise permitted pursuant to Section 5.12 hereof.
     (b) No Company shall engage in any business if, as a result thereof, the general nature of the business of the Companies taken as a whole would be substantially changed from the general nature of the business the Companies are engaged in on the Closing Date.
     Section 5.6. ERISA Pension and Benefit Plan Compliance.
     (a) No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. Borrowers shall furnish to Agent and the Lenders (i) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred, a statement of a Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (ii) promptly after receipt thereof a copy of any notice such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by such Company; provided that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service or to letters or notices such as a favorable Determination Letter with respect to an ERISA Plan, which does not threaten a material liability to a Company. Borrowers shall promptly notify Agent of any material taxes assessed, proposed to be assessed or that Borrowers have reason to believe may be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section 5.6, “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of Consolidated Net Worth. As soon as practicable, and in any event within thirty (30) days, after any Company shall become aware that an ERISA Event shall have occurred, such Company shall provide Agent with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto. Borrowers shall, at the request of Agent or any Lender, deliver or cause to be delivered to Agent or such Lender, as the case may be, true and correct copies of any documents relating to the ERISA Plan of any Company.
     (b) Foreign Pension Plans and Benefit Plans.
     (i) For each existing, or hereafter adopted, Foreign Pension Plan and Foreign Benefit Plan, Core Molding and any appropriate Foreign Subsidiary shall in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Foreign Pension Plan or Foreign Benefit Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations).
     (ii) All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Foreign Pension Plan or Foreign Benefit Plan shall be paid or remitted by Core Molding and any appropriate Foreign Subsidiary in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws.
     (iii) Core Molding and any appropriate Foreign Subsidiary shall deliver to Agent (A) if requested by Agent, copies of each annual and other return, report or valuation with respect to each Foreign Pension Plan as filed with any applicable Governmental Authority; (B) promptly after receipt thereof, a copy of any material direction, order, notice, ruling or opinion that Core Molding and any appropriate Foreign Subsidiary may receive from any applicable Governmental Authority with respect to any Foreign Pension Plan; and (C) notification within thirty (30) days of any increases having a cost to the Companies in excess of Two Hundred Fifty Thousand Dollars ($250,000) per annum in the aggregate, in the benefits of any existing Foreign Pension Plan or Foreign Benefit Plan, or the establishment of any new Foreign Pension Plan or Foreign

Benefit Plan, or the commencement of contributions to any such plan to which the Companies were not previously contributing.
     Section 5.7. Financial Covenants.
     (a) Leverage Ratio. Borrowers shall not suffer or permit at any time the Leverage Ratio to exceed 3.00 to 1.00.
     (b) Fixed Charge Coverage Ratio. Borrowers shall not suffer or permit at any time the Fixed Charge Coverage Ratio to be less than 1.10 to 1.00.
     (c) Capital Expenditures. Without the prior written consent of the Required Lenders, the Companies shall not, for any fiscal year of Core Molding ending prior to the Capital Expenditure Modification Date, invest in Consolidated Capital Expenditures more than an aggregate amount equal to Three Million Dollars ($3,000,000) during such fiscal year, provided that Consolidated Capital Expenditures incurred in connection with the Mexican Project shall be excluded from the calculation of Consolidated Capital Expenditures.
     Section 5.8. Borrowing. No Company shall create, incur or have outstanding any Indebtedness of any kind; provided that this Section 5.8 shall not apply to the following:
     (a) the Loans, the Letters of Credit, the IDRB Letter of Credit and any other Indebtedness under this Agreement;
     (b) any loans granted to or Capitalized Lease Obligations entered into by any Company for the purchase or lease of fixed assets (and refinancings of such loans or Capitalized Lease Obligations), which loans and Capitalized Lease Obligations shall only be secured by the fixed assets being purchased or leased, so long as the aggregate principal amount of all such loans and Capitalized Lease Obligations for all Companies shall not exceed Five Hundred Thousand Dollars ($500,000) at any time outstanding;
     (c) the Indebtedness existing on the Closing Date, in addition to the other Indebtedness permitted to be incurred pursuant to this Section 5.8, as set forth in Schedule 5.8 hereto (and any extension, renewal or refinancing thereof but only to the extent that the principal amount thereof does not increase after the Closing Date);
     (d) loans to, and guaranties of Indebtedness of, a Company from a Company so long as each such Company is Core Molding or a Domestic Guarantor of Payment;
     (e) Indebtedness under any Hedge Agreement, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes;
     (f) Permitted Foreign Subsidiary Loans and Investments, so long as no Default or Event of Default shall then exist or would result therefrom; and

     (g) other unsecured Indebtedness, in addition to the Indebtedness listed above, in an aggregate principal amount for all Companies not to exceed Five Hundred Thousand Dollars ($500,000) at any time outstanding.
     Section 5.9. Liens. No Company shall create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.9 shall not apply to the following:
     (a) Liens for taxes, assessments or governmental charges or levies on such Company’s property or assets if, in each case, the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being actively contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP;
     (b) other statutory Liens incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;
     (c) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to a Borrower or a Guarantor of Payment;
     (d) any Lien granted to Agent, for the benefit of the Lenders;
     (e) the Liens existing on the Closing Date as set forth in Schedule 5.9 hereto and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the amount of debt secured thereby shall not be increased;
     (f) purchase money Liens on fixed assets securing the loans and Capitalized Lease Obligations pursuant to Section 5.8(b) hereof, provided that such Lien is limited to the purchase price and only attaches to the property being acquired;
     (g) easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any Company;
     (h) Liens arising out of deposits to secure the performance of bids, trade contracts (other than contracts for the payment of money), leases, licenses, franchises, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business in an aggregate amount, for all Companies, not in excess of Two Hundred Fifty Thousand Dollars ($250,000);
     (i) Liens arising with respect to rights of lessees or sublessees under operating leases in assets leased by a Company under an operating lease; or

     (j) other Liens, in addition to the Liens listed above, not incurred in connection with the borrowing of money, securing amounts, in the aggregate for all Companies, not to exceed Two Hundred Fifty Thousand Dollars ($250,000) at any time.
No Company shall enter into any contract or agreement (other than (i) a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets or (ii) any agreement with a restriction that is not enforceable under Section 9-406, 9-407 or 9-408 of the U.C.C. or any laws of similar effect) that would prohibit Agent or the Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of such Company.
     Section 5.10. Regulations T, U and X. No Company shall take any action that would result in any non-compliance of the Loans, the IDRB Letter of Credit or the Letters of Credit with Regulations T, U or X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.
     Section 5.11. Investments, Loans and Guaranties. No Company shall (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind (other than a Guarantor of Payment under the Loan Documents); provided that this Section 5.11 shall not apply to the following:
     (i) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;
     (ii) any investment in direct obligations of the United States of America or in certificates of deposit issued by a member bank (having capital resources in excess of Five Hundred Million Dollars ($500,000,000)) of the Federal Reserve System;
     (iii) any investment in commercial paper or securities that at the time of such investment is assigned the highest quality rating in accordance with the rating systems employed by either Moody’s or Standard & Poor’s;
     (iv) the holding of each of the Subsidiaries listed on Schedule 6.1 hereto, and the creation, acquisition and holding of, and any investment in, any new Subsidiary after the Closing Date, so long as such new Subsidiary shall have been created, acquired or held, and investments made, in accordance with the terms and conditions of this Agreement;
     (v) loans to, investments by and guaranties of the Indebtedness of, a Company from or by a Company so long as each such Company is Core Molding or a Domestic Guarantor of Payment;

     (vi) any advance or loan to an officer or employee of a Company as an advance on commissions, travel and other items in the ordinary course of such Company’s business, so long as all such advances and loans from all Companies aggregate not more than the maximum principal sum of One Hundred Thousand Dollars ($100,000) at any time outstanding; and
     (vii) any Permitted Investments or Permitted Foreign Subsidiary Loans and Investments, so long as no Default or Event of Default shall then exist or would result therefrom.
For purposes of this Section 5.11, the amount of any investment in equity interests shall be based upon the initial amount invested and shall not include any appreciation in value or return on such investment, but shall take into account repayments, redemptions and return of capital.
     Section 5.12. Merger and Sale of Assets. No Company shall merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:
     (a) a Credit Party may merge, amalgamate or consolidate with any other Company (provided that (i) if one of such Companies is Core Molding, Core Molding shall be the continuing or surviving Company, (ii) if one of such Companies is Core Mexico and the other is not Core Molding, Core Mexico shall be the continuing or surviving Person, and (iii) if at least one of such Companies is a Credit Party, a Credit Party shall be the continuing or surviving Person;
     (b) a Non-Credit Party may merge, amalgamate or consolidate with any other Company (provided that if such Company is a Credit Party, such Credit Party shall be the continuing or surviving Company);
     (c) Core Molding or any Domestic Guarantor of Payment may sell, lease, transfer or otherwise dispose of any of its assets to Core Molding or any other Domestic Guarantor of Payment;
     (d) Core Mexico or any Foreign Guarantor of Payment may sell, lease, transfer or otherwise dispose of any of its assets to any other Credit Party;
     (e) a Non-Credit Party may sell, lease, transfer or otherwise dispose of any of its assets to any other Company;
     (f) a Company may sell, lease, transfer or otherwise dispose of any assets that are obsolete or no longer useful in such Company’s business;
     (g) a Company may sell, lease, transfer or otherwise dispose of any assets in an amount not to exceed Five Hundred Thousand Dollars ($500,000) in any fiscal year so long as the net proceeds thereof are either reinvested in similar assets within one hundred eighty (180)

days of such sale or other disposition or applied to the prepayment of obligations in accordance with Section 2.14(e) hereof; and
     (h) Acquisitions may be effected in accordance with the provisions of Section 5.13 hereof.
     Section 5.13. Acquisitions. No Company shall effect an Acquisition; provided, however, that a Credit Party may effect an Acquisition so long as:
     (a) in the case of a merger, amalgamation or other combination including a Borrower, such Borrower shall be the surviving entity;
     (b) in the case of a merger, amalgamation or other combination including a Credit Party (other than a Borrower), a Credit Party shall be the surviving entity;
     (c) the business to be acquired shall be similar, or related to, or incidental to the lines of business of the Companies;
     (d) the Companies shall be in full compliance with the Loan Documents both prior to and after giving pro forma effect to the transaction;
     (e) no Default or Event of Default shall exist prior to or after giving effect to such Acquisition;
     (f) Borrowers shall have provided to Agent and the Lenders, at least twenty (20) days prior to such Acquisition, historical financial statements of the target entity and a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer showing pro forma compliance with Section 5.7 hereof, both before and after giving effect to the proposed Acquisition;
     (g) the aggregate Consideration paid for such Acquisition by the Companies shall not exceed, when combined with all other Acquisitions, the aggregate amount of Two Million Five Hundred Thousand Dollars ($2,500,000); and
     (h) such Acquisition is not actively opposed by the board of directors (or similar governing body) of the selling Persons or the Persons whose equity interests are to be acquired.
     Section 5.14. Notice. Each Borrower shall cause a Financial Officer of such Borrower to promptly notify Agent and the Lenders, in writing whenever:
     (a) a Default or Event of Default may occur hereunder or any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any Related Writing may for any reason cease in any material respect to be true and complete;

     (b) a Borrower learns of a litigation or proceeding against such Borrower before a court, administrative agency or arbitrator that, if successful, might have a Material Adverse Effect;
     (c) a Borrower learns that there has occurred or begun to exist any event, condition or thing that is reasonably likely to (i) have a material adverse effect on the Mexican Project, or (ii) delay the completion of the Mexican Project to a date beyond the Project Completion Date; and
     (d) a Borrower learns that there has occurred or begun to exist any event, condition or thing that is reasonably likely to have a Material Adverse Effect.
     Section 5.15. Restricted Payments. No Company shall make or commit itself to make any Restricted Payment at any time.
     Section 5.16. Environmental Compliance. Each Company shall comply in all respects with any and all Environmental Laws and Environmental Permits, including, without limitation, all Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. Each Company shall furnish to Agent and the Lenders, promptly after receipt thereof, a copy of any notice such Company may receive from any Governmental Authority or private Person, or otherwise, that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company. No Company shall allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any ownership interest or performs any of its operations, in violation of any Environmental Law. As used in this Section 5.16, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise. Each Borrower shall defend, indemnify and hold Agent and the Lenders harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law. Such indemnification shall survive any termination of this Agreement.
     Section 5.17. Affiliate Transactions. No Company shall, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Company that is a Credit Party) on terms that shall be less favorable to such Company than those that might be obtained at the time in a transaction with a non-Affiliate; provided that the foregoing shall not prohibit the payment of customary and reasonable directors’ fees to directors who are not employees of a Company or an Affiliate.
     Section 5.18. Use of Proceeds. Borrowers’ use of the proceeds of (a) the Capex Loans and the Mexican Loan shall be for the Mexican Project, and (b) the Revolving Loans and the

Term Loan shall be for working capital and other general corporate purposes of the Companies, for the refinancing of existing Indebtedness.
     Section 5.19. Corporate Names and Locations of Collateral. No Company shall change its corporate name or its state, province or other jurisdiction of organization, unless, in each case, such Company shall have provided Agent and the Lenders with at least fifteen (15) days prior written notice thereof. Administrative Borrower shall promptly notify Agent of (a) any change in any location where any Company’s inventory or equipment is maintained, and any new locations where any Company’s Inventory or Equipment is to be maintained; (b) any change in the location of the office where any Company’s records pertaining to its Accounts are kept; (c) the location of any new places of business and the changing or closing of any of its existing places of business; and (d) any change in the location of any Company’s chief executive office. In the event of any of the foregoing or if deemed appropriate by Agent, Agent is hereby authorized to file new U.C.C. Financing Statements describing all collateral and otherwise in form and substance sufficient for recordation wherever necessary or appropriate, as determined in Agent’s sole discretion, to perfect or continue perfected the security interest of Agent, for the benefit of the Lenders, in such collateral. Core Molding shall pay all filing and recording fees and taxes in connection with the filing or recordation of such U.C.C. Financing Statements and security interests and shall promptly reimburse Agent therefor if Agent pays the same. Such amounts shall be Related Expenses hereunder.
     Section 5.20. Lease Rentals. The Companies shall not pay or commit themselves to pay lease rentals on operating leases, for all Companies, in excess of the aggregate amount of (a) Two Million Six Hundred Thousand Dollars ($2,600,000) during the 2008 fiscal year of Core Molding, and (b) One Million Seven Hundred Thousand Dollars ($1,700,000) during any fiscal year of Core Molding thereafter.
     Section 5.21. Subsidiary Guaranties, Security Documents and Pledge of Stock or Other Ownership Interest.
     (a) Domestic Guaranties and Security Documents. Each Domestic Subsidiary (that is not a Dormant Subsidiary) (and each Foreign Subsidiary with respect to which there are no adverse tax consequences caused by the following actions) created, acquired or held subsequent to the Closing Date, shall promptly execute and deliver to Agent, for the benefit of the Lenders, a Guaranty of Payment of all of the Obligations and a Security Agreement and Domestic Mortgages, as appropriate, such agreements to be in form and substance reasonably acceptable to Agent, along with any such other supporting documentation, Security Documents, corporate governance and authorization documents, and an opinion of counsel as may be deemed necessary or advisable by Agent.
     (b) Foreign Subsidiary Guaranties. So long as there shall be no adverse tax consequences, each Foreign Subsidiary (that is not a Dormant Subsidiary) shall execute and deliver to Agent, for the benefit of the Lenders, a Guaranty of Payment of the Obligations of Core Mexico. In connection with each of the foregoing Guaranties of Payment, Administrative Borrower shall deliver to Agent such other supporting documentation, corporate governance and authorization documents, and an opinion of counsel as may be reasonably deemed necessary or advisable by Agent. Anything in this subsection (b) to the contrary notwithstanding, if the execution and delivery of such Guaranty of Payment under the laws of such foreign jurisdiction is impractical or cost prohibitive, in the reasonable judgment of Agent, after consultation with Administrative Borrower, then Agent may forego such Guaranty of Payment in such foreign jurisdiction.
     (c) Pledge of Stock or Other Ownership Interest. With respect to the creation, acquisition or holding of a first-tier Foreign Subsidiary or a Domestic Subsidiary, Administrative Borrower shall deliver to Agent, for the benefit of the Lenders, all of the share certificates (or other evidence of equity) owned by a Credit Party pursuant to the terms of a Pledge Agreement executed by the appropriate Credit Party; provided that no Company shall be required to pledge more than sixty-five percent (65%) of the outstanding voting shares or other voting ownership interest of any Foreign Subsidiary as security for the Obligations of Core Molding. With respect to the creation, acquisition or holding of a material Foreign Subsidiary, if required by Agent or the Required Lenders, Administrative Borrower shall deliver to Agent, for the benefit of the Lenders, all of the share certificates (or other evidence of equity) owned by a Credit Party that is a Foreign Subsidiary pursuant to the terms of a Pledge Agreement executed by such Credit Party as security for the Obligations of Core Mexico, if applicable, pursuant to the terms of such Stock Pledge Agreement. Anything in this subsection (c) to the contrary notwithstanding, if the execution and delivery of such pledge of stock under the laws of such foreign jurisdiction is impractical or cost prohibitive, in the reasonable judgment of Agent, after consultation with Administrative Borrower, then Agent may forego such pledge of stock (or foreign perfection of such pledge of stock in such foreign jurisdiction).
     (d) Perfection or Registration of Interest in Foreign Shares. With respect to any foreign shares pledged to Agent, for the benefit of the Lenders, on or after the Closing Date, Agent shall at all times, in the reasonable discretion of Agent or the Required Lenders, have the right to perfect, at Core Molding’s cost, payable upon request therefor (including, without limitation, any foreign counsel, or foreign notary, filing, registration or similar, fees, costs or expenses), its security interest in such shares in the respective foreign jurisdiction.
     Section 5.22. Restrictive Agreements. Except as set forth in this Agreement, Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) make, directly or indirectly, any Capital Distribution to any Borrower, (b) make, directly or indirectly, loans or advances or capital contributions to any Borrower or (c) transfer, directly or indirectly, any of the properties or assets of such Subsidiary to any Borrower; except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, or (iii) customary restrictions in security agreements or mortgages securing Indebtedness or Capitalized Lease Obligations, of a Company to the extent such restrictions shall only restrict the transfer of the property subject to such security agreement, mortgage or lease.
     Section 5.23. Other Covenants and Provisions. In the event that any Company shall enter into, or shall have entered into, any Material Indebtedness Agreement, wherein the covenants and agreements contained therein shall be more restrictive than the covenants and agreements set forth herein, then the Companies shall be bound hereunder by such more restrictive covenants and agreements with the same force and effect as if such covenants and agreements were written herein.
     Section 5.24. Amendment of Organizational Documents. Without the prior written consent of Agent, no Company shall (a) amend its Organizational Documents in any manner adverse to the Lenders, or (b) amend its Organizational Documents to change its name or state, province or other jurisdiction of organization.
     Section 5.25. Fiscal Year of Borrowers. No Borrower shall change the date of its fiscal year-end without the prior written consent of Agent and the Required Lenders. As of the Closing Date, the fiscal year end of each Borrower is December 31 of each year.
     Section 5.26. Banking Relationship. Until payment in full of the Obligations, Core Molding shall maintain its primary banking and depository relationship with Agent.
     Section 5.27. Spanish Language Translation. In the reasonable discretion of Agent, Agent may, at the expense of Borrowers, receive a translation of the Credit Agreement or one or more of the Loan Documents (as reasonably necessary in the reasonable opinion of Agent) into the Spanish language, prepared by an expert Mexican translator satisfactory to Agent, together with a certificate of Core Mexico to the effect that Core Mexico and Core Molding, to the extent applicable, irrevocably (a) acknowledges and agrees to be bound in accordance with the terms of each such translation, and (b) waives any right that it may have to challenge or invalidate any such translation of any term thereof.
     Section 5.28. Other Covenants Relating to the Mexican Project. Borrowers further covenant and agree as follows:
     (a) Construction of Improvements. The Improvements shall be constructed and fully equipped in a good and workmanlike manner, with materials of high quality, strictly in accordance with the Plans and Specifications (or in accordance with any changes therein that may be approved in writing by Agent, or as to which Agent’s approval is not required), and such construction and equipping will be prosecuted with due diligence and continuity in accordance with the Construction Schedule and fully completed not later than the Project Completion Date. The Project Completion Date may be extended in writing by Agent by the number of days resulting from any Unavoidable Delay in the construction of the Mexican Project (but under no circumstances shall Agent be obligated to extend the Project Completion Date). In connection with any request by Borrowers for an extension (i) Borrowers shall give notice of such delay to Agent within ten days of learning of the event resulting in such delay, and (ii) after giving effect to the consequences of such delay, the Capex Loans and the Mexican Loan shall remain “In-Balance”.
     (b) Changes in Plans and Specifications. No changes will be made in the Plans and Specifications without the prior written approval of Agent; provided that Borrowers may make changes to the Plans and Specifications if (i) Borrowers notify Agent in writing of such change within seven days thereafter, (ii) Borrowers obtain the approval of all parties whose approval is required, including any sureties and any Governmental Authority to the extent approval from such parties is required, (iii) the structural integrity of the Improvements is not impaired, (iv) no material change in architectural appearance is negatively affected, (v) the performance of the mechanical, electrical, and life safety systems of the Improvements is not negatively affected, and (vi) the cost of or reduction resulting from such change (A) does not exceed Fifty Thousand Dollars ($50,000), and (B) when added to all other changes which have not been approved in writing by Agent, the resulting aggregate cost or reduction does not exceed Two Hundred Fifty Thousand Dollars ($250,000). Changes in the scope of construction work or to any construction related contract must be documented with a Change Order on the AIA Form G701 or similar form.
     (c) Inspection by Agent. Borrowers will cooperate with Agent in arranging for inspections by representatives of Agent, during normal business hours and with prior notice, of the progress of the Construction from time to time, including an examination of (i) the Improvements, (ii) all materials to be used in the Construction, (iii) all plans and shop drawings that are or may be kept at the construction site, (iv) any contracts, bills of sale, statements, receipts or vouchers in connection with the Improvements, (v) all work done, labor performed, materials furnished in and about the Improvements, (vi) all books, contracts and records with respect to the Improvements, and (vii) any other documents relating to the Improvements or the Construction. Borrowers shall cooperate with the Consultant to enable the Consultant to perform its functions hereunder, and will promptly comply with Agent’s requirements and remove any dissatisfaction regarding the Construction of the Improvements or the progress thereof.
     (d) Renewal of Insurance. Borrowers shall cause insurance policies to be maintained in compliance with the terms of this Agreement and satisfactory to Agent. Borrowers shall timely pay all premiums on all insurance policies required hereunder, and as and when additional insurance is required, from time to time, during the progress of Construction, and as and when any policies of insurance may expire, furnish to Agent, premiums prepaid, additional and renewal insurance policies with companies, coverage and in amounts satisfactory to Agent.
     (e) Payment of Taxes. Borrowers shall pay all real estate taxes and assessments and charges of every kind upon the Mexican Project, before the same become delinquent, provided that Borrowers shall have the right to pay such project tax under protest or to otherwise contest any such project tax or assessment, but only if (i) such contest has the effect of preventing the collection of such project taxes so contested and also of preventing the sale or forfeiture of the Mexican Project or any part thereof or any interest therein, (ii) Borrowers have notified Agent of Borrowers’ intent to contest such project taxes, and (iii) Borrowers have deposited security, in form and amount satisfactory to Agent, in its sole discretion, and has increased the amount of such security so deposited promptly after Agent’s request therefor. If a Borrower fails to commence such contest or, having commenced to contest the same, and having deposited such security required by Agent for its full amount, shall thereafter fail to prosecute such contest in good faith or with due diligence, or, upon adverse conclusion of any such contest, shall fail to pay such tax, assessment or charge, Agent may, at its election (but shall not be required to), pay and discharge any such tax, assessment or charge, and any interest or penalty thereon, and any amounts so expended by Agent shall be deemed to constitute disbursements of the proceeds of the Capex Loans or the Mexican Loan, as applicable, hereunder. Borrowers shall furnish to Agent evidence that project taxes have been paid at least five days prior to the last date for payment of such project taxes and before imposition of any penalty or accrual of interest.
     (f) Tax and Insurance Escrow Accounts. Borrowers shall, following the written request of Agent, or upon the occurrence of any Event of Default, make insurance and tax escrow deposits, in amounts reasonably determined by Agent from time to time as being needed to pay taxes and insurance premiums when due, in an interest bearing escrow account held by Agent in Agent’s name and under its sole dominion and control. All payments deposited in the escrow account, and all interest accruing thereon, are pledged as additional collateral for the Capex Loans and the Mexican Loan, depending on which Borrower has made the deposit. Notwithstanding Agent’s holding of the escrow account, nothing herein shall obligate Agent to pay any insurance premiums or real property taxes with respect to any portion of the Mexican Project, unless the Event of Default has been cured to the satisfaction of Agent. If the Event of Default has been satisfactorily cured, Agent shall make available to the appropriate Borrower such funds as may be deposited in the escrow account from time to time for such Borrower’s payment of insurance premiums or real property taxes due with respect to the Mexican Project.
     (g) Personal Property. All of Borrowers’ personal property, fixtures, attachments and equipment delivered upon, attached to or used in connection with the Construction or the operation of the Mexican Project shall always be located at the Mexican Project and shall be kept free and clear of all liens, encumbrances and security interests, except for Permitted Exceptions and Liens permitted pursuant to Section 5.9 of the Credit Agreement.
     (h) Furnishing Information. Borrowers shall deliver, or cause to be delivered, to Agent not later than fifteen (15) days before the end of each fiscal year of Core Molding, the Mexican Project’s updated annual operating budget for the following fiscal year.
     (i) Sign and Publicity. Upon Agent’s request, Borrowers shall promptly erect a sign approved in advance by Agent in a conspicuous location on the Mexican Project during the Construction, indicating that the financing for the Mexican Project is provided by Agent and the Lenders. Agent reserves the right to publicize the making of the Mexican Loan.
     (j) Management Contracts. Borrowers shall not enter into, modify, amend, terminate or cancel any management contracts for the Mexican Project or agreements with agents or brokers, without the prior written approval of Agent.
     (k) Furnishing Notices. Borrowers shall provide Agent with copies of all material notices pertaining to the Mexican Project received by a Borrower from a Governmental Authority or insurance company within seven days after such notice is received.
     (l) Construction Contracts. No Borrower shall enter into, modify, amend, terminate or cancel any contracts for the Construction, except in connection with a change in the Plans and Specifications permitted under Section 5.28(a) or (b) hereof, without the prior written approval of Agent, which approval shall not be unreasonably withheld. Each Borrower will furnish Agent, promptly after execution thereof, executed copies of all Major Subcontracts, which Major

Subcontracts may not have been furnished pursuant to Section 12.1(a) hereof at the time of the Closing Date.
     (m) Correction of Defects. Within five days after a Borrower acquires knowledge of or receives notice of a defect in the Improvements or any material departure from the Plans and Specifications, or any other requirement of this Agreement, such Borrower will proceed with diligence to correct all such defects and departures.
     (n) Hold Disbursements in Trust. Each Borrower shall receive and hold in trust for the sole benefit of Agent and the Lenders (and not for the benefit of any other Person, including, but not limited to, contractors or any subcontractors) all advances made hereunder directly to such Borrower, for the purpose of paying costs of the Construction in accordance with the Budget. Each Borrower shall use the proceeds of the Capex Loans or the Mexican Loan, as applicable, solely for the payment of costs as specified in the Budget. Borrowers will pay all other costs, expenses and fees relating to the acquisition, equipping, use and operation of the Mexican Project.
     (o) Foundation Survey. Not later than thirty (30) days after completion of the foundation with respect to the Improvements, Borrowers shall furnish to Agent a survey of the Land with the foundation of the Improvements located thereon.
     (p) Alterations. Without the prior written consent of Agent, Borrowers shall not make any material alterations to the Mexican Project (other than completion of the Construction in accordance with the Plans and Specifications).
     (q) Completion of the Mexican Project. Core Mexico and Core Molding shall implement the Mexican Project promptly in accordance with the Budget, and shall use commercially reasonable efforts to cause the Mexican Project to be completed by the Project Completion Date.
     Section 5.29. Further Assurances. Borrowers shall, promptly upon request by Agent, or the Required Lenders through Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as Agent, or the Required Lenders through Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.
ARTICLE VI. REPRESENTATIONS AND WARRANTIES
     Section 6.1. Corporate Existence; Subsidiaries; Foreign Qualification. Each Company is duly organized, validly existing and, where applicable, in good standing (or comparable concept in the applicable jurisdiction) under the laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and, where applicable, is in good standing (or comparable concept in the applicable jurisdiction) as a foreign entity in the jurisdictions set forth opposite its name on Schedule 6.1 hereto, which are all of the states or jurisdictions where the character of its property or its business activities makes such qualification necessary, except where a failure to so qualify will not cause or result in a Material Adverse Effect. Schedule 6.1 hereto sets forth, as of the Closing Date, each Subsidiary of a Borrower (and whether such Subsidiary is a Dormant Subsidiary) and each Person that is an owner of a Borrower’s equity, its state (or jurisdiction) of formation, its relationship to a Borrower, including the percentage of each class of stock or other equity interest owned by a Company, each Person that owns the stock or other equity interest of each Company, the location of its chief executive office and its principal place of business. Each Borrower, directly or indirectly, owns all of the equity interests of each of its Subsidiaries (excluding directors’ qualifying shares and, in the case of Foreign Subsidiaries, other nominal amounts of shares held by a Person other than a Company).
     Section 6.2. Corporate Authority. Each Credit Party has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which each Credit Party is a party have been duly authorized and approved by such Credit Party’s board of directors or other governing body, as applicable, and are the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law). The execution, delivery and performance of the Loan Documents do not conflict with, result in a breach in any of the provisions of, constitute a default under, or result in the creation of a Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of any Company under the provisions of, such Company’s Organizational Documents or any material agreement.
     Section 6.3. Compliance with Laws and Contracts. Each Company:
     (a) holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in compliance with all applicable laws relating thereto, except where the failure to do so would not have a Material Adverse Effect;
     (b) is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except where the failure to be in compliance would not have a Material Adverse Effect;
     (c) is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except with respect to any violation or default that would not have a Material Adverse Effect;
     (d) has ensured and shall continue to ensure that no Person who owns a controlling interest in or otherwise controls a Company is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control

(“OFAC”), Department of the Treasury, or any other similar lists maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar executive orders;
     (e) is in material compliance with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations; and
     (f) is in compliance, in all material respects, with the Patriot Act.
     Section 6.4. Litigation and Administrative Proceedings. Except as disclosed on Schedule 6.4 hereto, there are (a) no lawsuits, actions, investigations, examinations or other proceedings pending or, to the knowledge of the Companies, threatened against any Company, or in respect of which any Company may have any liability, in any court or before or by any Governmental Authority, arbitration board, or other tribunal, which Borrowers reasonably expect to have a Material Adverse Effect, (b) no orders, writs, injunctions, judgments, or decrees of any court or Governmental Authority to which any Company is a party or by which the property or assets of any Company are bound, which Borrowers reasonably expect to have a Material Adverse Effect, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining.
     Section 6.5. Title to Assets. Each Company has good title to and ownership of all property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof. As of the Closing Date, the Companies own the real property listed on Schedule 6.5 hereto.
     Section 6.6. Liens and Security Interests. On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is and will be no U.C.C. Financing Statement or similar notice of Lien outstanding covering any personal property of any Company; (b) there is and will be no mortgage outstanding covering any real property of any Company; and (c) no real or personal property of any Company is subject to any Lien of any kind. Agent, for the benefit of the Lenders, upon the filing of the U.C.C. Financing Statements and taking such other actions necessary to perfect its Lien against collateral of the corresponding type as authorized hereunder will have a valid and enforceable first Lien on such collateral. No Company has entered into any contract or agreement (other than (i) a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets or a contract or agreement entered into in the ordinary course of business that does not permit Liens on, or collateral assignment of, the property relating to such contract or agreement, or (ii) any agreement with a restriction that is not enforceable under Section 9-406, 9-407 or 9-408 of the U.C.C.) that exists on or after the Closing Date that would prohibit Agent or the Lenders from acquiring a Lien on, or a collateral assignment of, any of the property or assets of any Company.
     Section 6.7. Tax Returns. All federal, state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each

Company have been filed (or extended as permitted by applicable law) and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein. The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.
     Section 6.8. Environmental Laws. Each Company is in substantial compliance with all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. No material litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best knowledge of each Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company. No material release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being remediated in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section 6.8, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.
     Section 6.9. Locations. As of the Closing Date, the Companies have places of business or maintain their Accounts, Inventory and Equipment at the locations (including third-party locations) set forth on Schedule 6.9 hereto, and each Company’s chief executive office is set forth on Schedule 6.9 hereto. Schedule 6.9 hereto further specifies whether each location, as of the Closing Date, (a) is owned by the Companies, or (b) is leased by a Company from a third party, and, if leased by a Company from a third party, if a Landlord’s Waiver has been requested. As of the Closing Date, Schedule 6.9 hereto correctly identifies the name and address of each third-party location where assets of the Companies are located.
     Section 6.10. Continued Business. There exists no actual, pending, or, to each Borrower’s knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers, which any Credit Party reasonably expects to have a Material Adverse Effect.
     Section 6.11. Employee Benefits Plans.
     (a) US Employee Benefit Plans. Schedule 6.11 hereto identifies each ERISA Plan as of the Closing Date. No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan. Full payment has been made of all amounts that a Controlled Group member is required, under applicable law or under the governing documents, to have paid as a contribution to or a benefit under each ERISA Plan. The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements.

No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan. With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a), in all material respects or are subject to cure under a correction program approved by a Governmental Authority; (i) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a); (ii) to the extent applicable, the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely); (iii) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired; (iv) the ERISA Plan currently satisfies the requirements of Code Section 410(b), subject to any retroactive amendment that may be made within the above-described “remedial amendment period”; and (v) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972. With respect to any Pension Plan, the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not exceed the fair market value of Pension Plan assets.
     (b) Foreign Pension Plan and Benefit Plans. As of the Closing Date, Schedule 6.11 hereto lists all Foreign Benefit Plans and Foreign Pension Plans currently maintained or contributed to by Core Molding and any appropriate Foreign Subsidiaries. The Foreign Pension Plans are duly registered under all applicable laws which require registration. Core Molding and any appropriate Foreign Subsidiaries have complied with and performed all of its obligations under and in respect of the Foreign Pension Plans and Foreign Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations) except to the extent as would not reasonably be expected to have a Material Adverse Effect. All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Foreign Pension Plan or Foreign Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect. There are no outstanding actions or suits concerning the assets of the Foreign Pension Plans or the Foreign Benefit Plans. Each of the Foreign Pension Plans is fully funded on an ongoing basis (using actuarial methods and assumptions as of the date of the valuations last filed with the applicable Governmental Authorities and that are consistent with generally accepted actuarial principles).
     Section 6.12. Consents or Approvals. No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Company in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed.

     Section 6.13. Solvency.
     (a) Core Molding. Core Molding has received consideration that is the reasonably equivalent value of the obligations and liabilities that Core Molding has incurred to Agent and the Lenders. Core Molding is not insolvent as defined in any applicable state, federal or relevant foreign statute, nor will Core Molding be rendered insolvent by the execution and delivery of the Loan Documents to Agent and the Lenders. Core Molding is not engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to Agent and the Lenders incurred hereunder. Core Molding does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.
     (b) Core Mexico. Core Mexico has received consideration that is the reasonably equivalent value of the obligations and liabilities that Core Mexico has incurred to the Lenders. Core Mexico is not insolvent or in general failure of its obligations (“incumplimiento generalizado de obligaciones”), as defined in any applicable state, federal or relevant foreign statute or the “Ley de Concursos Mercantiles”, nor will Core Mexico be rendered insolvent by the execution and delivery of the Loan Documents to Agent and the Lenders. Core Mexico does not have liabilities, including contingent liabilities, greater than its assets. Core Mexico does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.
     Section 6.14. Financial Statements. The Consolidated financial statements of Core Molding for the fiscal year ended December 31, 2007, and the unaudited Consolidated financial statements of Core Molding for the fiscal quarter ended September 30, 2008, furnished to Agent and the Lenders, are true and complete, have been prepared in accordance with GAAP, and fairly present the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending. Since the ending dates of the periods addressed in such statements, there has been no material adverse change in any Company’s financial condition, properties or business or any change in any Company’s accounting procedures.
     Section 6.15. Regulations. No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any Loan (or any conversion thereof), the IDRB Letter of Credit or any Letter of Credit nor the use of the proceeds of any Loan, the IDRB Letter of Credit or any Letter of Credit will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of such Board of Governors.
     Section 6.16. Material Agreements. Except as disclosed on Schedule 6.16 hereto, as of the Closing Date, no Company is a party to any (a) debt instrument (excluding the Loan Documents); (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement involving the purchase or sale of any inventory by it, or the license of any right to or by it; (d) contract, commitment, agreement, or other arrangement with any of its “Affiliates” (as such term is defined in the Securities Exchange Act of 1934, as amended) other than a Company; (e) management or employment contract or contract for personal services with any of its Affiliates that is not otherwise terminable at will or on less than ninety (90) days’ notice without liability; (f) collective bargaining agreement; or (g) other contract, agreement, understanding, or arrangement with a third party; that, as to subsections (a) through (g), above, if violated, breached, or terminated for any reason, would have or would be reasonably expected to have a Material Adverse Effect.
     Section 6.17. Intellectual Property. Each Company owns, or has the right to use, all of the patents, patent applications, industrial designs, designs, trademarks, service marks, copyrights and licenses, and rights with respect to the foregoing, reasonably necessary for the conduct of its business without any known conflict with the rights of others. Schedule 6.17 hereto sets forth all patents, trademarks, copyrights and license agreements owned by each Company as of the Closing Date.
     Section 6.18. Insurance. Each Company maintains with financially sound and reputable insurers insurance with coverage and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies. Schedule 6.18 hereto sets forth all insurance carried by the Companies on the Closing Date, setting forth in detail the amount and type of such insurance.
     Section 6.19. Deposit Accounts. Schedule 6.19 hereto lists all banks and other financial institutions at which any Company maintains deposit or other accounts as of the Closing Date, and Schedule 6.19 hereto correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
     Section 6.20. Accurate and Complete Statements. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or in the Loan Documents not misleading. After due inquiry by Borrowers, there is no known fact that any Company has not disclosed to Agent and the Lenders that has or is likely to have a Material Adverse Effect.
     Section 6.21. Investment Company; Other Restrictions. No Company is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to regulation under any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.
     Section. 6.22. Mexican Project.
     (a) No condemnation of any portion of the Mexican Project, no condemnation or relocation of any roadways abutting the Mexican Project, and no proceeding to deny access to the Mexican Project from any point or planned point of access to the Mexican Project, has commenced or, to the knowledge of any Borrower, is contemplated by any Governmental Authority.

     (b) The amounts set forth in the initial Budget present a full and complete itemization by category of all capital costs with respect to fixed assets and all expenses with respect to moving equipment which Borrowers reasonably expect to pay, or reasonably anticipate becoming obligated to pay, to complete the Construction. No Borrower is aware of any other such costs, expenses or fees that are material and are not covered by the Budget.
     (c) Neither the construction of the Improvements, nor the use of the Mexican Project when completed and the contemplated accessory uses, will violate, in any material manner, (i) any laws (including subdivision, zoning, building and environmental protection laws), or (ii) any building permits, restrictions of record, or agreements affecting the Mexican Project or any part thereof. Neither the zoning authorizations, approvals or variances, nor any other right to construct or to use the Mexican Project, is to any extent dependent upon or related to any real estate other than the Mexican Real Property. Borrowers hold and have secured any and all material permits, licenses and approvals required by any Governmental Authority (the “Required Approvals”) to build and construct the Mexican Project, and construction in accordance with the Construction Contract will conform to and comply in all material respects with all covenants, conditions, restrictions and reservations in the Required Approvals and all applicable laws.
     (d) The Mexican Project will have adequate water, gas and electrical supply, storm and sanitary sewerage facilities, other required public utilities, fire and police protection, and means of access between the Mexican Project and public highways; none of the foregoing will be foreseeably delayed or impeded by virtue of any requirements under any applicable laws.
     (e) Except as disclosed by Borrowers to Lender, (i) the Mexican Project is in a clean, safe and healthful condition, and, except for materials used in the ordinary course of construction, maintenance and operation of the Mexican Project, is free of all Hazardous Material and is in material compliance with all applicable laws; (ii) no Borrower nor, to the knowledge of any Borrower, any other Person, has ever caused or permitted any Hazardous Material to be placed, held, located or disposed of on, under, at or in a manner to affect the Mexican Project, or any part thereof, and the Mexican Project has never been used (whether by a Borrower or, to the knowledge of any Borrower, by any other Person) for any activities involving, directly or indirectly, the use, generation, treatment, storage, transportation, or disposal of any Hazardous Material; (iii) neither the Mexican Project nor any Borrower is subject to any existing, pending, or, to the knowledge of any Borrower, threatened investigation or inquiry by any Governmental Authority, and the Mexican Project is not subject to any remedial obligations under any applicable laws pertaining to health or the environment; and (iv) there are no underground tanks, vessels, or similar facilities for the storage, containment or accumulation of Hazardous Materials of any sort on, under or affecting the Mexican Project.
     (f) The Mexican Project may be mortgaged, conveyed and otherwise dealt with as an independent parcel.
     (g) Other than with respect to the Permitted Exceptions, when the Construction is completed in accordance with the Plans and Specifications, no building or other improvement will encroach upon any property line, building line, setback line, side yard line or any recorded or visible easement (or other easement of which any Borrower is aware or has reason to believe may exist) with respect to the Mexican Project.
     (h) Core Mexico is in compliance with, and shall continue to be in compliance with, all of its material obligations as an employer.
     (i) There is no labor or employee action, suit, investigation or proceeding by or before any court, arbitrator, administrative agency or other Governmental Authority pending against Core Mexico and as to which Core Mexico has been served with process and, to the knowledge of Core Mexico, there is no other action, suit, investigation or proceeding pending against Core Mexico or affecting the Mexican Project that could reasonably be expected to have a material adverse effect on the Mexican Project.
     (j) There are no strikes, slowdowns or work stoppages (i) against Core Mexico, or (ii) affecting the Mexican Project in any material respect by the employees of any project party that, in either case, are on-going, or, to the knowledge of Core Mexico, currently threatened, which in each case could reasonably be expected to have a material adverse effect on the Mexican Project.
     Section 6.23. Defaults. No Default or Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.
ARTICLE VII. EVENTS OF DEFAULT
     Each of the following shall constitute an Event of Default hereunder:
     Section 7.1. Payments. If (a) interest on any Loan or any facility or other fee shall not be paid in full when due and payable or within five Business Days thereafter, or (b) the principal of any Loan or any obligation under any Letters of Credit or the IDRB Letter of Credit shall not be paid in full when due and payable.
     Section 7.2. Special Covenants. If any Company shall fail or omit to perform and observe Section 5.7, 5.8, 5.9, 5.11, 5.12, 5.13, 5.15, 5.20 or 5.23 hereof.
     Section 7.3. Other Covenants. If any Company shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 7.1 or 7.2 hereof) contained or referred to in this Agreement or any Related Writing that is on such Company’s part to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the earlier of (a) any Financial Officer of such Company becomes aware of the occurrence thereof, or (b) the giving of written notice thereof to Administrative Borrower by Agent or the Required Lenders that the specified Default is to be remedied.
     Section 7.4. Representations and Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other material information furnished by any Company to Agent or the Lenders, or any thereof, or any other holder of any Note, shall be false or erroneous in any material respect.
     Section 7.5. Cross Default. If any Company shall default in the payment of principal or interest due and owing under any Material Indebtedness Agreement beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.
     Section 7.6. ERISA Default. The occurrence of one or more ERISA Events that (a) the Required Lenders determine could have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Company, in the aggregate for all such Liens for all Companies in excess of Five Hundred Thousand Dollars ($500,000).
     Section 7.7. Change in Control. If any Change in Control shall occur.
     Section 7.8. Judgments. There is entered against any Company:
     (a) a final judgment or order for the payment of money by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that the aggregate of all such judgments for all such Companies, shall exceed Five Hundred Thousand Dollars ($500,000) (less any amount that will be covered by the proceeds of insurance and is not subject to dispute by the insurance provider); or
     (b) any one or more non-monetary final judgments that are not covered by insurance, or, if covered by insurance, for which the insurance company has not agreed to or acknowledged coverage, and that, in either case, the Required Lenders reasonably determine have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by the prevailing party or any creditor upon such judgment or order, or (ii) there is a period of three consecutive Business Days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.
     Section 7.9. Material Adverse Change. There shall have occurred any condition or event that Agent or the Required Lenders reasonably determine has or is reasonably likely to have a Material Adverse Effect.
     Section 7.10. Security. If any Lien granted in any Loan Document in favor of Agent, for the benefit of the Lenders, shall be determined to be (a) void, voidable or invalid, or is subordinated or not otherwise given the priority contemplated by such Loan Document and Borrowers have (or the appropriate Credit Party has) failed to promptly execute appropriate documents to correct such matters, or (b) unperfected as to any material amount of collateral (as determined by Agent, in its reasonable discretion) and Borrowers have (or the appropriate Credit Party has) failed to promptly execute appropriate documents to correct such matters.

     Section 7.11. Validity of Loan Documents. If (a) any material provision, in the sole opinion of Agent, of any Loan Document shall at any time cease to be valid, binding and enforceable against any Credit Party; (b) the validity, binding effect or enforceability of any Loan Document against any Credit Party shall be contested by any Credit Party; (c) any Credit Party shall deny that it has any or further liability or obligation under any Loan Document; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Agent and the Lenders the benefits purported to be created thereby.
     Section 7.12. Expropriation Default. If any Governmental Authority condemns, nationalizes, seizes, or otherwise expropriates any substantial portion of the assets of Core Mexico or Core Molding, or takes any action that would prevent Core Mexico or Core Molding from carrying on any material part of its business or operations.
     Section 7.13. Defaults with Respect to the Mexican Project. If any of the following shall occur:
     (a) Borrowers shall fail to provide Agent with evidence, in form and substance reasonably satisfactory to Agent, by no later than January 9, 2009, that all registration fees for the filing of the Mexican Mortgage and the Mexican Security Agreement have been paid and the Mexican Mortgage and the Mexican Security Agreement have been filed for registration before the corresponding Public Registry of Property and Commerce, respectively;
     (b) Agent or the Consultant shall disapprove, at any time, any construction work and Borrowers shall fail to cause the same to be corrected, to the satisfaction of Agent, within thirty (30) days;
     (c) there shall occur a delay in the Construction or a discontinuance for a period of fifteen (15) days after written notice from Agent concerning such delay or discontinuance (other than Unavoidable Delays), or in any event a delay in the Construction so that the same is not, in Agent’s judgment (giving due consideration to the assessment of the Consultant), likely to be completed on or before the Project Completion Date;
     (d) the bankruptcy or insolvency of the Construction Contractor shall occur and Borrowers shall fail to procure a contract with a new contractor satisfactory to Agent within thirty (30) days from the occurrence of such bankruptcy or insolvency;
     (e) any Borrower shall be enjoined, restrained or in any way prevented by any court order from constructing or operating the Mexican Project;
     (f) any Borrower shall fail to make any Deficiency Deposit with Agent within the time and in the manner required by Article 12 hereof;

     (g) Borrowers shall fail to comply with and satisfy any of the final disbursement conditions contained in Section 12.3 hereof within sixty (60) days after the Project Completion Date; or
     (h) a material adverse change shall occur with respect to the Mexican Project.
     Section 7.14. Solvency. If any Company (other than a Dormant Subsidiary) shall (a) except as permitted pursuant to Section 5.12 hereof, discontinue business, (b) generally not pay its debts as such debts become due, (c) make a general assignment for the benefit of creditors, (d) apply for or consent to the appointment of an interim receiver, a receiver, a receiver and manager, an administrator, sequestrator, monitor, a custodian, a trustee, an interim trustee, liquidator, agent, “conciliadora” or “sindico” or other similar official of all or a substantial part of its assets or of such Company, (e) be adjudicated a debtor or insolvent or have entered against it an order for relief under Title 11 of the United States Code, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or law, foreign, federal, state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be, (f) file a voluntary petition in bankruptcy, or file a proposal or notice of intention to file a proposal or have an involuntary proceeding filed against it and the same shall continue undismissed for a period of sixty (60) days from commencement of such proceeding or case, or file a petition, an answer, an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, (g) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or of such Company, (h) have an administrative receiver appointed over the whole or substantially the whole of its assets, or of such Company, (i) take, or omit to take, any action in order thereby to effect any of the foregoing, (j) have assets, the value of which is less than its liabilities (taking into account prospective and contingent liabilities), or (k) have a moratorium declared in respect of any of its Indebtedness, or any analogous procedure or step is taken in any jurisdiction.
ARTICLE VIII. REMEDIES UPON DEFAULT
     Notwithstanding any contrary provision or inference herein or elsewhere:
     Section 8.1. Optional Defaults. If any Event of Default referred to in Section 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10, 7.11, 7.12 or 7.13 hereof shall occur, Agent may, with the consent of the Required Lenders, and shall, at the written request of the Required Lenders, give written notice to Borrowers to:

     (a) terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligations of the Lenders, and each thereof, to make any further Loan, and the obligation of the Fronting Lender to issue any Letter of Credit, immediately shall be terminated; and/or
     (b) accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by each Borrower.
     Section 8.2. Automatic Defaults. If any Event of Default referred to in Section 7.14 hereof shall occur:
     (a) all of the Commitment shall automatically and immediately terminate, if not previously terminated, and no Lender thereafter shall be under any obligation to grant any further Loan, nor shall the Fronting Lender be obligated to issue any Letter of Credit; and
     (b) the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by each Borrower.
     Section 8.3. Letters of Credit and IDRB Letter of Credit. If the maturity of the Obligations shall be accelerated pursuant to Section 8.1 or 8.2 hereof, Core Molding shall immediately deposit with Agent, as security for the obligations of Core Molding and any Domestic Guarantor of Payment to reimburse Agent and the Lenders for any then outstanding Letters of Credit and the IDRB Letter of Credit, cash equal to the sum of the aggregate undrawn balance of any then outstanding Letters of Credit and the IDRB Letter of Credit. Agent and the Lenders are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Lender (or any affiliate of such Lender, wherever located) to or for the credit or account of Core Molding or any Domestic Guarantor of Payment, as security for the obligations of Core Molding and any Domestic Guarantor of Payment to reimburse Agent and the Lenders for any then outstanding Letters of Credit and the IDRB Letter of Credit.
     Section 8.4. Mexican Project. If the maturity of the Obligations shall be accelerated pursuant to Section 8.1 or 8.2 hereof, Agent may take possession of the Mexican Project and complete the Construction and do anything that is reasonably necessary or appropriate, in Agent’s reasonable judgment, to fulfill the obligations of Borrowers under this Agreement and the other Loan Documents, including either the right to avail itself of and procure performance of existing contracts or let any contracts with the same contractors or others. Without restricting the generality of the foregoing and for the purposes aforesaid, each Borrower hereby appoints and constitutes Agent its lawful attorney in fact with full power of substitution in the Mexican Project to complete the Construction in the name of each Borrower, as appropriate, to use unadvanced funds remaining under the Capex Commitment or the Mexican Loan Commitment, or that may be reserved, escrowed or set aside for any purposes hereunder at any time, to complete the Construction, to make changes in the Plans and Specifications which shall be necessary or desirable to complete the Construction in substantially the manner contemplated by the Plans and Specifications, to retain or employ new general contractors, subcontractors, architects, engineers and inspectors as shall be required for such purposes, to pay, settle or compromise all existing bills and claims, that may be Liens or security interests, or to avoid such bills and claims becoming Liens against the Mexican Project, to execute all applications and certificates in the name of the appropriate Borrower, to prosecute and defend all actions or proceedings in connection with the Improvements or the Mexican Project, and to do any and every act which a Borrower might do in its own behalf, it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked.
     Section 8.5. Offsets. If there shall occur or exist any Event of Default referred to in Section 7.14 hereof or if the maturity of the Obligations is accelerated pursuant to Section 8.1 or 8.2 hereof, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by a Borrower or Guarantor of Payment to such Lender (including, without limitation, any participation purchased or to be purchased pursuant to Section 2.2(b), 2.2(c), 2.5, 2.6 or 8.6 hereof), whether or not the same shall then have matured, any and all deposit (general or special) balances and all other indebtedness then held or owing by such Lender (including, without limitation, by branches and agencies or any affiliate of such Lender, wherever located) to or for the credit or account of such Borrower or Guarantor of Payment, all without notice to or demand upon such Borrower or any other Person, all such notices and demands being hereby expressly waived by each Borrower.
     Section 8.6. Equalization Provisions. Each Lender agrees with the other Lenders that if it, at any time, shall obtain any Advantage over the other Lenders or any thereof in respect of the Obligations (except as to Swing Loans and Letters of Credit prior to Agent’s giving of notice to participate and except under Article III hereof), it shall purchase from the other Lenders, for cash and at par, such additional participation in the Obligations as shall be necessary to nullify the Advantage. If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Lender receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Lender receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Lender) ratably to the extent of the recovery. Each Lender further agrees with the other Lenders that if it at any time shall receive any payment for or on behalf of any Borrower on any Indebtedness owing by any Borrower pursuant to this Agreement (whether by voluntary payment, by realization upon security, by reason of offset of any deposit or other indebtedness, by counterclaim or cross-action, by the enforcement of any right under any Loan Document, or otherwise), it will apply such payment first to any and all Obligations owing by such Borrower to that Lender (including, without limitation, any participation purchased or to be purchased pursuant to this Section 8.6 or any other section of this Agreement). Each Credit Party agrees that any Lender so purchasing a participation from the other Lenders or any thereof pursuant to this Section 8.6 may exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

     Section 8.7. Other Remedies. The remedies in this Article VIII are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lenders may be entitled. Agent shall exercise the rights under this Article VIII and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.
     Section 8.8. Application of Proceeds.
     (a) Payments Prior to Exercise of Remedies. Prior to the exercise by Agent, on behalf of the Lenders, of remedies under this Agreement or the other Loan Documents, all monies received by Agent shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, as follows (provided that Agent shall have the right at all times to apply any payment received from Borrowers first to the payment of all obligations (to the extent not paid by Borrowers) incurred by Agent pursuant to Section 11.5 hereof and to the payment of Related Expenses):
     (i) with respect to payments received in connection with the Revolving Credit Commitment, to the Revolving Loans;
     (ii) with respect to payments received in connection with the Term Loan Commitment, to the Term Loan;
     (iii) with respect to payments received in connection with the Capex Commitment, to the Capex Loans;
     (iv) with respect to payments received in connection with the Mexican Loan Commitment, to the Mexican Loan; and
     (v) with respect to payments received in connection with the IDRB Letter of Credit Commitment, to the payment of outstanding Obligations under the IDRB Letter of Credit.
     (b) Payments Subsequent to Exercise of Remedies. After the exercise by Agent or the Required Lenders of remedies under this Agreement or the other Loan Documents, all monies received by Agent shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, as follows:
     (i) with respect to:
     (A) payments from assets of Companies organized in the United States (or a state thereof), (1) first, to the Secured Obligations of Core Molding, and (2) second, to the Secured Obligations of any other Borrower, in each case applied in accordance with the Waterfall;

     (B) payments from assets of Companies organized in Mexico, to the Secured Obligations of Core Molding, applied in accordance with the Waterfall; and
     (C) any other payments, in accordance with the Waterfall; and
     (ii) in accordance with the following priority (the “Waterfall”):
     (A) first, to the extent incurred in connection with obligations payable by a specific Borrower, the payment of all obligations (to the extent not paid by Borrowers) incurred by Agent pursuant to Section 11.5 hereof and to the payment of Related Expenses;
     (B) second, to the extent incurred in connection with the obligations payable by a specific Borrower, to the payment pro rata of (1) interest then accrued and payable on the outstanding Loans, (2) any fees then accrued and payable to Agent, and (3) any fees then accrued and payable to any Fronting Lender or the holders of the Letter of Credit Commitment in respect of the Letter of Credit Exposure;
     (C) third, with respect to all other monies received by Agent, principal outstanding on the Loans, the Letter of Credit Exposure and the IDRB Letter of Credit Exposure, on a pro rata basis to the Lenders, based upon each such Lender’s Commitment Percentage; provided that the amounts payable in respect of the Letter of Credit Exposure shall be held and applied by Agent as security for the reimbursement obligations in respect thereof, and, if any Letter of Credit shall expire without being drawn, then the amount with respect to such Letter of Credit shall be distributed to the Lenders on a pro rata basis based upon each such Lender’s Commitment Percentage; and
     (D) finally, any remaining surplus after all of the Secured Obligations have been paid in full, to Administrative Borrower for distribution to the appropriate Borrowers, or to whomsoever shall be lawfully entitled thereto.
ARTICLE IX. THE AGENT
     The Lenders authorize KeyBank and KeyBank hereby agrees to act as agent for the Lenders in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:
     Section 9.1. Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither Agent nor any of its affiliates, directors, officers, attorneys or employees shall (a) be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction), or be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement or any other Loan Documents, (b) be under any obligation to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of Borrowers or any other Company, or the financial condition of Borrowers or any other Company, or (c) be liable to any of the Companies for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or Letters of Credit or any of the Loan Documents. Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
     Section 9.2. Note Holders. Agent may treat the payee of any Note as the holder thereof (or, if there is no Note, the holder of the interest as reflected on the books and records of Agent) until written notice of transfer shall have been filed with Agent, signed by such payee and in form satisfactory to Agent.
     Section 9.3. Consultation With Counsel. Agent may consult with legal counsel selected by Agent and shall not be liable for any action taken or suffered in good faith by Agent in accordance with the opinion of such counsel.
     Section 9.4. Documents. Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Document or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.
     Section 9.5. Agent and Affiliates. KeyBank and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Companies and Affiliates as though KeyBank were not Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, KeyBank or its affiliates may receive information regarding any Company or any Affiliate (including information that may be subject to confidentiality obligations in favor of such Company or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to other Lenders. With respect to Loans and Letters of Credit (if any), KeyBank and its affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though KeyBank were not Agent, and the terms “Lender” and “Lenders” include KeyBank and its affiliates, to the extent applicable, in their individual capacities.
     Section 9.6. Knowledge of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Agent has received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to the Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable, in its discretion, for the protection of the interests of the holders of the Obligations.
     Section 9.7. Action by Agent. Subject to the other terms and conditions hereof, so long as Agent shall be entitled, pursuant to Section 9.6 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement. Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent’s acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.
     Section 9.8. Release of Collateral or Guarantor of Payment. In the event of a transfer of assets permitted by Section 5.12 hereof (or otherwise permitted pursuant to this Agreement) where the proceeds of such transfer are applied in accordance with the terms of this Agreement to the extent required to be so applied, Agent, at the request and expense of Borrowers, is hereby authorized by the Lenders to (a) release such collateral from this Agreement, (b) release a Guarantor of Payment in connection with such permitted transfer, and (c) duly assign, transfer and deliver to the affected Company (without recourse and without any representation or warranty) such collateral as is then (or has been) so transferred or released and as may be in possession of Agent and has not theretofore been released pursuant to this Agreement.
     Section 9.9. Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct, as determined by a court of competent jurisdiction.

     Section 9.10. Indemnification of Agent. The Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers) ratably, according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent in its capacity as agent in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by Agent with respect to this Agreement or any Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable attorneys’ fees and expenses) or disbursements resulting from Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction, or from any action taken or omitted by Agent in any capacity other than as agent under this Agreement or any other Loan Document. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.10. The undertaking in this Section 9.10 shall survive repayment of the Loans, cancellation of the Notes, if any, expiration or termination of the Letters of Credit, termination of the Commitment, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the agent.
     Section 9.11. Successor Agent. Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to Administrative Borrower and the Lenders. If Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with the consent of Administrative Borrower so long as an Event of Default does not exist and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent’s notice to the Lenders of its resignation, then Agent shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent. If no successor agent has accepted appointment as Agent by the date that is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Agent” means such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement. After any retiring Agent’s resignation as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.
     Section 9.12. Fronting Lender. The Fronting Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by the Fronting Lender and the documents associated therewith. The Fronting Lender shall have all of the benefits and immunities (a) provided to Agent in Article IX hereof with respect to any acts taken or omissions suffered by the Fronting Lender in connection with the Letters of Credit and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent”, as used in Article IX hereof, included the Fronting Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Fronting Lender.
     Section 9.13. Swing Line Lender. The Swing Line Lender shall act on behalf of the Lenders with respect to any Swing Loans. The Swing Line Lender shall have all of the benefits and immunities (a) provided to Agent in Article IX hereof with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with the Swing Loans as fully as if the term “Agent”, as used in Article IX hereof, included the Swing Line Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Swing Line Lender.
     Section 9.14. Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, (a) Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, to (i) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Agent and their respective agents and counsel and all other amounts due the Lenders and Agent) allowed in such judicial proceedings, and (ii) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and (b) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent. Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.
     Section 9.15. No Reliance on Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its affiliates, participants or assignees, may rely on Agent to carry out such Lender’s or its affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other anti-terrorism law, including any programs involving any of the following items relating to or in connection with Borrowers, their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

     Section 9.16. Other Agents. Agent shall have the continuing right from time to time to designate one or more Lenders (or its or their affiliates as “syndication agent”, “documentation agent”, “book runner”, “lead arranger”, “arrangers” or other designations for purposes hereof, but (a) any such designation shall have no substantive effect, and (b) any such Lender and its affiliates shall have no additional powers, duties or responsibilities as a result thereof.
ARTICLE X. GUARANTY BY CORE MOLDING
OF OBLIGATIONS OF CORE MEXICO
     Section 10.1. The Guaranty. Core Molding hereby guarantees to Agent, for the benefit of the Lenders, as a primary obligor and not as a surety, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to Core Mexico and all other amounts from time to time owing to Agent or the Lenders by Core Mexico under this Agreement and any other Loan Document (such obligations being herein collectively referred to as the “Guaranteed Obligations”). Core Mexico hereby further agrees that, if Core Mexico shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, Core Molding will promptly pay the same, without any demand or notice whatsoever, and that, in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
     Section 10.2. Obligations Unconditional. The obligations of Core Molding under Section 10.1 above are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of Core Mexico under this Agreement or any other agreement or instrument referred to herein, or any substitution, release, impairment or exchange of any other guaranty of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 10.2 that the obligations of Core Molding hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of Core Molding hereunder, which shall remain absolute and unconditional as described above:
     (a) at any time or from time to time, without notice to Core Molding, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
     (b) any of the acts mentioned in any of the provisions of any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;
     (c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be waived, or any other guaranty of any of the Guaranteed Obligations, or any security therefor, shall be released, impaired or exchanged in whole or in part, or otherwise dealt with;
     (d) any Lien granted to, or in favor of, Agent, for the benefit of the Lenders, as security for any of the Guaranteed Obligations shall fail to attach or be perfected;
     (e) any of the Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor); or
     (f) any law or regulation of any jurisdiction or any event affecting any term of the Guaranteed Obligations.
Core Molding hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Agent or any Lender exhaust any right, power or remedy or proceed against Core Mexico under any Loan Documents or any other agreement or instrument referred to in the Loan Documents, or against any other Person under any other guaranty of, or security for, any of the Guaranteed Obligations.
     Section 10.3. Reinstatement. The obligations of Core Molding under this Article X shall be automatically reinstated if and to the extent that, for any reason, any payment by or on behalf of Core Mexico in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and Core Molding hereby agrees that it will indemnify Agent and each Lender on demand for all reasonable costs and expenses (including fees and expenses of counsel) incurred by Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
     Section 10.4. Subrogation. Core Molding hereby agrees that, until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitment, it shall not exercise any right or remedy arising by reason of any performance by it of its guaranty in Section 10.1 hereof, whether by subrogation or otherwise, against Core Mexico or any guarantor of any of the Guaranteed Obligations, or any security for any of the Guaranteed Obligations.
     Section 10.5. Remedies. Core Molding agrees that the obligations of Core Mexico under this Agreement may be declared to be forthwith due and payable as provided in Article VIII hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII hereof) for purposes of Section 10.1 hereof, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Core Mexico, and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Core Mexico) shall forthwith become due and payable by Core Molding for purposes of Section 10.1 hereof.
     Section 10.6. Instrument for the Payment of Money. Core Molding hereby acknowledges that the guaranty in this Article X constitutes an instrument for the payment of money only.
     Section 10.7. Continuing Guaranty. The guaranty in this Article X is a guaranty of payment and not of collection a continuing guaranty, and shall apply to all Guaranteed Obligations whenever arising.
     Section 10.8. Payments. All payments by Core Molding under this Article X shall be made in Dollars, and free and clear of any Taxes.
ARTICLE XI. MISCELLANEOUS
     Section 11.1. Lenders’ Independent Investigation. Each Lender, by its signature to this Agreement, acknowledges and agrees that Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between Agent and such Lender. Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Lenders hereunder), whether coming into its possession before the first Credit Event hereunder or at any time or times thereafter. Each Lender further represents that it has reviewed each of the Loan Documents.
     Section 11.2. No Waiver; Cumulative Remedies. No omission or course of dealing on the part of Agent, any Lender or the holder of any Note (or, if there is no Note, the holder of the interest as reflected on the books and records of Agent) in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held under any of the Loan Documents or by operation of law, by contract or otherwise.
     Section 11.3. Amendments, Waivers and Consents.
     (a) General Rule. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     (b) Exceptions to the General Rule. Notwithstanding the provisions of subsection (a) of this Section 11.3 and subject to subpart (iii) below, unanimous consent of the Lenders shall be required with respect to (i) any increase in the Commitment hereunder, (ii) the extension of maturity of the Loans, the payment date of interest or scheduled principal hereunder, or the payment date of commitment fees payable hereunder, (iii) any reduction in the stated rate of interest on the Loans (provided that the institution of the Default Rate and a subsequent removal of the Default Rate shall not constitute a decrease in interest rate pursuant to this Section 11.3), or in any amount of interest or scheduled principal due on any Loan, or the payment of commitment fees hereunder or any change in the manner of pro rata application of any payments made by Borrowers to the Lenders hereunder, (iv) any change in any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement, (v) the release of any Borrower or Guarantor of Payment or of any material amount of collateral, except as specifically permitted hereunder, securing the Obligations, or (vi) any amendment to this Section 11.3 or Section 8.6 or 8.8 hereof.
     (c) Provisions Relating to Special Rights and Duties. No provision of this Agreement affecting Agent in its capacity as such shall be amended, modified or waived without the consent of Agent. No provision of this Agreement relating to the rights or duties of the Fronting Lender in its capacity as such shall be amended, modified or waived without the consent of the Fronting Lender. No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.
     (d) Generally. Notice of amendments, waivers or consents ratified by the Lenders hereunder shall be forwarded by Agent to all of the Lenders. Each Lender or other holder of a Note (or interest in any Loan or Letter of Credit) shall be bound by any amendment, waiver or consent obtained as authorized by this Section 11.3, regardless of its failure to agree thereto.
     Section 11.4. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to a Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to a Lender, mailed or delivered to it, addressed to the address of such Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be given by overnight delivery or first class mail with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt (if received during a Business Day, otherwise the following Business Day), except that all notices hereunder shall not be effective until received. For purposes of Article II hereof, Agent shall be entitled to rely on telephonic instructions from any person that Agent in good faith believes is an Authorized Officer and Borrowers shall hold Agent and each Lender harmless from any loss, cost or expense resulting from any such reliance.

     Section 11.5. Costs, Expenses and Taxes. Core Molding agrees to pay on demand all costs and expenses of Agent and all Related Expenses, including but not limited to (a) syndication, administration, travel and properly documented out-of-pocket expenses, including but not limited to reasonable attorneys’ fees and expenses, of Agent in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, and the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) properly documented extraordinary expenses of Agent incurred in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable and properly documented fees and out-of-pocket expenses of special counsel for Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. Core Molding also agrees to pay on demand all properly documented costs and expenses (including Related Expenses) of Agent and the Lenders, including reasonable attorneys’ fees and expenses, in connection with the restructuring or enforcement of the Obligations, this Agreement or any Related Writing. In addition, Core Molding (and Core Mexico, if appropriate) shall pay any and all properly documented stamp, transfer, documentary and other taxes, assessments, charges and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agree to hold Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees, other than those liabilities resulting from the gross negligence or willful misconduct of Agent, or, with respect to amounts owing to a Lender, such Lender, in each case as determined by a court of competent jurisdiction. All obligations provided for in this Section 11.5 shall survive any termination of this Agreement.
     Section 11.6. Indemnification. Core Molding (and Core Mexico to the extent relating to the Mexican Loan or any other extensions of credit to Core Mexico) agrees to defend, indemnify and hold harmless Agent and the Lenders (and their respective affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent or any Lender in connection with any investigative, administrative or judicial proceeding (whether or not such Lender or Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of any Company or its Affiliates; provided that no Lender nor Agent shall have the right to be indemnified under this Section 11.6 for its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction. All obligations provided for in this Section 11.6 shall survive any termination of this Agreement.
     Section 11.7. Obligations Several; No Fiduciary Obligations. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by Agent or the Lenders pursuant hereto shall be deemed to constitute Agent or the Lenders a partnership, association, joint venture or other entity. No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default.

The relationship between Borrowers and the Lenders with respect to the Loan Documents and the Related Writings is and shall be solely that of debtors and creditors, respectively, and neither Agent nor any Lender shall have any fiduciary obligation toward any Credit Party with respect to any such documents or the transactions contemplated thereby.
     Section 11.8. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and by facsimile signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.
     Section 11.9. Binding Effect; Borrowers’ Assignment. This Agreement shall become effective when it shall have been executed by each Borrower, Agent and each Lender and thereafter shall be binding upon and inure to the benefit of each Borrower, Agent and each of the Lenders and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent and all of the Lenders.
     Section 11.10. Lender Assignments.
     (a) Assignments of Commitments. Each Lender shall have the right at any time or times to assign to an Eligible Transferee (other than to a Lender that shall not be in compliance with this Agreement), without recourse, all or a percentage of all of the following: (i) such Lender’s Commitment, (ii) all Loans made by that Lender, (iii) such Lender’s Notes, and (iv) such Lender’s interest in any Letter of Credit or Swing Loan, and any participation purchased pursuant to Section 2.2(b), 2.2(c), 2.5, 2.6 or 8.6 hereof. Each Lender shall at all times maintain the same Commitment Percentage (as rounded to the sixth decimal) with respect to the Revolving Credit Commitment, the Term Loan Commitment, the Capex Commitment, the Mexican Loan Commitment and the IDRB Letter of Credit Commitment.
     (b) Prior Consent. No assignment may be consummated pursuant to this Section 11.10 without the prior written consent of Administrative Borrower and Agent (other than an assignment by any Lender to any affiliate of such Lender which affiliate is an Eligible Transferee and either wholly-owned by a Lender or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Lender, or to another Lender), which consent of Administrative Borrower and Agent shall not be unreasonably withheld (provided that a failure of Administrative Borrower to approve assignments to the following Persons shall not be deemed to be unreasonable (i) a distressed debt fund or vulture fund as an Eligible Transferee and (ii) a Person who is not organized under the laws of México or is not registered with the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público) for purposes of Article 195(I) of the Mexican Income Tax Law (Ley del Impuesto sobre la Renta) or any successor provision and resident in a jurisdiction that is party to a treaty with México for the avoidance of double taxation); provided that (A) the consent of Administrative Borrower shall not be required if, at the time of the proposed assignment, any Default or Event of Default shall then exist and (B) Administrative Borrower shall be deemed to have granted its consent unless Administrative Borrower has expressly objected to such assignment within three Business Days after notice thereof. Anything herein to the contrary notwithstanding, any Lender may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Lender from its obligations hereunder.
     (c) Minimum Amount. Each such assignment shall be in a minimum amount of the lesser of One Million Dollars ($1,000,000) of the assignor’s Commitment and interest herein, or the entire amount of the assignor’s Commitment and interest herein.
     (d) Assignment Fee. Unless the assignment shall be to an affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500).
     (e) Assignment Agreement. Unless the assignment shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to Administrative Borrower and Agent an Assignment Agreement, and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to Agent such additional amendments, assurances and other writings as Agent may reasonably require.
     (f) Non-U.S. Assignee. If the assignment is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Lender shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (i) to represent to the assignor Lender (for the benefit of the assignor Lender, Agent and Borrowers) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrowers or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (ii) to furnish to the assignor Lender (and, in the case of any assignee registered in the Register (as defined below), Agent and Borrowers) either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all payments hereunder), and (iii) to agree (for the benefit of the assignor, Agent and Borrowers) to provide to the assignor Lender (and, in the case of any assignee registered in the Register, to Agent and Borrowers) a new Form W-8ECI or Form W-8BEN, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.
     (g) Deliveries by Borrowers. Upon satisfaction of all applicable requirements specified in subsections (a) through (f) above, Borrowers shall execute and deliver (i) to Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by Borrowers in connection with the Assignment Agreement, and (ii) to the assignee, if requested, and the assignor, if applicable, an appropriate Note or Notes. After delivery of the new Note or Notes, the assignor’s Note or Notes, if any, being replaced shall be returned to Administrative Borrower marked “replaced”.

     (h) Effect of Assignment. Upon satisfaction of all applicable requirements set forth in subsections (a) through (g) above, and any other condition contained in this Section 11.10, (i) the assignee shall become and thereafter be deemed to be a “Lender” for the purposes of this Agreement, (ii) the assignor shall be released from its obligations hereunder to the extent that its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Lender” and (iv) the signature pages hereto and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such assignment.
     (i) Agent to Maintain Register. Agent shall maintain at the address for notices referred to in Section 11.4 hereof a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrowers, Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.
     Section 11.11. Sale of Participations. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell participations to one or more Eligible Transferees (each a “Participant”) in all or a portion of its rights or obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Commitment and the Loans and participations owing to it and the Note, if any, held by it) without the consent of any Borrower or Agent; provided that:
     (a) any such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;
     (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;
     (c) the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;
     (d) such Participant shall be bound by the provisions of Section 8.6 hereof, and the Lender selling such participation shall obtain from such Participant a written confirmation of its agreement to be so bound; and
     (e) no Participant (unless such Participant is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or under any other Loan Document, except that such Lender may agree with such Participant that such Lender will not, without such Participant’s consent, take action of the type described as follows:

     (i) increase the portion of the participation amount of any Participant over the amount thereof then in effect, or extend the Commitment Period, without the written consent of each Participant affected thereby; or
     (ii) reduce the principal amount of or extend the time for any payment of principal of any Loan, or reduce the rate of interest or extend the time for payment of interest on any Loan, or reduce the commitment fee, without the written consent of each Participant affected thereby.
Borrowers agree that any Lender that sells participations pursuant to this Section 11.11 shall still be entitled to the benefits of Article III hereof, notwithstanding any such transfer; provided that the obligations of Borrowers shall not increase as a result of such transfer and Borrowers shall have no obligation to any Participant.
     Section 11.12. Patriot Act Notice. Each Lender and Agent (for itself and not on behalf of any other party) hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, such Lender and Agent are required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each of the Credit Parties and other information that will allow such Lender or Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act. Each Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by Agent or a Lender in order to assist Agent or such Lender in maintaining compliance with the Patriot Act.
     Section 11.13. Severability of Provisions; Captions; Attachments. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.
     Section 11.14. Investment Purpose. Each of the Lenders represents and warrants to Borrowers that it is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto (or, if there is no Note, the interest as reflected on the books and records of Agent) for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.
     Section 11.15. Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

     Section 11.16. Additional Provisions Relating to the Mexican Note.
     (a) Borrowers agree and acknowledge that (i) the Mexican Note does not provide identical terms of payment and interest rate as provided in this Agreement, and (ii) if Agent enforces collection of the Mexican Note in Mexican courts in accordance with the terms and provisions of the Mexican Note, (A) it shall in no way release or detract from the obligations of Core Molding or Core Mexico as a borrower or guarantor a payment, as the case may be, pursuant to this Agreement or any other Loan Document (other than the Mexican Note), (B) Agent and the Lenders may enforce the payment of such obligations or any amount not pursued by Agent under the Mexican Note, or in enforcing the Mexican Mortgage, in accordance with any remedy under this Agreement and such amounts are expressly guaranteed by Core Molding under Article X hereof, (C) to the extent that this Agreement has additional obligations of Core Mexico, such amounts shall be payable, notwithstanding the terms of the Mexican Note, and (D) Borrowers shall not challenge enforcement of the Mexican Note on grounds of the rights or obligations of Borrowers under this Agreement; provided that Agent and the Lenders shall not be paid twice for the same Indebtedness of Core Mexico to Agent and the Lenders.
     (b) Borrowers further agree that, in addition to any offset rights pursuant to Section 8.5 hereof, Agent is hereby authorized at any time, to the fullest extent permitted by law, to set-off and apply any surplus proceeds collected from enforcement of the Mexican Note, after having been paid the obligations under the Mexican Note, to any and all of the obligations of Core Mexico now or hereafter existing under this Agreement, irrespective of whether or not Agent or the Lenders shall have made any demand under this Agreement, and without presentment, protest or other notice of any kind to Borrowers, all of which is hereby expressly waived, and although such obligations may be unmatured.
     (c) In the event of a direct conflict between this Agreement and the Mexican Note, the terms of this Agreement shall prevail; provided that this Agreement and the Mexican Note shall be construed to permit payment and enforcement of the Mexican Note so long as the Mexican Loan has been made.
     Section 11.17. Confidentiality. Agent and each Lender shall hold all Confidential Information in accordance with the customary procedures of Agent or such Lender for handling confidential information of this nature, and in accordance with safe and sound banking practices. Notwithstanding the foregoing, Agent or any Lender may in any event make disclosures of, and furnish copies of Confidential Information (a) to another agent under this Agreement or another Lender; (b) when reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Loans or Commitment or participation therein (provided that each such prospective transferee or participant shall have an agreement for the benefit of Borrowers with such prospective transferor Lender or participant containing substantially similar provisions to those contained in this Section 11.17); (c) to the parent corporation or other affiliates of Agent or such Lender, and to their respective auditors and attorneys; and (d) as required or requested by any Governmental Authority or representative thereof, or pursuant to legal process, provided, that, unless specifically prohibited by applicable law or court order, Agent or such Lender, as applicable, shall notify the chief financial officer of Administrative Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of Agent or such Lender by such Governmental Authority), and of any other request pursuant to legal process, for disclosure of any such non-public information prior to disclosure of such Confidential Information. Notwithstanding anything contained herein to the contrary, Agent, each Lender, Borrowers and their Affiliates may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and by the other Loan Documents and materials of any kind (including opinions or other tax analyses) that are provided to Agent, any Lender, Borrowers or their Affiliates relating to such tax treatment and tax structure; it being understood that this authorization is retroactively effective to the commencement of the first discussions between or among any of the parties regarding the transactions contemplated hereby and by the other Loan Documents. In no event shall Agent or any Lender be obligated or required to return any materials furnished by or on behalf of any Company. Each Borrower hereby agrees that the failure of Agent or any Lender to comply with the provisions of this Section 11.17 shall not relieve any Borrower of any of the obligations to Agent and the Lenders under this Agreement and the other Loan Documents.
     Section 11.18. Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.
     Section 11.19. Currency.
     (a) Currency Equivalent Generally. For the purposes of making valuations or computations under this Agreement (but not for the purposes of the preparation of any financial statements delivered pursuant hereto), unless expressly provided otherwise, where a reference is made to a dollar amount the amount is to be considered as the amount in Dollars and, therefor, each other currency shall be converted into the dollar equivalent.
     (b) Judgment Currency. If Agent, on behalf of the Lenders, or any other holder of the Obligations (the “Applicable Creditor”) obtains a judgment or judgments against any Credit Party in respect of any sum adjudged to be due to Agent or the Lenders hereunder or under the Notes (the “Judgment Amount”) in a currency (the “Judgment Currency”) other than the currency (the “Original Currency”) in which such sum is stated to be due hereunder, the obligations of such Credit Party in connection with such judgment shall be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, such Applicable Creditor may, in accordance with the normal banking procedures in the relevant jurisdiction, purchase the Original Currency with the Judgment Currency; if the amount of Original Currency so purchased is less than the amount of Original Currency that could have been purchased with the Judgment Amount on the date or dates the Judgment Amount (excluding the portion of the Judgment Amount that has accrued as a result of the failure of such Credit Party to pay the sum originally due hereunder when it was originally due and owing to Agent or the Lenders hereunder) was originally due and owing to Agent or the Lenders hereunder (the “Loss”), such Credit Party agrees as a separate obligation and notwithstanding any such judgment, to indemnify Agent or such Lender, as the case may be, against such Loss. For purposes of determining the equivalent in one currency of another currency as provided in this Section 11.19, such amount shall include any premium and costs payable in connection with the conversion into or from any currency. The obligations of Borrowers contained in this Section 11.19 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
     Section 11.20. Governing Law; Submission to Jurisdiction.
     (a) Governing Law. This Agreement, each of the Notes and any Related Writing (except as otherwise set forth in any Loan Document executed by a Foreign Subsidiary) shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrowers, Agent, and the Lenders shall be governed by Ohio law, without regard to principles of conflicts of laws.
     (b) Submission to Jurisdiction. Each Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, the Obligations or any Related Writing (except as otherwise set forth in any Loan Document executed by a Foreign Subsidiary), and each Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court. Each Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Each Borrower agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     (c) Process Agent. Core Mexico hereby irrevocably appoints, and by a separate irrevocable power of attorney granted in a notarial instrument pursuant to the Protocol on Uniformity of Powers of Attorney which are to be Utilized Abroad will appoint CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on its behalf service of process of copies of the summons and complaint and any other process that may be served in any such suit, action or proceeding brought in the State of Ohio, and agrees that the failure of the Process Agent to give any notice of any such service of process to it shall not impair or affect the validity of such services or, to the extent permitted by applicable law, the enforcement of any judgment based thereon. Such appointment shall be irrevocable until the final payment of all amounts payable under this Agreement and the other Loan Documents, except that if for any reason the Process Agent appointed hereby ceases to be able to act as such, then Core Mexico shall irrevocably designate and appoint, without delay, another agent for services of process in the city of Cleveland reasonably satisfactory to Agent, and shall promptly deliver to Agent evidence in writing of such other process agent’s acceptance of such appointment, including a special power of attorney, notarized in Mexico by a Mexican notary public, in form and substance reasonably satisfactory to Agent, granted by Core Mexico in favor of the new agent for service of process. Core Mexico covenants and agrees that it shall take any and all reasonable actions (including the execution and filing of any and all documents) that may be necessary to continue the designation of the Process Agent pursuant to this paragraph and to cause the Process Agent to act as such. Nothing herein shall in any way be deemed to limit the ability of any party to serve any process or summons in any manner permitted by applicable law.
ARTICLE XII. ADDITIONAL PROVISIONS
RELATING TO THE MEXICAN PROJECT
     Section 12.1. Delivery of Certain Documents Relating to the Construction. Prior to the Mexican Project Loan Opening, Borrowers shall deliver to Agent the following, each in form and substance satisfactory to Agent:
     (a) fully executed copies of (i) the Construction Contract, and (ii) all Major Subcontracts in existence as of the Closing Date;
     (b) copies of each of the Required Permits, except for those Required Permits which cannot be issued at the current stage of development of the Construction or are not required until completion of the Construction, in which event such Required Permits will be obtained by Borrowers on a timely basis and in accordance with all recorded maps and conditions, and all applicable building, land use, zoning and environmental codes, statutes and regulations, and will be delivered to Agent at the earliest possible date. Notwithstanding anything herein to the contrary, permits required for the commencement of Construction shall be required to be delivered prior to the Mexican Project Loan Opening;
     (c) copies of reasonably detailed Plans and Specifications for the Improvements, prepared by the Construction Contractor;
     (d) the Construction Schedule;
     (e) the Soil Report;
     (f) a report from the Consultant which contains an analysis of the Plans and Specifications, the Budget, the Construction Schedule, the Construction Contract, all subcontracts and the Soil Report. Such report shall be solely for the benefit of Agent and the Lenders and contain (i) an analysis, satisfactory to Agent, demonstrating the adequacy of the Budget to complete the Mexican Project, and (ii) a confirmation that the Construction Schedule is realistic. The Consultant shall monitor construction of the Mexican Project, shall visit the Mexican Project at least one time each month, and shall certify the amounts of construction costs for all requested fundings;
     (g) a copy of the Budget; and
     (h) such other papers, materials and documents as Agent may reasonably require with respect to the Construction.

     Section 12.2. Construction Payout Requirements.
     (a) Applicability of Sections. The provisions contained in this Section 12.2 shall apply to the Mexican Project Loan Opening and to each disbursement of the Capex Loans and the Mexican Draw Disbursements.
     (b) Monthly Payouts. After the Mexican Project Loan Opening, further Mexican Draw Disbursements and disbursements of the Capex Loans shall be made from time to time as the Construction progresses, but no more frequently than (i) once in each calendar month with respect to the Capex Loans, and (ii) once in each calendar month with respect to the Mexican Draw Disbursements.
     (c) Documents to be Furnished for Each Disbursement. As a condition precedent to each Mexican Draw Disbursement and of the Capex Loans (including the initial disbursement on the Closing Date), Borrowers shall furnish or cause to be furnished to Agent the following documents, in form and substance satisfactory to Agent:
     (i) a completed Mexican Project Draw Request and a completed Soft and Hard Cost Requisition Form in the form of Exhibit L attached hereto and made a part hereof, each executed by an Authorized Officer of the applicable Borrower;
     (ii) paid invoices or other evidence reasonably satisfactory to Agent that fixtures and equipment, if any, have been paid for and are free of any lien or security interest therein other than Permitted Exceptions, and Liens permitted pursuant to Section 5.9 hereof;
     (iii) copies of any proposed or executed Change Orders on standard AIA G701 form (or similar form reasonably acceptable to Agent) which have not been previously furnished to Agent and which require, and are not valid without, the signatures of the Construction Contractor and the Borrowers;
     (iv) copies of all Major Subcontracts which have been executed since the last disbursement;
     (v) all Required Permits as are applicable to the then current stage of development of the Construction at the time of each such disbursement;
     (vi) satisfactory evidence that all Governmental Approvals have been obtained for development of the Mexican Project; and
     (vii) such other instruments, documents and information as Agent may reasonably request.
Each Mexican Draw Disbursement and disbursement of the Capex Loans, as applicable, other than the disbursement of the Capex Loans made on the Closing Date, shall be made approximately ten days after receipt of all information (including the notice requirements pursuant to Section 2.9(a)(ii) hereof) required by Agent to approve such requested disbursement.
     (d) Retainages. At the time of each Mexican Draw Disbursement and disbursement of the proceeds of the Capex Loans, as applicable, seven percent (7%) of the amount specified and described in Clause 5 of the Construction Contract with respect to retainage, then due the Construction Contractor and excluding the amounts due with respect to the steel set forth in Clause 25 of the Construction Contract, shall be withheld from the amount disbursed. The retained amounts for the Construction costs will be disbursed only at the time of the final disbursement of Loan proceeds pursuant to Section 12.3 hereof; provided that, upon the satisfactory completion of one hundred percent (100%) of the work with respect to any trade (including any trade performed by the Construction Contractor) or the delivery of all materials pursuant to a purchase order in accordance with the Plans and Specifications, as certified by the Construction Contractor and the Consultant, Agent may decide, on a case by case basis (but shall not be obligated), to permit retainages with respect to such trade or order to be disbursed to the appropriate Borrower upon the Consultant’s approval of all work and materials, and Agent’s receipt of a final waiver of lien with respect to such completed work or delivered materials.
     (e) Disbursements for Materials Stored On Site. Any requests for a Mexican Draw Disbursement or a disbursement of the Capex Loans which in whole or in part relate to materials, equipment or furnishings which a Borrower owns and which are not incorporated into the Improvements as of the date of the request for such disbursement, but are to be temporarily stored at the Mexican Project, shall be made in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000); provided that, on the Closing Date, up to One Million Dollars ($1,000,000) of the disbursement of the Capex Loans may be used to purchase steel beams and steel erection parts that are not yet incorporated into Improvements. Any such request must be accompanied by evidence, satisfactory to Agent, that (i) such stored materials are included within the coverages of insurance policies carried by such Borrower, (ii) the ownership of such materials is vested in such Borrower free of any liens and claims of third parties, (iii) such materials are properly insured and protected against theft or damage, (iv) the materials used in the Construction are not commodity items but are uniquely fabricated for the Construction, (v) the Consultant has viewed and inspected the stored materials, and (vi) in the opinion of the Consultant the stored materials are physically secured and can be incorporated into the Mexican Project within forty-five (45) days.
     (f) Disbursements for Offsite Materials. Agent and the Lenders may, in Agent’s sole discretion, but shall not be obligated to, make disbursements for materials stored off-site, in which event all of the requirements of Section 12.2(e) hereof shall be applicable to such disbursement, as well as any other requirements which Agent may, in its sole discretion, determine are appropriate.
     Section 12.3. Final Disbursement for Construction. Agent and the Lenders will advance to the appropriate Borrower the final Mexican Draw Disbursement and disbursement of the Capex Loans for the cost of the Construction (including retainages), when the following conditions have been complied with, provided that all other conditions in this Agreement for disbursements have been complied with:

     (a) The Improvements have been fully completed and equipped in accordance with the Plans and Specifications, free and clear of liens and security interests, and are ready for occupancy;
     (b) Borrowers shall have furnished to Agent insurance, in form and amount and with companies satisfactory to Agent, in accordance with the requirements contained herein;
     (c) Borrowers shall have furnished to Agent copies of all licenses and permits required by any Governmental Authority having jurisdiction for the occupancy of the Improvements and the operation thereof, including a notice or certificate of construction completion, filed with Governmental Authority at the municipality in which the Mexican Project is located;
     (d) Borrowers shall have furnished a plat of survey covering the completed Improvements;
     (e) all fixtures, furnishings, furniture, equipment and other property required for the operation of the Mexican Project shall have been installed, free and clear of all liens and security interests, except for Liens of Agent, for the benefit of the Lenders;
     (f) Borrowers shall have furnished to Agent a certificate from the Construction Contractor or other evidence satisfactory to Agent, dated on or about the Project Completion Date, stating that (i) the Improvements have been completed in accordance with the Plans and Specifications, and (ii) the Improvements, as so completed, comply with all applicable laws; and
     (g) Agent shall have received a certificate from the Consultant certifying that the Improvements have been satisfactorily completed in accordance with the Plans and Specifications.
     Section 12.4. Budget Matters. The Mexican Draw Disbursements and the disbursements of the Capex Loans shall be governed by the Budget, which shall be in form and substance substantially similar to the initial Budget and reasonably satisfactory to Agent. The Budget shall specify the amount of cash equity invested in the Mexican Project, and all costs and expenses to be incurred by one or more Borrowers in connection with the Mexican Project; provided that the initial Budget delivered pursuant to Section 6.22(b) hereof shall only be required to specify the amount of cash equity invested in the Mexican Project, capital costs with respect to fixed assets, and all expenses with respect to moving equipment that Borrowers reasonably expect to be incurred by one or more Borrowers in connection with the Mexican Project. No Borrower is aware of any other such costs, expenses or fees (in connection with the Mexican Project) that are material and are not covered by the Budget. The Budget shall include line items for the costs of all labor, materials, equipment, fixtures and furnishings needed for the completion of the Construction, and all other costs, fees and expenses relating to the Construction of the Improvements, amounts satisfactory to Agent for soft costs and reserves, and all other sums due in connection with the Construction and operation of the Mexican Project. The initial Budget is attached as Exhibit K, and has been approved by Agent. All additional changes to the Budget shall be subject to the prior written consent of Agent. Each Borrower shall pay, as they become due, all amounts set forth in the Budget with respect to the costs required to be paid for by such Borrower.
     Section 12.5. Loan-In-Balance. Anything contained in this Agreement to the contrary notwithstanding, it is expressly understood and agreed that the Capex Loans and the Mexican Loan shall at all times be “In-Balance” on an aggregate basis. The Capex Loans and the Mexican Loan shall be deemed to be “In-Balance”, in the aggregate, only when the total of the undisbursed portion of such Loans, equals or exceeds the aggregate of (a) the costs required to complete the construction of the Mexican Project in accordance with the Plans and Specifications and the Budget; (b) the amounts to be paid as retainages to persons who have supplied labor or materials to the Mexican Project; and (c) all other hard and soft costs not yet paid for in connection with the Mexican Project, as such costs and amounts described in subparts (a) and (b) hereof may be estimated and/or approved in writing by Agent from time to time. Core Molding, and Core Mexico with respect to the Mexican Real Property, agrees that, if for any reason, Agent has determined, in the exercise of its reasonable credit judgment, the aggregate amount of the undistributed proceeds of the Capex Loans and the Mexican Loan shall at any time be or become insufficient for such purpose regardless of how such condition may be caused, Core Molding, and Core Mexico with respect to the Mexican Real Property, will, within ten days after written request of Agent, deposit the deficiency with Agent (“Deficiency Deposit”). The Deficiency Deposit shall first be exhausted before any further disbursement of the Capex Loans or any Mexican Draw Disbursement shall be made. Agent and the Lenders shall not be obligated to make any Mexican Draw Disbursement or disbursements of the Capex Loans if and for as long as such Loans are not In-Balance.
[Remainder of page left intentionally blank]

     JURY TRIAL WAIVER. TO THE EXTENT PERMITTED BY LAW, EACH BORROWER, AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWERS, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO. THIS WAIVER SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY AGENT’S OR ANY LENDER’S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT AMONG BORROWERS, AGENT AND THE LENDERS, OR ANY THEREOF.
     IN WITNESS WHEREOF, the parties have executed and delivered this Credit Agreement in Columbus, Ohio as of the date first set forth above.

Address:	800 Manor Park Drive	CORE MOLDING TECHNOLOGIES, INC.
Columbus, Ohio 43228
	Attention: Chief Financial Officer	By: Herman F. Dick Jr. /s/
Name: Herman F. Dick Jr. Title: Chief Financial Officer and Vice President

Address:	Prolongacion Avenida Uniones S.N colonia industrial del norte Matamoros, Tamaulipas CP 87316 Attn: Plant Manager	CORECOMPOSITES DE MEXICO, S. DE R.L. DE C.V. By: Herman F. Dick Jr. /s/ Name: Herman F. Dick Jr. Title: Attorney in Fact

Address:	88 East Broad Street Columbus, Ohio 43215 Attention: Commercial Bank	KEYBANK NATIONAL ASSOCIATION, as Agent and as a Lender By: Roger D. Campbell /s/ Name: Roger D. Campbell Title: Senior Vice President
Signature Page
1 of 1 of the Credit Agreement

EXHIBIT A
FORM OF
REVOLVING CREDIT NOTE

$	Columbus, Ohio
December 9, 2008
     FOR VALUE RECEIVED, the undersigned, CORE MOLDING TECHNOLOGIES, INC., a Delaware corporation (“Borrower”), promises to pay, on the last day of the Commitment Period, as defined in the Credit Agreement (as hereinafter defined), to the order of ___ (“Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as Agent, as hereinafter defined, 88 East Broad Street, Columbus, Ohio 43215 the principal sum of
DOLLARS
or the aggregate unpaid principal amount of all Revolving Loans, as defined in the Credit Agreement, made by Lender to Borrower pursuant to Section 2.2(a) of the Credit Agreement, whichever is less, in lawful money of the United States of America. Borrowers also agree to pay any additional amount that is required to be paid pursuant to Section 11.17 of the Credit Agreement.
     As used herein, “Credit Agreement” means the Credit Agreement dated as of December 9, 2008, among Borrower, CoreComposites de Mexico, S. de R.L. de C.V., a sociedad de responsabilidad limitada de capital variable organized under the laws of Mexico, the Lenders, as defined therein, and KeyBank National Association, as the lead arranger, sole book runner and administrative agent for the Lenders (“Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.
     Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.7(a) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.7(a); provided that interest on any principal portion that is not paid when due shall be payable on demand.
     The portions of the principal sum hereof from time to time representing Base Rate Loans and Daily LIBOR Loans, interest owing thereon, and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of Borrower under this Note.
     If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.
     This Note is one of the Revolving Credit Notes referred to in the Credit Agreement. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.
     Except as expressly provided in the Credit Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.
     The undersigned authorizes any attorney at law at any time or times after the maturity hereof (whether maturity occurs by lapse of time or by acceleration) to appear in any state or federal court of record in the United States of America, to waive the issuance and service of process, to admit the maturity of this Note and the nonpayment thereof when due, to confess judgment against the undersigned in favor of the holder of this Note for the amount then appearing due, together with interest and costs of suit, and thereupon to release all errors and to waive all rights of appeal and stay of execution. The foregoing warrant of attorney shall survive any judgment, and if any judgment be vacated for any reason, the holder hereof nevertheless may thereafter use the foregoing warrant of attorney to obtain an additional judgment or judgments against the undersigned. The undersigned agrees that Agent’s attorney may confess judgment pursuant to the foregoing warrant of attorney. The undersigned further agrees that the attorney confessing judgment pursuant to the foregoing warrant of attorney may receive a legal fee or other compensation from Agent or the Lenders.

CORE MOLDING TECHNOLOGIES, INC.

By:

Name:

Title:

“WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.”

EXHIBIT B
FORM OF
SWING LINE NOTE

$1,000,000	Columbus, Ohio
December 9, 2008
     FOR VALUE RECEIVED, the undersigned, CORE MOLDING TECHNOLOGIES, INC., a Delaware corporation (“Borrower”), promises to pay to the order of KEYBANK NATIONAL ASSOCIATION (“Swing Line Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as Agent, as hereinafter defined, 88 East Broad Street, Columbus, Ohio 43215 the principal sum of

ONE MILLION AND 00/100 DOLLARS	DOLLARS
or the aggregate unpaid principal amount of all Swing Loans, as defined in the Credit Agreement (as hereinafter defined), made by the Swing Line Lender to Borrower pursuant to Section 2.2(c) of the Credit Agreement, whichever is less, in lawful money of the United States of America on the earlier of the last day of the Commitment Period applicable to the Revolving Credit Commitment, as defined in the Credit Agreement, or, with respect to each Swing Loan, the Swing Loan Maturity Date.
     As used herein, “Credit Agreement” means the Credit Agreement dated as of December 9, 2008, among Borrower, CoreComposites de Mexico, S. de R.L. DE C.V., a sociedad de responsabilidad limitada de capital variable organized under the laws of Mexico, the Lenders, as defined therein, and KeyBank National Association, as the lead arranger, sole book runner and administrative agent for the Lenders (“Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.
     Borrower also promises to pay interest on the unpaid principal amount of each Swing Loan from time to time outstanding, from the date of such Swing Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.7(b) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.7(b); provided that interest on any principal portion that is not paid when due shall be payable on demand.
     The principal sum hereof from time to time, and the payments of principal and interest thereon, shall be shown on the records of Swing Line Lender by such method as Swing Line Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligation of Borrower under this Note.
     If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.
     This Note is the Swing Line Note referred to in the Credit Agreement. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.
     Except as expressly provided in the Credit Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.
     The undersigned authorizes any attorney at law at any time or times after the maturity hereof (whether maturity occurs by lapse of time or by acceleration) to appear in any state or federal court of record in the United States of America, to waive the issuance and service of process, to admit the maturity of this Note and the nonpayment thereof when due, to confess judgment against the undersigned in favor of the holder of this Note for the amount then appearing due, together with interest and costs of suit, and thereupon to release all errors and to waive all rights of appeal and stay of execution. The foregoing warrant of attorney shall survive any judgment, and if any judgment be vacated for any reason, the holder hereof nevertheless may thereafter use the foregoing warrant of attorney to obtain an additional judgment or judgments against the undersigned. The undersigned agrees that Agent’s attorney may confess judgment pursuant to the foregoing warrant of attorney. The undersigned further agrees that the attorney confessing judgment pursuant to the foregoing warrant of attorney may receive a legal fee or other compensation from Agent or the Lenders.

CORE MOLDING TECHNOLOGIES, INC.

By:

Name:

Title:

“WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.”

EXHIBIT C
FORM OF
TERM NOTE

$	Columbus, Ohio
December 9, 2008
     FOR VALUE RECEIVED, the undersigned, CORE MOLDING TECHNOLOGIES, INC., a Delaware corporation (“Borrower”), promises to pay to the order of KEYBANK NATIONAL ASSOCIATION (“Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as Agent, as hereinafter defined, 88 East Broad Street, Columbus, Ohio 43215 the principal sum of
DOLLARS
in lawful money of the United States of America in consecutive principal payments as set forth in the Credit Agreement (as hereinafter defined).
     As used herein, “Credit Agreement” means the Credit Agreement dated as of December 9, 2008, among Borrower, CoreComposites de Mexico, S. de R.L. DE C.V., a sociedad de responsabilidad limitada de capital variable organized under the laws of Mexico, the Lenders, as defined therein, and KeyBank National Association, as the lead arranger, sole book runner and administrative agent for the Lenders (“Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.
     Borrower also promises to pay interest on the unpaid principal amount of the Term Loan from time to time outstanding, from the date of the Term Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.7(c) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.7(c); provided that interest on any principal portion that is not paid when due shall be payable on demand.
     The portions of the principal sum hereof from time to time representing Base Rate Loans and Eurodollar Loans, interest owing thereon, and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of Borrower under this Note.
     If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

     This Note is one of the Term Notes referred to in the Credit Agreement. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.
     Except as expressly provided in the Credit Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.
     JURY TRIAL WAIVER. BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

CORE MOLDING TECHNOLOGIES, INC.

By:

Name:

Title:

EXHIBIT D
FORM OF
CAPEX NOTE

$	Columbus, Ohio
December 9, 2008
     FOR VALUE RECEIVED, the undersigned, CORE MOLDING TECHNOLOGIES, INC., a Delaware corporation (“Borrower”), promises to pay to the order of [___] ( “Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as Agent, as hereinafter defined, 88 East Broad Street, Columbus, Ohio 43215 the principal sum of
DOLLARS
or the aggregate unpaid principal amount of all Capex Draw Loans, as defined in the Credit Agreement, as hereinafter defined, made by Lender to Borrower pursuant to Section 2.4(a) of the Credit Agreement, whichever is less, in lawful money of the United States of America, or, with respect to Capex Draw Loans that have been converted to a Capex Term Loan, as defined in the Credit Agreement, payable pursuant to Section 2.4(b) of the Credit Agreement.
     As used herein, “Credit Agreement” means the Credit Agreement dated as of December 9, 2008, among Borrower, CoreComposites de Mexico, S. de R.L. DE C.V., a sociedad de responsabilidad limitada de capital variable organized under the laws of Mexico, the Lenders, as defined therein, and KeyBank National Association, as the lead arranger, sole book runner and administrative agent for the Lenders (“Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.
     Borrower also promises to pay interest on the unpaid principal amount of each Capex Loan from time to time outstanding, from the date of such Capex Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Sections 2.7(d) and (e) of the Credit Agreement. Such interest shall be payable on each date provided for in such Sections 2.7(d) and (e); provided that interest on any principal portion that is not paid when due shall be payable on demand.
     The portions of the principal sum hereof from time to time representing Base Rate Loans and Eurodollar Loans, interest owing thereon, and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of Borrower under this Note.
     If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.
     This Note is one of the Capex Notes referred to in the Credit Agreement. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.
     Except as expressly provided in the Credit Agreement, Borrower expressly waive presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.
     The undersigned authorizes any attorney at law at any time or times after the maturity hereof (whether maturity occurs by lapse of time or by acceleration) to appear in any state or federal court of record in the United States of America, to waive the issuance and service of process, to admit the maturity of this Note and the nonpayment thereof when due, to confess judgment against the undersigned in favor of the holder of this Note for the amount then appearing due, together with interest and costs of suit, and thereupon to release all errors and to waive all rights of appeal and stay of execution. The foregoing warrant of attorney shall survive any judgment, and if any judgment be vacated for any reason, the holder hereof nevertheless may thereafter use the foregoing warrant of attorney to obtain an additional judgment or judgments against the undersigned. The undersigned agrees that Agent’s attorney may confess judgment pursuant to the foregoing warrant of attorney. The undersigned further agrees that the attorney confessing judgment pursuant to the foregoing warrant of attorney may receive a legal fee or other compensation from Agent or the Lenders.

CORE MOLDING TECHNOLOGIES, INC.

By:

Name:

Title:

“WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.”

EXHIBIT E
FORM OF
MEXICAN NOTE

PROMISSORY NOTE	PAGARÉ
U.S.$8,000,000.00	E.U.A.$8,000,000.00

The undersigned, CoreComposites de México, S. de R.L. de C.V. (the “Borrower”), by this Promissory Note hereby unconditionally promises to pay to the order of KeyBank National Association (the “Lender”), the principal sum of U.S.$8,000,000.00 (Eight Million and 00/100 Dollars, in lawful currency of the United States of America), payable in five (5) annual successive installments on the dates and for the amounts specified herein below (each a “Payment Date”).
La suscrita, CoreComposites de México, S. de R.L. de C.V. (el “Suscriptor”), por este Pagaré promete incondicionalmente pagar a la orden de KeyBank National Association (el “Acreedor”), la suma principal de E.U.A. $8,000,000.00 (Ocho Millones de Dólares 00/100, moneda de curso legal de los Estados Unidos de América), pagadera en cinco (5) vencimientos anuales sucesivos en las fechas y por las cantidades que a continuación se indican (cada una la “Fecha de Pago”).

Payment Date of each	Payment Amount	Fecha de Pago de	Suma Principal Pagadera
Installment	(Dollars)	cada abono	(Dólares)
January 31, 2010	US$1,600,000.00	31 de enero de 2010	E.U.A.$1,600,000.00

January 31, 2011	US$1,600,000.00	31 de enero de 2011	E.U.A.$1,600,000.00

January 31, 2012	US$1,600,000.00	31 de enero de 2012	E.U.A.$1,600,000.00

January 31, 2013	US$1,600,000.00	31 de enero de 2013	E.U.A.$1,600,000.00

January 31, 2014	US$1,600,000.00	31 de enero de 2014	E.U.A.$1,600,000.00

The Borrower promises to pay interest to the Lender on each Interest Payment Date (as hereinafter defined), or the next Business Day (as hereinafter defined) in the event the Interest Payment Date is not a Business Day, on the principal amount hereof outstanding from the date hereof until paid in full, at an annual rate equal to the LIBOR Rate (as hereinafter defined) in effect from time to time, plus (1.897) percentage points; provided that, if the LIBOR Rate shall be unavailable, this Promissory Note shall bear interest at an annual rate equal to the Prime Rate (as hereinafter defined) in effect from time to time.
El Suscriptor promete pagar al Acreedor por concepto de intereses en cada Fecha de Pago de Intereses (según se define más adelante), o el Día Hábil siguiente (según se define más adelante) en caso de que la Fecha de Pago de Intereses sea inhábil, sobre la suma principal de este Pagaré insoluta, a partir del la fecha de suscripción de este Pagaré y hasta su pago total, a razón de una tasa anual que será igual a la Tasa LIBOR (según se define más adelante) que esté vigente durante de tiempo en tiempo, más (1.897) puntos base, en el entendido que si la Tasa LIBOR no está disponible, este Pagaré causará intereses a la tasa anual igual a la Tasa Prime (según se define más adelante) que esté

vigente de tiempo en tiempo.

Notwithstanding the provisions of the preceding paragraph, in the event that the Borrower shall fail to pay in full when due any amount of any principal installment owed by the Borrower hereunder, the Borrower shall pay, on demand, during the continuance of such default, interest on the full principal amount hereof then outstanding, computed at an annual rate equal three (3) percentage points in excess of the interest rate applicable thereto.
No obstante lo dispuesto en el párrafo anterior, en el caso de que el Suscriptor no pague en la Fecha de Pago la totalidad de cualquier abono de la suma de principal de este Pagaré que el Suscriptor deba pagar al Acreedor conforme a este Pagaré, el Suscriptor pagará, a la vista, durante la continuación de dicho incumplimiento, intereses sobre el monto total de la suma de principal de este Pagaré entonces insoluta, calculados a razón de una tasa anual que será igual al resultado de sumar tres (3) puntos base a la tasa la tase de interés aplicable.

Each payment by the Borrower hereunder shall be made free and clear of, and without deduction for or on account of, any present or future Taxes (as hereinafter defined), including Other Taxes (as hereinafter defined) but excluding Excluded Taxes (as hereinafter defined). If any such Taxes that are not Excluded Taxes (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Lender hereunder, then (i) the amounts payable to the Lender shall be increased by such additional amounts (the “Additional Amounts”) necessary to yield to the Lender (after payment of all Non-Excluded Taxes, Other Taxes and Additional Amounts, including any of the foregoing levied on Additional Amounts) interest or any such other amounts payable hereunder at the rates or in the amounts specified hereunder that the Lender would have received had no such deduction or withholding been required, and (ii) the Borrower shall make the required withholding and pay the full amount withheld for such Non-Excluded Taxes, including Other Taxes, to the appropriate taxing authority in accordance with applicable law.
Cualquier pago que efectúe el Suscriptor de acuerdo con el presente Pagaré deberá hacerse libre de, y sin deducción por, o a cuenta de, cualquier Impuesto (según se define más adelante) presente o futuro, incluyendo Otros Impuestos (según se define más adelante), pero excluyendo Impuestos Excluidos (según se define más adelante). Si cualquiera de dichos Impuestos que no sean Impuestos Excluidos (“Impuestos No Excluidos”) deban ser retenidos de cualquier cantidad pagadera al Acreedor conforme a este Pagaré, entonces (i) las cantidades pagaderas al Acreedor deberán incrementarse por cantidades adicionales (las “Cantidades Adicionales”) necesarias para entregar al Acreedor (después del pago de todos los Impuestos No Excluidos, Otros Impuestos y Cantidades Adicionales) intereses o cualquier otra cantidad pagadera conforme a este Pagaré a las tasas o en las cantidades especificadas en el presente Pagaré que el Acreedor hubiera recibido si dichos impuestos no hubieren sido deducidos o retenidos, y (ii) el Suscriptor hará las retenciones requeridas y pagará la cantidad retenida por dichos Impuestos No Excluidos, incluyendo los Otros Impuestos, a la Autoridad Gubernamental correspondiente conforme a la ley aplicable.

Interest hereunder shall be calculated on the basis of a three hundred and sixty (360) day year, and paid for the actual number of days elapsed, including the first but excluding the last of such days.
Los intereses a que se refiere este Pagare se calcularán sobre la base de un año de trescientos sesenta (360) días, y pagadero por el número de días que efectivamente transcurran, incluyendo el primero pero excluyendo el último de dichos días.

The principal amount hereof and interest thereon shall be payable to Lender, no later than 11:00 a.m. (Cleveland, Ohio, USA time) on the date on which such payments are due, in Dollars, and in freely transferable same day or immediately available funds to the Dollar Account of Lender (as hereinafter defined).
La suma principal e intereses de este Pagare, serán pagaderos al Acreedor a más tardar a las 11:00 a.m. horas (hora de la Ciudad de Cleveland, Estados Unidos de América) en la fecha en que se deba hacer dicho pago, en Dólares, en fondos libremente transferibles y disponibles el mismo día o de inmediato a la Cuenta en Dólares del Acreedor (según se define más adelante).

As used herein, the following terms shall have the following meanings:	Tal como se utilizan en el presente Pagaré, los siguientes términos tendrán los significados que se indican a continuación:

“Business Day” means any day that is not a Saturday, a Sunday or another day of the year on which national banks are authorized or required to close in Cleveland, Ohio, USA or Mexico City, Mexico.	“Día Hábil” significa cualquier día que no es ni sábado o domingo ni día festivo en el que los bancos estén autorizados u obligados a cerrar en la ciudad de Cleveland, Ohio, o México, Distrito Federal.

“Dollar Account of Lender” means account no. 3057 (Commercial Loans) of Lender maintained at KeyBank National Association (ABA No. 041001039) (ref: Corecomposites De Mexico, S. De R.L. De C.V.), or such other account at such other bank in the United States of America as the Lender shall specify from time to time to the Borrower. Any change in the identity of the Dollar Account of Lender shall be effective on the second Business Day following notice thereof by Lender to the Borrower and the Lender.
“Cuenta en Dólares del Acreedor” significa la cuenta no. 3057 (Commercial Loans) del Acreedor que mantenga con KeyBank National Association (ABA No. 041001039) (ref: Corecomposites De Mexico, S. De R.L. De C.V.), o cualquier otra cuenta en cualquier otro banco en los Estados Unidos de América según sea especificado de tiempo en tiempo al Suscriptor por el Acreedor. Cualquier cambio en la identidad de la Cuenta en Dólares del Acreedor surtirá efectos el segundo Día Hábil siguiente al aviso dado por el Acreedor al Suscriptor.

“Excluded Taxes” means, in the case of Lender, taxes imposed on or measured by its overall net income or branch profits, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which Lender is organized or in which its principal office is located.
“Impuestos Excluidos” significa, respecto del Acreedor cualquier impuesto sobre el ingreso global neto o sobre el ingreso de una sucursal, o impuestos sobre ingreso neto de las actividades en cierta jurisdicción o sobre el capital en esa jurisdicción (en sustitución al impuesto sobre la renta), de conformidad con las leyes de la jurisdicción (o subdivisión política de la misma) bajo la cual se encuentra organizado o tenga su principal asiento de negocios.

“Governmental Authority” means the government of the United States of America or of the Unites Mexican States, or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or
“Autoridad Gubernamental” significa el gobierno de los Estados Unidos de América o de los Estados Unidos Méxicanos, cualquier otra nación o subdivisión política de ésta, ya sea estatal o municipal, y cualquier agencia, autoridad, órgano regulador, banco central u otra persona ejerciendo facultades o funciones ejecutivas, legislativas, judiciales, impositivas,

functions of or pertaining to government.	regulatorias o administrativas de o pertenecientes al gobierno.

“Interest Payment Date” means the first day of each calendar month, providing that (i) the first Interest Payment Date shall be on the first day of the immediately following calendar month from the date hereof, and (ii) any Interest Payment Date that would otherwise extend beyond the Payment Date shall end on the stated Payment Date.
“Fecha de Pago de Intereses” significa el primer día de cada mes calendario; en el entendido de que (i) la primer Fecha de Pago de Intereses será el primer día del mes calendario inmediato siguiente a la fecha de este pagaré, y (ii) cualquier Fecha de Pago de Intereses que se extienda a una fecha posterior a la Fecha de Pago terminará en la Fecha de Pago.

“LIBOR Rate” means, for any date, the greater of (i) the per annum rate of interest published by Bloomberg (as shown on the display page designated as “Telerate British Bankers Assoc. Interest Settlement Rates Page”) at approximately 11:00 A.M. (London time) two Business Days prior to such date as the rate in the London interbank market for Dollar deposits in immediately available funds in an amount comparable to the principal outstanding of this Promissory Note and with a maturity of one day; or (ii) a per annum rate of 1% (one percent).
“Tasa LIBOR Diaria” significa, respecto de cualquier fecha, lo que resulte mayor de (i) una tasa de interés anual que se publica en Bloomberg (como aparece desplegado en la página denominada por sus siglas en inglés “Telerate British Bankers Assoc. Interest Settlement Rates Page” o Página Telerate de Liquidación de Tasas de Interés de la Asociación de Banqueros Británicos) aproximadamente a las 11:00 a.m. (hora de Londres), dos Días Hábiles previos a dicha fecha, como la tasa de interés en el mercado interbancario de Londres para depósitos en Dólares en fondos inmediatamente disponibles en cantidad similares al importe principal insoluto de este Pagaré y con vencimiento de un día; o (ii) una tasa de interés anual de 1% (uno por ciento).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise, ad valorem or property taxes, goods and services taxes, harmonized sales taxes and other sales taxes, use taxes, value added taxes, charges or similar taxes or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Promissory Note.
“Otros Impuestos” significa cualquier impuesto presente o futuro de estampilla o sobre actos jurídicos, o cualquier otro impuesto por compra de bienes, al valor agregado o propiedad, al consumo, bienes o servicios, impuestos estatales y otros impuestos sobre ventas, por uso, valor agregado, contribuciones o impuestos similares que deriven de o a cuenta de cualquier pago realizado o requerido conforme al presente Pagaré o por la suscripción, entrega o ejecución de este Pagaré.

“Prime Rate” means the interest rate publicly announced from time to time by the Wall Street Journal as its prime rate. Each change in the Prime Rate shall be effective immediately from and after such change.
“Tasa Prime” significa la tasa de interés que de tiempo en tiempo se publica como Tasa Prime en el Wall Street Journal. Cualquier cambio en la Tasa Prime será efectivo de manera inmediata a dicho cambio.

“Taxes” means any and all present or future taxes of any kind, including but not limited to, levies, imposts, duties, surtaxes, charges, fees, deductions or withholdings now	“Impuestos” significa todos los impuestos presentes o futuros de cualquier tipo, incluyendo sin limitar, contribuciones, derechos, aranceles, por omisión de or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (together with any interest, penalties, fines, additions to taxes or similar liabilities with respect thereto) other than Excluded Taxes.
pagos, cargas, derechos, deducciones, retenciones que actualmente o posteriormente se establezcan, impongan, cobren, retenga o graven por cualquier Autoridad Gubernamental (incluyendo sus intereses, penas, multas, actualizaciones y recargos o responsabilidades fiscales similares) distintos a Impuestos Excluidos.

This Promissory Note shall be governed by and construed in accordance with the law of the United Mexican States.	Este Pagaré será regido e interpretado de conformidad con la legislación de los Estados Unidos Mexicanos.

The Borrower hereby waives presentment, demand, protest and notice of any kind in connection with this Promissory Note.	El Suscriptor renuncia a la presentación, demanda, protesto y notificación de cualquier clase, en relación con el presente Pagaré.

This Promissory Note is executed in both the English and Spanish languages, both versions of which shall bind the Borrower; provided, however, that in the event of any doubt as to the proper interpretation or construction of this Promissory Note, the Spanish version shall be controlling in all instances.
Este Pagaré es firmado en versiones en inglés y español y ambas versiones obligan al Suscriptor; en el entendido, sin embargo, que en el caso de cualquier duda sobre la interpretación de este Pagaré, la versión en español será la que prevalezca en todos los casos.

The Borrower hereby extends the expiry of the period for presentment of this Promissory Note through the second anniversary from January 31, 2014; provided, however, that such extension does not preclude presentment of this Promissory Note at an earlier date.
El Suscriptor amplía el plazo para la presentación de este Pagaré hasta el segundo aniversario posterior al trigésimo primero de enero de 2014; en el entendido de que dicha prórroga no impide que este Pagaré pueda ser presentado para su pago en fecha anterior.

This Promissory Note consists of five (5) pages.	Este Pagaré consiste de cinco (5) páginas.

Made in Cleveland, Ohio, on December 9, 2008.	Se suscribe en Cleveland, Ohio, a 9 de diciembre de 2008.
El Suscriptor/Borrower
CORECOMPOSITES, S. DE R.L. DE C.V.

By / por: Herman F. Dick Jr.
Title / Cargo: Attorney-in-Fact / Apoderado

EXHIBIT F
FORM OF
NOTICE OF LOAN
                                        , 20
KeyBank National Association, as Agent
88 East Broad Street
Columbus, Ohio 43215
Attention: Commercial Bank
Ladies and Gentlemen:
     The undersigned, CORE MOLDING TECHNOLOGIES, INC., a Delaware corporation, (“Administrative Borrower”) refers to the Credit Agreement, dated as of December 9, 2008 (“Credit Agreement”, the terms defined therein being used herein as therein defined), among Administrative Borrower and CORECOMPOSITES DE MEXICO, S. DE R.L. DE C.V., a sociedad de responsabilidad limitada de capital variable organized under the laws of Mexico (together with Administrative Borrower, collectively, “Borrowers”), the Lenders, as defined in the Credit Agreement, and KEYBANK NATIONAL ASSOCIATION, as Agent, and hereby gives you notice, pursuant to Section 2.9 of the Credit Agreement that Borrowers hereby request [a Loan (the “Proposed Loan”)][an interest change with respect to a portion of the [Capex][Mexican] Term Loan (the “[Capex][Mexican] Term Loan Interest Change”)], and in connection therewith sets forth below the information relating to the [Proposed Loan][[Capex][Mexican] Term Loan Interest Change] as required by Section 2.9 of the Credit Agreement:
(a)	The Borrower requesting the [Proposed Loan][[Capex][Mexican] Term Loan Interest Change] is .

(b)	The [Proposed Loan is to be][[Capex][Mexican] Term Loan Interest Change] is for]:

a Revolving Loan / a Capex Loan /

a Mexican Loan . (Check one.)

(c)	The Business Day of the [Proposed Loan][[Capex][Mexican] Term Loan Interest Change] is , 20_.

(d)	The amount of the [Proposed Loan][[Capex][Mexican] Term Loan Interest Change] is $ .

(e)	The Proposed Loan is to be a:

Base Rate Loan / Eurodollar Loan / Swing Loan . (Check one.)
     (f) If the [Proposed Loan][[Capex][Mexican] Term Loan Interest Change] is a Eurodollar Loan, the Interest Period requested is one month.

The undersigned hereby certifies on behalf of Borrowers that the following statements are true on the date hereof, and will be true on the date of the [Proposed Loan][[Capex][Mexican] Term Loan Interest Change]:
     (i) the representations and warranties contained in each Loan Document are correct, before and after giving effect to the [Proposed Loan][[Capex][Mexican] Term Loan Interest Change] and the application of the proceeds therefrom, as though made on and as of such date;
     (ii) no event has occurred and is continuing, or would result from such [Proposed Loan][[Capex][Mexican] Term Loan Interest Change], or the application of proceeds therefrom, that constitutes a Default or Event of Default; and
     (iii) the conditions set forth in Section 2.9 and Article IV of the Credit Agreement have been satisfied.

CORE MOLDING TECHNOLOGIES, INC.

By:
Name:
Title:

EXHIBIT G
FORM OF
MEXICAN PROJECT DRAW REQUEST
                                        , 20
KeyBank National Association, as Agent
88 East Broad Street
Columbus, Ohio 43215
Attention: Commercial Bank
Ladies and Gentlemen:
     The undersigned, CORE MOLDING TECHNOLOGIES, INC., a Delaware corporation (“Administrative Borrower”), refers to the Credit Agreement, dated as of December 9, 2008 (the “Credit Agreement”, the terms defined therein being used herein as therein defined), among Administrative Borrower and CORECOMPOSITES DE MEXICO, S. DE R.L. DE C.V., a sociedad de responsabilidad limitada de capital variable organized under the laws of Mexico (collectively, “Borrowers”), the Lenders, as defined in the Credit Agreement, and KEYBANK NATIONAL ASSOCIATION, as Agent, and hereby gives you notice, pursuant to Section 2.9(a)(ii) of the Credit Agreement, that Borrowers hereby request a [Capex Loan] [Mexican Draw Disbursement] in the amount of [$                    ]. This disbursement request is for payment of labor and/or material completed to date and is detailed in the attached AIA or substitute documents, for the Mexican Project.
     Borrowers acknowledge that this disbursement is subject, but not limited to the requirements set forth in Article XII of the Credit Agreement. If requested by Agent, Borrowers agrees to provide a list detailing the names and the amounts currently due to those to whom Borrowers are obligated for labor, material and/or services supplied.
The undersigned also covenants and agrees that:
     (a) Borrowers have complied with all requirements and obligations pursuant to the terms of the Credit Agreement;
     (b) no Event of Default has occurred and is continuing;
     (c) each representation and warranty contained in the Credit Agreement is true and correct as of date hereof;
     (d) any and all Change Orders and changes to the Plans and Specifications (required to be approved by Agent pursuant to Section 5.28(b) hereof) have been submitted to and approved by Agent;
     (e) all funds previously disbursed have been used for the purposes as set forth in the Credit Agreement;

     (f) all claims for labor, materials and/or services furnished prior to this draw request have been paid;
     (g) all construction prior to the date of this certificate has been accomplished in accordance with the Plans and Specifications previously supplied to Agent;
     (h) all sums advanced by Agent and the Lenders, or contributed by equity on account of this request, will be used solely for the purpose of paying obligations owing as shown on the attached documentation;
     (i) no item in the current payment request has been included in and paid for in any prior disbursement and/or equity contribution;
     (j) there are no Liens outstanding against the subject project or its equipment except for Permitted Exceptions and Liens permitted on such property or equipment pursuant to Section 5.9 of the Credit Agreement; and
     (k) the amount of undisbursed Mexican Draw Disbursements and proceeds of the Capex Loans and/or approved equity requirement remaining is sufficient to pay the cost of completing the Mexican Project in accordance with the Plans and Specifications originally submitted to the Agent, or as modified by Agent by way of approved Change Orders.
     The undersigned understands that this certification is made for the purpose of inducing Agent and the Lenders to make an advance to the undersigned and that in making such advance, Agent and the Lenders have relied upon the accuracy of the matters stated in this certificate.
The undersigned further certifies that the statements made in this certificate and any documents submitted herewith are true and correct

CORE MOLDING TECHNOLOGIES, INC.

By:
Name:
Title:

Required attachment: AIA 702 & 703, or approved substitute, or contractors invoice w/detail

EXHIBIT H
FORM OF
COMPLIANCE CERTIFICATE
For Fiscal Quarter ended
THE UNDERSIGNED HEREBY CERTIFIES THAT:
     (1) I am the duly elected [President] [Chief Financial Officer] of CORE MOLDING TECHNOLOGIES, INC., a Delaware corporation (“Administrative Borrower”, and together with CORECOMPOSITES DE MEXICO, S. DE R.L. DE C.V., a sociedad de responsabilidad limitada de capital variable organized under the laws of Mexico, “Borrowers”);
     (2) I am familiar with the terms of that certain Credit Agreement, dated as of December 9, 2008, among Borrowers, the lenders from time to time named on Schedule 1 thereto (together with their respective successors and assigns, collectively, the “Lenders”), as defined in the Credit Agreement, and KEYBANK NATIONAL ASSOCIATION, as Agent (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrowers and their Subsidiaries during the accounting period covered by the attached financial statements;
     (3) The review described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default, at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;
     (4) The representations and warranties made by Borrowers contained in each Loan Document are true and correct as though made on and as of the date hereof; and
     (5) Set forth on Attachment I hereto are calculations of the financial covenants set forth in Sections 5.7 and 5.20 of the Credit Agreement, which calculations show compliance with the terms thereof.
     IN WITNESS WHEREOF, I have signed this certificate, in my capacity as the [President] [Chief Financial Officer] of Administrative Borrower, as of the      day of                     , 20     .

CORE MOLDING TECHNOLOGIES, INC.

By:
Name:
Title:

EXHIBIT I
FORM OF
ASSIGNMENT AND ACCEPTANCE AGREEMENT
     This Assignment and Acceptance Agreement (this “Assignment Agreement”) between                                          (the “Assignor”) and                                           (the “Assignee”) is dated as of                     , 20     . The parties hereto agree as follows:
     1. Preliminary Statement. Assignor is a party to a Credit Agreement, dated as of December 9, 2008 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”), among CORE MOLDING TECHNOLOGIES, INC., a Delaware corporation, and CORECOMPOSITES DE MEXICO, S. DE R.L. DE C.V., a sociedad de responsabilidad limitada de capital variable organized under the laws of Mexico (collectively, “Borrowers” and, individually, each a “Borrower”), the lenders named on Schedule 1 thereto (together with their respective successors and assigns, collectively, the “Lenders” and, individually, each a “Lender”), and KEYBANK NATIONAL ASSOCIATION, as the lead arranger, sole book runner and administrative agent for the Lenders (“Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.
     2. Assignment and Assumption. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, an interest in and to Assignor’s rights and obligations under the Credit Agreement, effective as of the Assignment Effective Date (as hereinafter defined), equal to the percentage interest specified on Annex 1 hereto (hereinafter, the “Assigned Percentage”) of Assignor’s right, title and interest in and to (a) the Commitment, (b) any Loan made by Assignor that is outstanding on the Assignment Effective Date, (c) Assignor’s interest in any Letter of Credit outstanding on the Assignment Effective Date, (d) any Note delivered to Assignor pursuant to the Credit Agreement, and (e) the Credit Agreement and the other Related Writings. After giving effect to such sale and assignment and on and after the Assignment Effective Date, Assignee shall be deemed to have a “Commitment Percentage” under the Credit Agreement equal to the Commitment Percentage set forth in subpart II.A on Annex 1 hereto and an Assigned Amount as set forth on subpart I.B of Annex 1 hereto (hereinafter, the “Assigned Amount”).
     3. Assignment Effective Date. The Assignment Effective Date (the “Assignment Effective Date”) shall be [                            ,      ] (or such other date agreed to by Agent). On or prior to the Assignment Effective Date, Assignor shall satisfy the following conditions:
     (a) receipt by Agent of this Assignment Agreement, including Annex 1 hereto, properly executed by Assignor and Assignee and accepted and consented to by Agent and, if necessary pursuant to the provisions of Section 11.10(b) of the Credit Agreement, by Administrative Borrower;
     (b) receipt by Agent from Assignor of a fee of [Three Thousand Five Hundred Dollars ($3,500)], if required by Section 11.10(d) of the Credit Agreement;

     (c) receipt by Agent from Assignee of an administrative questionnaire, or other similar document, which shall include (i) the address for notices under the Credit Agreement, (ii) the address of its Lending Office, (iii) wire transfer instructions for delivery of funds by Agent, (iv) and such other information as Agent shall request; and
     (d) receipt by Agent from Assignor or Assignee of any other information required pursuant to Section 11.10 of the Credit Agreement or otherwise necessary to complete the transaction contemplated hereby.
     4. Payment Obligations. In consideration for the sale and assignment of Loans hereunder, Assignee shall pay to Assignor, on the Assignment Effective Date, the amount agreed to by Assignee and Assignor. Any interest, fees and other payments accrued prior to the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees or other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and to pay the other party any such amounts which it may receive promptly upon receipt thereof.
     5. Credit Determination; Limitations on Assignor’s Liability. Assignee represents and warrants to Assignor, Borrowers, Agent and the Lenders (a) that it is capable of making and has made and shall continue to make its own credit determinations and analysis based upon such information as Assignee deemed sufficient to enter into the transaction contemplated hereby and not based on any statements or representations by Assignor; (b) Assignee confirms that it meets the requirements to be an assignee as set forth in Section 11.10 of the Credit Agreement; (c) Assignee confirms that it is able to fund the Loans and the Letters of Credit as required by the Credit Agreement; (d) Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the Related Writings are required to be performed by it as a Lender thereunder; and (e) Assignee represents that it has reviewed each of the Loan Documents. It is understood and agreed that the assignment and assumption hereunder are made without recourse to Assignor and that Assignor makes no representation or warranty of any kind to Assignee and shall not be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of the Credit Agreement or any Related Writings, (ii) any representation, warranty or statement made in or in connection with the Credit Agreement or any of the Related Writings, (iii) the financial condition or creditworthiness of any Borrower or Guarantor of Payment, (iv) the performance of or compliance with any of the terms or provisions of the Credit Agreement or any of the Related Writings, (v) the inspection of any of the property, books or records of Borrowers, or (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or Letters of Credit. Neither Assignor nor any of its officers, directors, employees, agents or attorneys shall be liable for any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans, the Letters of Credit, the Credit Agreement or the Related Writings, except for its or their own gross negligence or willful misconduct. Assignee appoints Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Agent by the terms thereof.
     6. Indemnity. Assignee agrees to indemnify and hold Assignor harmless against any and all losses, cost and expenses (including, without limitation, attorneys’ fees) and liabilities incurred by Assignor in connection with or arising in any manner from Assignee’s performance or non-performance of obligations assumed under this Assignment Agreement.
     7. Subsequent Assignments. After the Assignment Effective Date, Assignee shall have the right, pursuant to Section 11.10 of the Credit Agreement, to assign the rights which are assigned to Assignee hereunder, provided that (a) any such subsequent assignment does not violate any of the terms and conditions of the Credit Agreement, any of the Related Writings, or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Credit Agreement or any of the Related Writings has been obtained, (b) the assignee under such assignment from Assignee shall agree to assume all of Assignee’s obligations hereunder in a manner satisfactory to Assignor, and (c) Assignee is not thereby released from any of its obligations to Assignor hereunder.
     8. Reductions of Aggregate Amount of Commitments. If any reduction in the Total Commitment Amount occurs between the date of this Assignment Agreement and the Assignment Effective Date, the percentage of the Total Commitment Amount assigned to Assignee shall remain the percentage specified in Section 1 hereof and the dollar amount of the Commitment of Assignee shall be recalculated based on the reduced Total Commitment Amount.
     9. Acceptance of Agent; Notice by Assignor. This Assignment Agreement is conditioned upon the acceptance and consent of Agent and, if necessary pursuant to Section 11.10 of the Credit Agreement, upon the acceptance and consent of Administrative Borrower; provided that the execution of this Assignment Agreement by Agent and, if necessary, by Administrative Borrower is evidence of such acceptance and consent.
     10. Entire Agreement. This Assignment Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.
     11. Governing Law. This Assignment Agreement shall be governed by the laws of the State of Ohio, without regard to conflicts of laws.
     12. Notices. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth under each party’s name on the signature pages hereof.
     13. Counterparts. This Assignment Agreement may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.
[Remainder of page intentionally left blank.]

     14. JURY TRIAL WAIVER. EACH OF THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG AGENT, ANY OF THE LENDERS, AND ANY OF THE BORROWERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN EACH OF THEM IN CONNECTION WITH THIS INSTRUMENT OR ANY NOTE OR OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED HERETO. THIS WAIVER SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY AGENT’S OR ANY LENDER’S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT AMONG BORROWERS, AGENT AND THE LENDERS, OR ANY THEREOF.
     IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

Address:		ASSIGNOR:

	Attn:	By:

	Phone:	Name:

	Fax:	Title:

Address:		ASSIGNEE:

	Attn:	By:

	Phone:	Name:

	Fax:	Title:

Accepted and Consented to this day of , 20__:		Accepted and Consented to this day of , 20__:

KEYBANK NATIONAL ASSOCIATION, as Agent		CORE MOLDING TECHNOLOGIES, INC.

By:		By:

Name:		Name:

Title:		Title:

ANNEX 1
TO
ASSIGNMENT AND ACCEPTANCE AGREEMENT
     On and after the Assignment Effective Date, after giving effect to all other assignments being made by Assignor on the Assignment Effective Date, the Commitment of Assignee, and, if this is less than an assignment of all of Assignor’s interest, Assignor, shall be as follows:

I.	INTEREST BEING ASSIGNED TO ASSIGNEE

	A.	Assigned Percentage	%

	B.	Assigned Amount	$

II.	ASSIGNEE’S COMMITMENT (as of the Assignment Effective Date)

	A.	Assignee’s Commitment Percentage under the Credit Agreement	%

	B.	Assignee’s Commitment Amount under the Credit Agreement	$

III.	ASSIGNOR’S COMMITMENT (as of the Assignment Effective Date)

	A.	Assignor’s Commitment Percentage under the Credit Agreement	%

	B.	Assignor’s Commitment Amount under the Credit Agreement	$

EXHIBIT J
FORM OF
REQUEST FOR EXTENSION
                    , 20
KeyBank National Association, as Agent
127 Public Square
Cleveland, Ohio 44114
Attention: Community Bank — Columbus
Ladies and Gentlemen:
     The undersigned, CORE MOLDING TECHNOLOGIES, INC., a Delaware corporation, (“Borrower”), refers to the Credit Agreement, dated as of December 9, 2008 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among Borrower, and CORECOMPOSITES DE MEXICO, S. DE R.L. DE C.V., a sociedad de responsabilidad limitada de capital variable organized under the laws of Mexico, the Lenders, as defined in the Credit Agreement, and KEYBANK NATIONAL ASSOCIATION, as the lead arranger, sole book runner and administrative agent for the Lenders (“Agent”), and hereby gives you notice, pursuant to Section 2.16 of the Credit Agreement that the undersigned hereby requests an extension as set forth below (the “Extension”) under the Credit Agreement, and in connection with the Extension sets forth below the information relating to the Extension as required by Section 2.16 of the Credit Agreement.
     The undersigned hereby requests Agent and the Lenders to extend the Commitment Period from                           , 20       to                           , 20      .
     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Extension: (a) the representations and warranties contained in each Loan Document are correct, before and after giving effect to the Extension and the application of the proceeds therefrom, as though made on and as of such date; (b) no event has occurred and is continuing, or would result from such Extension, or the application of proceeds therefrom, which constitutes a Default or an Event of Default; and (c) the conditions set forth in Section 2.16 and Article IV of the Credit Agreement have been satisfied.

Very truly yours,

CORE MOLDING TECHNOLOGIES, INC.

By:
Name:
Title:

EXHIBIT K
INITIAL BUDGET
See attached

Exhibit K — Initial Budget

		Estimated	Change	Revised
Description		Amount	Order	Amount

Property-Land Surface Area 90,904.11 M2	1	$2,727,089		$2,727,089
Land registration	2	$99,000	$18,430	$117,430
Main Building Cost	3	$11,650,312		$11,650,312
Exterior Building	4	$146,258		$146,258
Fire Suppression	5	$907,795		$907,795
Press Pits	6	$133,000		$133,000
Total		$15,663,453	$18,430	$15,681,883

Escala Contract	7	$250,400		$250,400

Gaffney 4 Presses (2500 Ton, 3-1500 Ton)	8	$750,000	$361,000	$1,111,000
Columbus 1 Press (500 Ton)	9	$120,000		$120,000
Press Installation & Startup & Parts	10	$30,000		$30,000
Total		$900,000	$361,000	$1,261,000

Movement, Installation, Startup, and Parts	11	$20,000		$20,000

Boilers and Installation	12	$200,000		$200,000
Steam Distribution	13	$100,000		$100,000
Electrical Service and Distribution	14	$150,000		$150,000
Air Compressors and Installation	15	$200,000		$200,000
Compressed Air Distribution System	16	$100,000		$100,000
Purchase of Contracts and Hook up Charges	17	$510,000		$510,000
Total		$1,260,000	$—	$1,260,000

Cooling Tower and Distribution	18	$100,000		$100,000
60 Ton Crane and Installation	19	$167,000		$167,000
Die Cart	20	$225,000		$225,000
Misc. Equipment (Film Stripper, Tables, Scales, etc.)	21	$50,000		$50,000
Mold Change and Maint Tooling	22	$50,000		$50,000
IMC mix system	23	$50,000		$50,000
Total		$642,000	$—	$642,000

Transportation	24	$14,000		$14,000
Specialized Equipment	25	$39,000		$39,000
Manpower and Marley Relocation	26	$164,000		$164,000
Air Fittings, Air lines	27	$35,000		$35,000
Electrical	28	$25,000		$25,000
Plumbing	29	$20,000		$20,000
Hoist and Crane rail materials	30	$25,000		$25,000
New Booth Materials	31	$100,000		$100,000
Welding Equipment	32	$10,000		$10,000
Air Line Installation (Total)	33	$125,000		$125,000
Oven Relocation and Gas Installation	35	$75,000		$75,000
Water Lines for Marley	36	$20,000		$20,000
Purchase of New Bulk Resin Tanks	37	$100,000		$100,000
Contingency	39	$82,147	$(82,147)	$—
Total		$834,147	$(82,147)	$752,000

IT Equipment	40	$100,000		$100,000
CMM Equipment	41	$100,000		$100,000
Landscaping	42	$25,000		$25,000
Attorney Fees	46	$75,000		$75,000
Misc. Expenses	47	$330,000		$330,000
Total		$630,000	$—	$630,000

TOTAL BUDGET AMOUNT		$20,200,000	$297,283	$20,497,283

EXHIBIT L
SOFT AND HARD COST REQUISITION FORM
See attached

SOFT AND HARD COST REQUISITION

Borrower:									Date:
Project:									Requisition:
		Scheduled		Revised							Balance to
		Value		Value		KeyBank	Previous	This	Total Completed	Percent	Finish +
Item No.	Item Description	(Budget)	Adjustments	(Budget)	Borrower’s Equity	Loan	Applications	Application	& Drawn to Date	Complete	Retainage
A	B	C	D	E	F	G	H	I	J	K	L
				[C + D]			[J Prev. Draw]		[H + I]	[J / E]	[E - J]
USES	Soft Costs:
	Land & Existing Bldg			0.00		0.00			0.00		0.00
	Permits			0.00		0.00			0.00		0.00
	Architect			0.00		0.00			0.00		0.00
	Engineer			0.00		0.00			0.00		0.00
	Builders Risk Ins.			0.00		0.00			0.00		0.00
	Legal/Attorney/Accountant			0.00		0.00			0.00		0.00
	Surveys			0.00		0.00			0.00		0.00
	Title Exam/Insurance			0.00		0.00			0.00		0.00
	Title Mechanic Lien Updates			0.00		0.00			0.00		0.00
	Flood Determination			0.00		0.00			0.00		0.00
	Appraisal Fee			0.00		0.00			0.00		0.00
	Progress Insp Fee			0.00		0.00			0.00		0.00
	Pre Const Cost Ana			0.00		0.00			0.00		0.00
	Annual Commitment Fee			0.00		0.00			0.00		0.00
	Origination Fee			0.00		0.00			0.00		0.00
	Subtotal			0.00		0.00			0.00		0.00

	Hard Costs:
	Bldg & Sitework			0.00		0.00			0.00		0.00
	Inspections			0.00		0.00			0.00		0.00
	Construction Manager			0.00		0.00			0.00		0.00
	Rough Grade			0.00		0.00			0.00		0.00
	Utilities			0.00		0.00			0.00		0.00
	Stone, Paving Curb & Sidew			0.00		0.00			0.00		0.00
	landscaping			0.00		0.00			0.00		0.00
	Foundations			0.00		0.00			0.00		0.00
	Slabs			0.00		0.00			0.00		0.00
	Structural (steel)			0.00		0.00			0.00		0.00
	Erection			0.00		0.00			0.00		0.00
	FRP Girts & Purlins			0.00		0.00			0.00		0.00
	FRP Panels			0.00		0.00			0.00		0.00
	Misc. Steel			0.00		0.00			0.00		0.00
	Masonry			0.00		0.00			0.00		0.00
	Doors & Storefront			0.00		0.00			0.00		0.00
	HVAC			0.00		0.00			0.00		0.00
	Plumbing			0.00		0.00			0.00		0.00
	Electrical			0.00		0.00			0.00		0.00
	Office finishings			0.00		0.00			0.00		0.00
	Sprinklers			0.00		0.00			0.00		0.00
	Crane Rail			0.00		0.00			0.00		0.00
	Galvanizing of Steel			0.00		0.00			0.00		0.00
	Shipping			0.00		0.00			0.00		0.00
	Misc.			0.00		0.00			0.00		0.00
	Subtotal			0.00		0.00			0.00		0.00

	Purchase and Install			0.00		0.00			0.00		0.00
	CM, Engineering, Supr., Draw			0.00		0.00			0.00		0.00
	Kettle			0.00		0.00			0.00		0.00
	Furnace			0.00		0.00			0.00		0.00
	Process Tanks			0.00		0.00			0.00		0.00
	Process Heating			0.00		0.00			0.00		0.00
	Baghouse			0.00		0.00			0.00		0.00
	Coils			0.00		0.00			0.00		0.00
	Ventilation			0.00		0.00			0.00		0.00
	Conveyor			0.00		0.00			0.00		0.00
	Heat Exchanger			0.00		0.00			0.00		0.00
	Air compressors and install			0.00		0.00			0.00		0.00
	Cranes			0.00		0.00			0.00		0.00
	Scale			0.00		0.00			0.00		0.00
	Miscellaneous			0.00		0.00			0.00		0.00
	Furnishings Phones, Comp			0.00		0.00			0.00		0.00
	Subtotal			0.00		0.00			0.00		0.00

	TOTAL USES			0.00	0.00	0.00	0.00		0.00		0.00

SOURCES	KeyBank Loan			0.00					0.00		0.00
	Borrower’s Equity (Front)			0.00					0.00		0.00
	Other Sources of Funds			0.00					0.00		0.00
	Other Sources of Funds			0.00					0.00		0.00

	TOTAL SOURCES		0.00	0.00	0.00	0.00	0.00	0.00	0.00		0.00

Schedule 1

KeyBank National
LENDERS	Association
COMMITMENT PERCENTAGE	100%

REVOLVING CREDIT COMMITMENT AMOUNT	$8,000,000.00

TERM LOAN COMMITMENT AMOUNT	$2,678,563.00

CAPEX COMMITMENT AMOUNT	$12,000,000.00

MEXICAN LOAN COMMITMENT AMOUNT	$8,000,000.00

IDRB LETTER OF CREDIT COMMITMENT AMOUNT	$3,332,493.15

MAXIMUM AMOUNT	$34,011,056.15

Total Commitment Amount	$34,011,056.15

Schedule 2
Guarantors of Payment
Domestic Guarantors of Payment:
1.	Core Automotive Technologies LLC, a Delaware limited liability company

2.	Core Composites Cincinnati, LLC, a Delaware limited liability company

3.	Core Composites Corporation, a Delaware corporation
Foreign Guarantors of Payment:
None.

Schedule 2.2
Existing Letters of Credit
The IDRB Letter of Credit (as defined in the Credit Agreement).

Schedule 3(a)
Domestic Real Property
Core Molding Technologies, Inc.
800 Manor Park Drive
Columbus, Ohio 43228
24 Commerce Drive
Meadow Creek Industrial Park
Gaffney, South Carolina 29340
In connection with the IRDB Documents, Core Molding Technologies, Inc. owns a leasehold interest in this property and the fee owner is Cherokee County, South Carolina.
Core Automotive Technologies LLC:
None.
Core Composites Cincinnati, LLC:
None.
Core Composites Corporation:
None.

Schedule 3(b)
Mexican Real Property
Corecomposites de Mexico, S. de R.L. de C.V.:
Clave Catastral/Plat number 22-11-02-818-001
Manzana/Block 6, Lote/Lot 1
Parque Industrial/Industrial Park “La Ventana”
Ave. Guillermo González Camarena
Matamoros, Tamaulipas

Schedule 4
Pledged Notes
None.

Schedule 5
Pledged Securities

		Number of Shares	Certificate	Ownership	Percentage of
Holder	Issuer	Owned and Class	No.	Percentage	Ownership Pledged
Core Molding Technologies, Inc.	Core Composites Corporation	1,000 common stock	1	100%	100%
Core Molding Technologies, Inc.	Core Composites Cincinnati, LLC	N/A	N/A	100%	100%
Core Molding Technologies, Inc.	Core Automotive Technologies LLC	N/A	N/A	100%	100%
Core Composites Corporation	Corecomposites de Mexico, S. de R.L. de C.V.[1]	Class I Equity Interests	N/A	95%	65%

		Class II Equity Interests, Series A2

		Class II Equity Interests, Series B

[1]	All shares issued are voting shares.

[2]	Only the Class II Equity Interests, Series A constitute Pledged Securities.

Schedule 5.8
Indebtedness

		Revolving line of	Letter of Credit	Interest rate		Interest rate
Debt name	IDRB Debt	credit	for IRB	swap Key Term		swap IRDB
Debtor	For all will be Core molding and subsidiaries
Creditor	IRDB	KeyBank	KeyBank	KeyBank		KeyBank

11/30/08 balance	3,235,000	7,290,821	3,332,493	18,568	*	232,485	*
interest rate	75% of Commercial paper rate	libor + 200	annual fee	fix term debt to 5.75%		fix IRB debt to 4.89%
monthly/quarterly pmt	scheduled qtrly pmts
5 year payments:
2009	620,000
2010	675,000
2011	730,000
2012	790,000
2013	420,000
Thereafter

Total	3,235,000

*	- represents the mark to market value of the interest rate swap at last valuation on September 30, 2008.

Schedule 5.9
Liens

Debtor	Secured Party	Filing Office	Filing Information	Collateral
Core Molding Technologies, Inc.	KeyBank National Association	Delaware Secretary of State	21942147 07/15/2002	All assets
Core Molding Technologies, Inc.	KeyBank National Association	Delaware Secretary of State	40069783 01/09/2004	All assets
Core Molding Technologies, Inc.	Toyota Motor Credit Corporation	Delaware Secretary of State	42043125 07/21/2004	Specific leased equipment (forklifts)
Core Molding Technologies, Inc.	Toyota Motor Credit Corporation	Delaware Secretary of State	2007 0398585 01/31/2007	Specific equipment (Genie Scissor Liftmodel)
Core Automotive Technologies LLC	KeyBank National Association	Delaware Secretary of State	2008 0077402 01/08/2008	All assets
Core Composites Cincinnati, LLC	KeyBank National Association	Delaware Secretary of State	2008 0077683 01/08/2008	All assets
Core Composites Corporation	KeyBank National Association	Delaware Secretary of State	40069767 01/0/2004	All assets
Core Composites Corporation	KeyBank National Association	Delaware Secretary of State	62216455 06/26/2006	All assets
Core Composites Corporation	CG Automation & Fixture, Inc.	Delaware Secretary of State	2008 2674347* 08/05/2008	Specific equipment and molds (final assembly check fixture)

*	The underlying obligations with respect to these financing statements no longer exist. The applicable Debtor is in the process of obtaining termination statements for such filings.

Schedule 5.11
Permitted Foreign Subsidiary Loans and Investments

		Class I Equity
		Interests		Class II Equity Interests
		(Value in Mexican		(Value in Mexican Pesos)
Partner	Issuer	Pesos)		Series “A”		Series “B”		Total Capital
Core Composites	Corecomposites de	1			1		1
Corporation	Mexico, S. de R.L.	P$	(5,700.00)	P$	(45,400,869.80)	P$	(20,948,547.60)	P$	66,354,334.40
	de C.V.
Core Molding	Corecomposites de	1			1		—
Technologies, Inc.	Mexico, S. de R.L.	P$	(300.00)	P$	(3,492,074.60)			P$	3,492,374.60
	de C.V.
Total:		2			2		1
		P$	(6,000.00)	P$	(48,892,944.40)	P$	(20,948,547.60)	P$	69,847,492.00

Core Composites Corporation $213,230 advance to Corecomposites de Mexico, S. de R.L. de C.V.

Schedule 6.1
Corporate Existence; Subsidiaries; Foreign Qualification

Jurisdiction of
Company	Organization	Foreign Qualifications
Core Molding Technologies, Inc.	Delaware	South Carolina Ohio
Core Composites Corporation	Delaware	Texas
Core Composites Cincinnati, LLC	Delaware	Ohio
Core Automotive Technologies LLC	Delaware	None
Corecomposites de Mexico, S. de R.L. de C.V.	Mexico	None

		Chief Executive Office
	Dormant	and Principal Place of
Subsidiary of Borrower	Subsidiary	Business	Equity Owner	Percentage of Ownership
Core Composites Corporation	No	800 Manor Park Drive Columbus, Ohio 43228	Core Molding Technologies, Inc.	100%
Core Composites Cincinnati, LLC	No	800 Manor Park Drive Columbus, Ohio 43228	Core Molding Technologies, Inc.	100%
Core Automotive Technologies LLC	No	800 Manor Park Drive Columbus, Ohio 43228	Core Molding Technologies, Inc.	100%
Corecomposites de Mexico, S. de R.L. de C.V.	No	Prolongacion Avenida Uniones	Core Molding Technologies, Inc.	5%
		S/N colonia industrial del norte Matamoros Tamaulipas CP 87316[3]	Core Composites Corporation	95%

[3]
On or about May 31, 2009, the chief executive office and principal place of business of Corecomposites de Mexico, S. de R.L. de C.V. will be located at Clave Catastral/Plat number 22-11-02-818-001, Manzana/Block 6, Lote/Lot 1, Parque Industrial/Industrial Park “La Ventana” Ave. Guillermo González Camarena, Matamoros, Tamaulipas.

Schedule 6.4
Litigation and Administrative Proceedings
None.

Schedule 6.5
Real Estate Owned by the Companies
See Schedule 3(a) and Schedule 3(b).

Schedule 6.9
Locations
Chief Executive Offices:

Credit Party	Location of Chief Executive Office
Core Molding Technologies, Inc.	800 Manor Park Drive Columbus, Ohio 43228

Core Composites Corporation	800 Manor Park Drive Columbus, Ohio 43228

Core Composites Cincinnati, LLC	800 Manor Park Drive Columbus, Ohio 43228

Core Automotive Technologies LLC	800 Manor Park Drive Columbus, Ohio 43228

Corecomposites de Mexico, S. de R.L. de C.V.	Prolongacion Avenida Uniones
S/N colonia industrial del norte Matamoros Tamaulipas CP 87316

On or about April 1, 2009, the chief executive office will be located at:
Clave Catastral/Plat number 22-11-02-818-001
Manzana/Block 6, Lote/Lot 1
Parque Industrial/Industrial Park “La Ventana”
Ave. Guillermo González Camarena
Matamoros, Tamaulipas

Owned and Leased Locations:

Landlord’s
Waiver
Credit Party	Location	Owned/Leased	Requested
Core Molding Technologies, Inc.	800 Manor Park Drive Columbus, Ohio 43228	Owned	N/A
Core Molding Technologies, Inc.	24 Commerce Drive Meadow Creek Industrial Park Gaffney, South Carolina	Owns leasehold interest pursuant to IDRB Documents	N/A
Corecomposites de Mexico, S. de R.L. de C.V.	Clave Catastral/Plat number 22-11-02-818-001 Manzana/Block 6, Lote/Lot 1 Parque Industrial/Industrial Park “La Ventana” Ave. Guillermo González Camarena Matamoros, Tamaulipas	Owned	N/A
Core Composites Corporation	1385 Cheers Blvd. Brownsville, Texas 78521	Leased	Yes
Core Composites Cincinnati, LLC	4174 Half Acre Road Batavia, Ohio 45103	Leased	Yes
Core Molding Technologies, Inc.	4338 Janitrol Road Columbus Ohio 43228	Leased	Yes
Core Molding Technologies, Inc.	1177 Joyce Avenue, Building C Columbus, Ohio 43218	Leased	No*
Corecomposites de Mexico, S. de R.L. de C.V.	Prolongacion Avenida Uniones S/N colonia industrial del norte Matamoros Tamaulipas CP 87316	Leased	No

*	Storage for excess customer fixtures and old equipment; all equipment is fully depreciated.
Other Locations:

Credit Party	Location
Core Molding Technologies, Inc.	Bells Custom Conversions, 428 N. First St., Garland Texas 75040**
Core Molding Technologies, Inc.	Carolina Customs Finishing, 2115 N. Fayetteville St., Asheboro NC 27203**
Core Molding Technologies, Inc.	Composite Molding Systems, 2251 E. Front Street, Logan, Ohio 43138

**	No inventory is stored at such locations; products are sent to such locations for painting prior to shipment to end customer.

Schedule 6.11
Employee Benefits Plans
Cincinnati, Ohio
Core employees at Cincinnati have a comprehensive medical expense coverage plan, The Core Molding Technologies, Inc. Health Benefit Plan, Non-Represented, Cincinnati, with changes effective May 1, 2008, in which the plan pays 85% of reasonable and customary charges for coverage within the network after the deductibles have been satisfied. The plan also includes a prescription drug expense coverage portion and flexible spending accounts for health care and dependent care. Employees also receive company paid life insurance that is equal to one year’s salary. Salary employees receive salary continuation for up to a maximum of 26 weeks at full salary. All employees receive a vacation entitlement up to a maximum of 4 weeks as well as 10 holidays per year. They are also eligible to participate in a 401(k) plan, the Core Composites Cincinnati, LLC 401(k) Plan.
Columbus, Ohio
Non-Represented Employees
Core’s non-represented employees in Columbus receive a health care plan, entitled the Core Molding Technologies, Inc. Health Benefit Plan of Columbus Ohio with amendments through April 1, 2005, in which the plan pays 90% of reasonable and customary charges, dental, and vision, as well as prescription coverage and the flexible spending accounts. These employees also receive a maximum of 4 weeks of vacation, approximately 12 holidays per year (the specific number varies depending upon Christmas scheduling), and company provided life insurance at two times base salary. These employees also participate in a defined contribution retirement plan in which the company provides up to 6.5% of the employees base wages depending upon the employee’s age at the end of the plan year. A 401(k) plan, entitled the Core Molding Technologies, Inc 401(k) Retirement Savings Plan as amended, is also offered that includes a company match of 25% on the first 6% of employee contributions.
Tier 1 Represented Employees
Employees represented by the machinist’s union hired prior to August 1, 2007 receive a health care plan that pays 90% of reasonable and customary charges after the satisfaction of a deductible. This group also receives dental, vision, and prescription coverage through the same plan entitled the Core Molding Technologies, Inc. Health Benefit Plan of Columbus, Ohio for Represented Employees Traditional Plan. The employees receive company paid life insurance coverage in the amount of $30,000. Employees receive up to 4 weeks of vacation and approximately 12 holidays per year. The company contributes $1.25 for each hour worked up to a maximum of 40 hours per week for each employee to a pension plan administered by the IAM. Employees in this group may participate in a 401(k) plan with a company match of 25% for the first 6% of employee contributions. The 401(k) plan is entitled the Core Molding Technologies, Inc. 401(k) Plan for Represented Employees as Amended and Restated.

Tier 2 Represented Employees
Employees represented by the IAM hired after August 1, 2007 receive reduced pay and benefits when compared to those hired before that date. Employees in this group participate in a health care program in which the plan pays 70% of reasonable and customary charges after the satisfaction of a deductible. This plan is entitled The Core Molding Technologies, Inc. Health Benefit Plan of Columbus, Ohio for Represented Employees Basic Plan. Employees receive prescription coverage but only receive dental and vision if they pay 100% of the cost of the programs. Employees in this group receive a maximum of two weeks vacation as well as the 12 holidays per year. The company also contributes $1.25 for each hour worked up to a maximum of 40 hours per week for each employee to an IAM administered pension plan. These employees may also participate in a 401(k) plan with a company match of 25% for the first 6% of employee contributions. The 401(k) plan is entitled the Core Molding Technologies, Inc. 401(k) Plan for Represented Employees as Amended and Restated.
Gaffney, South Carolina
Employees at Gaffney participate in a medical plan in which the plan pays reasonable and customary charges at 85% after the satisfaction of a deductible. Employees at this location also receive, dental, vision, and prescription drug coverage as well. These benefits are administered through the Core Molding Technologies, Inc. Health Benefit Plan of Columbus, Ohio Non-Represented, Gaffney Plan as amended through May 1, 2008. Employees receive a maximum of 4 weeks of vacation as well as 6 personal days and 8 holidays per year. Salary employees receive company paid life insurance at twice their base compensation and hourly employees receive company paid life insurance in the amount of $25,000. Employees at this location participate in the company’s defined contribution retirement plan with company contributions of up to 6.5% of base wages as well as the 401(k) including a company match of 25% of the first 6% of employee contributions. The 401(k) and retirement is the same plan document as for Columbus non-represented employees, the Core Molding Technologies, Inc 401(k) Retirement Savings Plan as amended.
Matamoros, Mexico
Salary
Hourly compensated employees at the Matamoros facility receive in addition to their base salary which is for 48 hours per week, a 10% attendance bonus, a 10% punctuality bonus, 11% contribution toward retirement, food coupons in the amount of 247.50 pesos per month, a Christmas bonus that is the equivalent of 20 days pay, up to 18 vacation days, a 35% vacation premium, 8 holidays per year, life insurance in the amount of one year’s salary, company contribution to medical coverage, and profit sharing.

Hourly
Tier 1
Employees in this group have a 40 hour per week work expectation. They receive food coupons dependent upon the tax retention rate averaging approximately 200 pesos per month. Their Annual Christmas bonus is the equivalent of 24 days pay per month. Their vacation pay is the equivalent of 41% of their pay. They receive company paid life insurance in the amount of 7,500 pesos.
Tier 2
Employees in this group are required to work a 48 hour work week. The receive 90.89 pesos per month for being punctual and the same amount for perfect attendance in the month. They receive 1 182.09 peso monthly bonus for achieving production rates. Their Christmas bonus is the equivalent of 20 days pay per year and their vacation entitlement is 35% of their base pay. They receive company paid life insurance in the amount of 7,500 pesos as well.

Schedule 6.16
Material Agreements
•
Lease, dated as of August 1, 2005, among Core Composites Cincinnati, LLC, as tenant, and Diversified Glass, Inc., as landlord, with respect to the location at 4174 Half Acre Road, Batavia, Ohio 45103 leased by Core Composites Cincinnati, LLC

•	Amended and Restated Executive Severance Agreement, dated as of December 31, 2007, between Core Molding Technologies, Inc., and Kevin L. Barnett.
•	Amended and Restated Executive Severance Agreement, dated as of December 31, 2007, between Core Molding Technologies, Inc., and Herman F. Dick, Jr.
•	Amended and Restated Executive Severance Agreement, dated as of December 31, 2007, between Core Molding Technologies, Inc., and Stephen J. Klestinec.
•
Collective bargaining agreement dated as of August 4, 2007, between Core Molding Technologies, Inc. and Scioto Lodge No. 1471, District No. 34, of the International Association of Machinists and Aerospace Workers, AFL-CIO covering the unit located at 800 Manor Park Drive, Columbus, Ohio

•	Collective bargaining agreement with Sindicato de Jorneleros y Obreros (Corecomposites de Mexico, S. de R.L. de C.V.)

Schedule 6.17
Intellectual Property
None.

Schedule 6.18
Insurance

Carrier	Coverage		Limit

Liberty	Workers Comp — Liberty		$1,000,000
Liberty	Gen Liability — Liberty		$2,000,000
Liberty	Auto — Liberty		$1,000,000
Liberty	Umbrella — Liberty	Primary	$25,000,000
Helsman	Excess Umbrella — Hellsman	Excess	$10,000,000
Wells Fargo	Excess WC — Safety National		$1,000,000
Wells Fargo	Property — Factory Mutual		$252,940,000
Wells Fargo	Foreign Liab — ACE Insurance		$1,000,000
Wells Fargo	EPL — Travelers		$3,000,000
Wells Fargo	D&O — Chubb	Primary	$5,000,000
Wells Fargo	D&O — Liberty	Excess	$5,000,000
Wells Fargo	D&O — Chubb	Foreign	$1,000,000
Wells Fargo	Fiduciary — Chubb		$1,000,000
Wells Fargo	Crime — Chubb		$1,000,000

Schedule 6.19
Deposit Accounts

Credit Party	Depositary Bank	Account Number	Description
Core Automotive Technologies LLC	KeyBank National Association	XXXX	Core Automotive operating account
Core Composites Cincinnati, LLC	KeyBank National Association	XXXX	Core Composites Cincinnati operating account
Core Composites Corporation	KeyBank National Association	XXXX	Core Composites Corporation operating account
Core Molding Technologies, Inc.	KeyBank National Association	XXXX	Core Molding Technologies operating account
Core Molding Technologies, Inc.	KeyBank National Association	XXXX	IB fees
Core Molding Technologies, Inc.	KeyBank National Association	XXXX	Payroll account
Core Molding Technologies, Inc.	KeyBank National Association	XXXX	Concentration account
Core Molding Technologies, Inc.	KeyBank National Association	XXXX	Consolidated disbursement account
Corecomposites de Mexico, S. de R.L. de C.V.	BBVA Bancomer	XXXX	Payments to supplies, payroll, government taxes
Corecomposites de Mexico, S. de R.L. de C.V.	BBVA Bancomer	OOOO	Payments of rent, sell U.S. Dollars to buy pesos
All accounts denominated in U.S. Dollars except account with account number of “OOOO”.